   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997


                                                      REGISTRATION NO. 333-32147
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CORIXA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          2836                         91-1654387
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                        1124 COLUMBIA STREET, SUITE 200
                               SEATTLE, WA 98104
                                 (206) 667-5711
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              STEVEN GILLIS, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CORIXA CORPORATION
                        1124 COLUMBIA STREET, SUITE 200
                               SEATTLE, WA 98104
                                 (206) 667-5711
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            WILLIAM W. ERICSON, ESQ.                        ALAN C. MENDELSON, ESQ.
            KARA DIANE PALMER, ESQ.                         PATRICK A. POHLEN, ESQ.
            JOHN W. ROBERTSON, ESQ.                            COOLEY GODWARD LLP
               VENTURE LAW GROUP                             FIVE PALO ALTO SQUARE
              4750 CARILLON POINT                             3000 EL CAMINO REAL
               KIRKLAND, WA 98033                           PALO ALTO, CA 94306-2155
                 (425) 739-8700                                  (650) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                Subject to Completion, dated September 26, 1997


PROSPECTUS

                                2,750,000 Shares

                                 [CORIXA LOGO]

                                  Common Stock
                          ---------------------------

     All of the shares of Common Stock (the "Common Stock") offered hereby (the
"Offering") are being sold by Corixa Corporation ("Corixa" or the "Company").
Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The
Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CRXA."
                          ---------------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
================================================================================================

                                                       Underwriting
                                      Price            Discounts and           Proceeds to
                                    to Public         Commissions (1)          Company (2)
------------------------------------------------------------------------------------------------
Per Share......................         $                    $                      $
------------------------------------------------------------------------------------------------
Total (3)......................         $                    $                      $
================================================================================================

(1) The Company has agreed to indemnify the underwriters (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $800,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                          ---------------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New York, New York on or
about             , 1997.
                          ---------------------------

LEHMAN BROTHERS

                INVEMED ASSOCIATES, INC.
                                 VECTOR SECURITIES INTERNATIONAL, INC.

           , 1997

                        Corixa's Core Technologies

          (Graphic of syringe and components of vaccine contained therein)

        Corixa's T cell vaccine approach, which includes three proprietary core technologies, targets the prevention and treatment of cancers and certain infectious diseases.





     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by an independent public accounting firm and will make available copies of quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

     The Company has applied for trademark registration for CORIXA(TM) and the stylized Corixa logo. This Prospectus also contains trademarks and trade names of other companies.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." The Common Stock offered hereby involves a high degree of risk. Unless otherwise indicated, the information in this Prospectus (i) assumes that the Underwriters' over-allotment option will not be exercised, (ii) assumes the issuance of 445,139 shares of Common Stock to be issued upon the net exercise of outstanding warrants upon the closing of the Offering, (iii) reflects the filing of the Company's Amended and Restated Certificate of Incorporation ("Restated Certificate of Incorporation"), authorizing a class of 10,000,000 shares of undesignated Preferred Stock and effecting the 1-for-3.3 reverse stock split with respect to the Common Stock and
(iv) gives effect to the automatic conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into an equal number of shares of Common Stock upon the closing of the Offering. Certain terms are defined in the Glossary of Scientific Terms on page 74 of this Prospectus.

                                  THE COMPANY

     Corixa Corporation ("Corixa" or the "Company") is focused on the discovery and early clinical development of vaccine products that induce specific and potent pathogen- or tumor-reactive T lymphocyte ("T cell") responses for the treatment and prevention of cancers and certain infectious diseases. The Company employs the following three proprietary core technology platforms, which together comprise the elements the Company believes are necessary for effective T cell vaccines: (i) microsphere delivery systems that specifically activate appropriate T cell responses; (ii) adjuvants that specifically enhance appropriate T cell responses; and (iii) disease-specific antigens that are essential to elicit appropriate T cell responses. The Company's strategy is to dedicate its resources to vaccine discovery and to establish corporate partnerships as early in the development process as possible for all aspects of product development and commercialization. Corixa believes this research- and partner-driven approach creates significant scientific, operational and financial advantages for the Company and accelerates the commercial development of new therapeutic and prophylactic T cell vaccines, as well as related diagnostic products. The Company has entered into corporate partnerships with nine pharmaceutical, biotechnology and diagnostic companies, including SmithKline Beecham Biologicals S.A. ("SmithKline Beecham"), Pasteur Merieux Connaught, a subsidiary of Rhone-Poulenc Group ("PMC") and Abbott Laboratories ("Abbott").

     Although commercially available vaccines can prevent infection by a variety of pathogens such as bacteria, viruses and parasites through antibody-based immune responses, these responses are not sufficient to eliminate cancers or certain infectious diseases. Moreover, commercially available vaccines do not address therapeutic treatment of such diseases. To induce an effective immune response against such diseases, T cells must be activated. Although Corixa's technological approach is unproven in humans, the Company believes that the integration of its three proprietary core technologies will result in the activation of a protective immune response, and that this integration may be essential for truly effective vaccines against cancers and certain infectious diseases. The markets for such vaccine products are extensive, particularly in oncology, given that current treatments such as chemotherapy and radiation therapy may not lead to lasting cure or prevention.

     Since its inception, Corixa has developed a diverse portfolio of potential products and corporate partnerships based on the breadth of its proprietary core technologies and its expertise in antigen discovery. Products based on the Company's technologies are currently in the discovery, preclinical or early clinical investigation stages, with the exception of a certain diagnostic product, the sale of which has resulted in immaterial revenues to date.

     - VACCINES. The Company currently has four cancer vaccine programs and one infectious disease vaccine program. The Company has established corporate partnerships with SmithKline Beecham for the development of vaccines for breast and prostate cancer and for tuberculosis. In addition, the Company is sponsoring Phase I clinical trials for Her-2/neu peptide vaccines in breast and ovarian cancer, as well as pursuing a lung cancer vaccine program.

     - ADJUVANTS. Corixa has identified a protein, known as Leishmania elongation Initiating Factor ("LeIF"), which functions as a potent adjuvant for enhancing immune responses. The Company has established a corporate partnership with PMC for the use of LeIF as a novel adjuvant to be used in vaccines for influenza, respiratory syncytial virus, HIV, tuberculosis and malaria.

     - DIAGNOSTICS. The Company pursues corporate partnerships for cancer and infectious disease diagnostics to complement its therapeutic research efforts and to expand its scientific platform. The Company has established corporate partnerships for the development of diagnostics to detect certain infectious diseases, including tuberculosis, with a number of diagnostic companies, including Abbott, DiaMed S.A. ("DiaMed") and Centocor UK Limited, a division of Centocor, Inc. ("Centocor").

     - OTHER PRODUCTS. The Company believes that its three core technologies create additional product opportunities outside of its primary focus on vaccine development. The Company has established corporate partnerships for the development of products for adoptive immunotherapy of cancer with CellPro, Incorporated ("CellPro"), products for the treatment of certain autoimmune diseases with ZymoGenetics, Inc., a wholly-owned subsidiary of Novo Nordisk A/S ("ZymoGenetics"), products based on LeIF as an immunomodulator with Vical Incorporated ("Vical") and certain animal health products with Heska Corporation ("Heska").

     Corixa's objective is to leverage its proprietary core technologies, research expertise and intellectual property to become the leading research-based biotechnology company focused on the discovery of T cell vaccines, utilizing corporate partnerships to accelerate and fund product development and commercialization. Key elements of the Company's strategy include: (i) integrating its three proprietary core technologies into therapeutic and prophylactic vaccine products; (ii) establishing corporate partnerships for vaccine products prior to the initiation of Phase II clinical trials to reduce the costs and risks of product development and to enhance commercial opportunities; and (iii) partnering each of its proprietary core technologies to commercial entities to improve such entities' own existing or development-stage vaccines, and to create new, non-vaccine products, including diagnostics. The Company also seeks to obtain technologies that complement and expand its existing technology base and has licensed or acquired product and marketing rights from a number of research and academic institutions. To date, substantially all of Corixa's revenues have resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income, and only minimal revenues have been generated from the sale of one diagnostic product.

     Corixa believes that one of its key competitive advantages is its antigen discovery program, through which the Company identifies antigens that are either uniquely expressed or markedly over-expressed, and may therefore represent the most effective antigens for a particular vaccine. Approximately half of Corixa's scientific personnel are dedicated to antigen discovery. The Company's antigen discovery activities include, among others, tumor tissue procurement and tumor propagation, expression cloning and immunological characterization of candidate tumor vaccine antigens. The Company has filed numerous patent applications seeking both composition of matter and vaccine and diagnostic method of use claims that cover approximately 160 gene sequences that are either uniquely expressed or markedly over-expressed by breast cancer cells, approximately 60 gene sequences that are either uniquely expressed or markedly over-expressed by prostate tumor cells or prostate tissue, and approximately 70 gene sequences that are expressed by Mycobacterium tuberculosis.

     Corixa is a principal stockholder in, and has received licenses in the field of cancer vaccines from, GenQuest, Inc. ("GenQuest"), a privately-held functional genomics company engaged in discovery of new genes related to the transformation of normal cells into cancer cells and research of novel genes that are uniquely expressed by cancer cells. The Company believes its relationship with GenQuest will enable the identification of additional genes that are uniquely expressed by cancer cells and are useful in the Company's research programs.

     The Company's principal executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104 and its telephone number is (206) 667-5711. The Company was founded and incorporated in Delaware on September 8, 1994.

                                  THE OFFERING

Common Stock offered by the Company..........  2,750,000 shares
Common Stock to be outstanding after the
  Offering(1)................................  10,994,331 shares
Nasdaq National Market symbol................  CRXA
Use of proceeds..............................  To fund research and development and for working capital and general corporate
                                               purposes. See "Use of Proceeds."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                       INCEPTION
                                     (SEPTEMBER 8,            YEAR ENDED           SIX MONTHS ENDED
                                        1994) TO             DECEMBER 31,              JUNE 30,        INCEPTION TO
                                      DECEMBER 31,        -------------------     ------------------     JUNE 30,
                                          1994             1995        1996        1996        1997        1997
                                   ------------------     -------     -------     -------     ------   ------------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Collaborative agreements.......       $     --          $ 2,411     $ 4,402     $ 1,731     $6,939     $ 13,752
  Government grants..............             --              304       1,403         626        554        2,261
                                        --------          -------     -------     -------     ------     --------
         Total revenues..........             --            2,715       5,805       2,357      7,493       16,013
Operating expenses:
  Research and development(2)....            867            7,040       9,995       4,708      7,104       25,006
  General and administrative ....            205              532         781         438        779        2,297
                                        --------          -------     -------     -------     ------     --------
         Total operating
           expenses..............          1,072            7,572      10,776       5,146      7,883       27,303
Income (loss) from operations....         (1,072)          (4,857)     (4,971)     (2,789)      (390)     (11,290)
Interest income, net.............             83              691         476         213        235        1,485
Other income(3)..................             --               16         348         174        187          551
                                        --------          -------     -------     -------     ------     --------
Net income (loss)................       $   (989)         $(4,150)    $(4,147)    $(2,402)    $   32     $ (9,254)
                                        ========          =======     =======     =======     ======     ========
Pro forma net income (loss) per
  share(4).......................                                     $ (0.50)                $ 0.00
                                                                      =======                 ======
Shares used in computing pro
  forma net income (loss) per
  share(4).......................                                       8,343                  8,536
                                                                      =======                 ======


                                                                                     JUNE 30, 1997
                                                                               --------------------------
                                                                                             PRO FORMA
                                                                               ACTUAL      AS ADJUSTED(5)
                                                                               -------     --------------
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale.....................  $15,047        $ 47,495
Working capital..............................................................   12,798          45,246
Total assets.................................................................   20,030          52,478
Long-term obligations, less current portion..................................    5,086           5,086
Deficit accumulated during development stage.................................   (9,295)         (9,295)
Total stockholders' equity...................................................   11,872          44,320

---------------

(1) Excludes (i) 1,187,614 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1997, 378,334 of which are fully vested, at a weighted average exercise price of $0.71 per share, (ii) 694,512 shares of Common Stock issuable upon exercise of warrants expected to remain outstanding after the Offering at a weighted average exercise price of $8.04 per share, (iii) an aggregate of 1,031,039 shares reserved for future issuance under the Company's Amended and Restated 1994 Stock Option and Restricted Stock Plan (the "1994 Plan"), 1997 Employee Stock Purchase Plan (the "Purchase Plan"), and 1997 Directors' Stock Option Plan (the "Directors' Plan"), each of which was approved by the Board of Directors of the Company on July 25, 1997 and (iv) 3,029 shares of Common Stock issued after June 30, 1997 in connection with a collaboration agreement. See "Management -- Stock Option Plans" and "Description of Capital Stock."

(2) Included in research and development expenses for the period from inception (September 8, 1994) to December 31, 1994 is $428,059 related to the purchase of in-process research and development.

(3) Other income includes proceeds received for management and administrative services.

(4) See Note 1 of Notes to Financial Statements for information regarding the computation of pro forma net income (loss) per share.

(5) As adjusted to reflect the sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share after deducting underwriting discounts and commissions and estimated Offering expenses and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, prospective investors should consider carefully the following factors, together with the information contained in this Prospectus, in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risk and uncertainty. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and other factors discussed elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT

     Corixa is at an early stage in the development of its therapeutic, prophylactic and diagnostic products. To date, almost all of the Company's revenues have resulted from payments made under agreements with its corporate partners, and the Company expects that most of its revenues for the foreseeable future will continue to result from existing and future corporate partnerships, if any. The Company has generated only minimal revenues from diagnostic product sales and no revenues from therapeutic product sales since inception. Vaccine products that may result from the Company's research and development programs are not expected to be commercially available for a number of years, if at all, and it will be a number of years, if ever, before Corixa will receive any significant revenues from commercial sales of such products. There can be no assurance that the Company will receive anticipated revenues under existing corporate partnerships, that the Company will be able to enter into any additional corporate partnerships or that the Company will ever achieve consistent profitability. See "Business -- Corixa's Products in Development."

UNCERTAINTIES RELATED TO TECHNOLOGY AND PRODUCT DEVELOPMENT

     The Company's technological approach to the development of therapeutic and prophylactic vaccines for cancers and certain infectious diseases is unproven in humans. Products based on the Company's technologies are currently in the discovery, preclinical or early clinical investigation stages, and to date, neither the Company nor any of its corporate partners have conducted any clinical trials that incorporate the Company's proprietary microsphere delivery systems or its proprietary adjuvants. In addition, no therapeutic vaccines for cancer or infectious diseases targeted by the Company have been successfully commercialized by the Company or others. There can be no assurance that the Company will be able to successfully develop effective vaccines for such diseases in a reasonable time frame, if ever, or that such vaccines will be capable of being commercialized. In addition to its internal development programs, the Company in-licenses and acquires technologies to enhance its product pipeline. There can be no assurance that any in-licensed technologies will prove to be effective or will result in the successful development of commercial products. See "Business -- Corixa's Core Technology Platforms" and "-- Patents and Proprietary Technology."

     A majority of Corixa's programs are currently in the discovery stage or in preclinical development, and only two of the Company's therapeutic vaccine products have advanced to Phase I clinical trials. The Company's vaccines have not been demonstrated to be safe or effective in clinical settings. There can be no assurance that any of the Company's programs will move beyond its current stage of development. For example, in a Company-funded early safety trial of the Muc-1 antigen conducted by the University of Pittsburgh, the Company did not observe a level of efficacy sufficient to support further product development. Assuming the Company's research does advance, certain preclinical development efforts will be necessary to determine whether any product is safe to enter clinical trials. Under certain of the Company's existing corporate partnerships, the respective corporate partner has primary responsibility for the clinical development of a product. There can be no assurance that any such corporate partner will pursue clinical development in a timely or effective manner, if at all. If such a product receives authorization from the United States Food and Drug Administration ("FDA") to enter clinical trials, then it may be, and in the case of vaccine products will be, subjected to a multi-phase, multi-center clinical study to determine its safety and efficacy. It is difficult to predict the number or extent of clinical trials required or the period of mandatory patient follow-up. Assuming clinical trials of any product are successful and other data are satisfactory, the Company or its applicable corporate partner will submit an application to the FDA and appropriate regulatory bodies in other countries to seek permission to market the product. Typically, the review process at the FDA takes several years, and there can be no assurance that the FDA will approve the Company's or its corporate partner's application or will not require additional clinical trials or other data prior to approval. Furthermore, even if regulatory approval is ultimately obtained, delays in the approval process could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that any product can be produced in commercial quantities at a reasonable cost or that such product will be successfully marketed. See "Business -- Corporate Partnerships," "-- Certain License Agreements" and "-- Government Regulation."

DEPENDENCE ON AND MANAGEMENT OF EXISTING AND FUTURE CORPORATE PARTNERSHIPS

     The success of Corixa's business strategy is largely dependent on its ability to enter into multiple corporate partnerships and to effectively manage the numerous relationships that may exist as a result of this strategy. Corixa has established significant relationships with several corporate partners as of the date of this Prospectus. For example, the Company has entered into three collaboration and license agreements with SmithKline Beecham for the research, development and commercialization of vaccine products aimed at the prevention and/or treatment of tuberculosis, breast cancer and prostate cancer. In addition, Corixa has established corporate partnerships with CellPro and GenQuest, among others. A large percentage of the Company's revenues during the year ended December 31, 1997 will be derived from research and development and other funding under such corporate partnerships, and the termination of any of these corporate partnerships would have a material adverse effect on the Company's business, financial condition and results of operations. Several of the Company's corporate partners have entered into agreements granting them options to license certain aspects of the Company's technology. There can be no assurance that any such corporate partner will exercise its option to license such technology. The Company has also entered into corporate partnerships with several companies for the development, commercialization and sale of diagnostic products incorporating the Company's proprietary antigen technology. There can be no assurance that any such diagnostic corporate partnership will ever generate significant revenues. Furthermore, Corixa is currently engaged in discussions with a number of pharmaceutical and diagnostic companies with respect to potential corporate partnering arrangements covering various aspects of the Company's technologies. However, due in part to the early stage of Corixa's technologies, the process of establishing corporate partnerships such as the Company's collaborations with SmithKline Beecham is difficult, time-consuming and involves significant uncertainty, and there can be no assurance that such discussions will lead to the establishment of any new corporate partnership on favorable terms, or at all, or that if established, any such corporate partnership will result in the successful development of the Company's products or the generation of significant revenues.

     Because Corixa enters into research and development collaborations with corporate partners at an early stage of product development, the Company's success is highly reliant upon the performance of its corporate partners. Under existing corporate partnership arrangements, the Company's corporate partners are generally required to undertake and fund certain research and development activities with the Company, make payments upon achievement of certain scientific milestones and pay royalties or make profit-sharing payments when and if a product is commercialized. The amount and timing of resources to be devoted to activities by its existing or future corporate partners are not within the direct control of the Company, and there can be no assurance that any of the Company's existing or future corporate partners will commit sufficient resources to Corixa's research and development programs or the commercialization of its products. If any corporate partner fails to conduct its activities in a timely manner, or at all, the Company's preclinical or clinical development related to such corporate partnership could be delayed or terminated. There can be no assurance that the Company's corporate partners will perform their obligations as expected. There can also be no assurance that the Company's current corporate partners or future corporate partners, if any, will not pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with the Company, or that disputes will not arise with respect to ownership of technology developed under any such corporate partnership. Finally, there can be no assurance that any of the Company's current corporate partnerships will not be terminated by its corporate partners or that the Company will be able to negotiate additional corporate partnerships in the future on acceptable terms, or at all.

     Because the success of the Company's business is largely dependent upon its ability to enter into multiple corporate partnerships and to effectively manage the numerous issues that arise from such partnerships, management of these relationships will require, at a minimum, significant time and effort from Corixa's management team and effective allocation of the Company's resources to multiple projects, as well as an ability to obtain and retain management, scientific and other personnel sufficient to accomplish the foregoing. There can be no assurance that Corixa's need to simultaneously manage a number of corporate partnerships will be successful, and the failure to effectively manage such corporate partnerships would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Corixa's Strategy," "-- Corporate Partnerships" and
"-- Relationship with GenQuest, Inc."

DEPENDENCE ON IN-LICENSED TECHNOLOGY

     In addition to its dependence on existing and future corporate partnerships, Corixa's success is also dependent on its ability to enter into licensing arrangements with commercial or academic entities to obtain technology that is advantageous or necessary to the development and commercialization of Corixa's products. The Company is party to various license agreements that give it rights to use certain technologies in its and its corporate partners' discovery, research, development and commercialization activities. Disputes may arise as to the inventorship and corresponding rights in inventions and know-how resulting from the joint creation or use of intellectual property by the Company and its licensors or scientific collaborators. Additionally, many of the Company's in-licensing agreements contain milestone-based termination provisions. The Company's failure to meet any significant milestones in a particular agreement could allow the licensor to terminate such agreement. There can be no assurance that the Company will be able to negotiate additional license agreements in the future on acceptable terms, if at all, that any of its current license agreements will not be terminated or that it will be able to maintain the exclusivity of its exclusive licenses. In the event the Company is unable to obtain or maintain licenses to technology advantageous or necessary to the Company's business, Corixa and its corporate partners may be required to expend significant time and resources to develop or in-license similar technology, and there can be no assurance that the Company and its corporate partners will be successful in this regard. If the Company cannot acquire or develop necessary technology, it may be prevented from commercializing certain of its products. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Corixa's Strategy," "-- Certain License Agreements" and
"-- Scientific Collaborators."

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNCERTAINTY OF PATENT PROTECTION

     Corixa's success will depend in part on its ability and that of its corporate partners to obtain and enforce their respective patents and maintain trade secrets, both in the United States and in other countries. As of June 30, 1997, Corixa owned or had licensed eight issued United States patents that expire at various times between December 2008 and February 2014, 55 corresponding issued foreign patents, 76 pending United States patent applications, as well as 19 corresponding international filings under the Patent Cooperation Treaty and 111 pending foreign national patent applications. There can be no assurance that the Company, its corporate partners or its licensors have or will develop or obtain rights to products or processes that are patentable, that patents will issue from any of the pending applications owned or licensed by the Company or its corporate partners, that any claims allowed will issue, or in the event of issuance, will be sufficient to protect the technology owned by or licensed to the Company or its corporate partners. The Company has licensed certain patent applications from Southern Research Institute ("SRI") related to the Company's microsphere encapsulation technology, one of which is currently the subject of an opposition proceeding before the European Patent Office. There can be no assurance that SRI will prevail in this opposition proceeding or that any patents will issue in Europe related to such technology. There can also be no assurance that the Company's or its corporate partners' current patents, or patents that issue on pending applications, will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to Corixa. Patent applications in the United States are maintained in secrecy until patents issue, patent applications in certain foreign countries are not generally published until many months or years after they are filed, and publication of technological developments in the scientific and patent literature often occurs long after the date of such developments. Accordingly, the

Company cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.

     Patent law relating to the scope and enforceability of claims in the fields in which Corixa operates is still evolving. The patent positions of biotechnology and biopharmaceutical companies, including the Company, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. The degree of future protection for the Company's proprietary rights, therefore, is highly uncertain. In this regard, there can be no assurance that independent patents will issue from each of the 76 pending United States patent applications referenced above, which include many interrelated applications directed to common or related subject matter. In addition, there may be issued patents and pending applications owned by others directed to technologies relevant to the Company's or its corporate partners' research, development and commercialization efforts. There can be no assurance that Corixa's or its corporate partners' technology can be developed and commercialized without a license to such patents or that such patent applications will not be granted priority over patent applications filed by Corixa or one of its corporate partners.

     The commercial success of Corixa depends significantly on its ability to operate without infringing the patents and proprietary rights of third parties, and there can be no assurance that the Company's and its corporate partners' technologies do not or will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to the Company or its corporate partners. In addition, the Company is unable to determine the patents or patent applications that may materially affect the Company's or its corporate partners' ability to make, use or sell any products. The existence of third party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to the Company or its corporate partners and limit the ability of the Company or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, the Company or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that the Company or its corporate partners will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or will be able to obtain or develop alternative technologies. If the Company or any of its corporate partners is enjoined from pursuing its research, development or commercialization activities or if any such license is or alternative technologies are not obtained or developed, the Company or such corporate partner may be delayed or prevented from commercializing its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that third parties will not independently develop similar or alternative technologies to those of the Company, duplicate any of the technologies of the Company, its corporate partners or its licensors, or design around the patented technologies developed by the Company, its corporate partners or its licensors. The occurrence of any of these events would have a material adverse effect on the Company's business, financial condition and results of operations.

     Litigation may also be necessary to enforce patents issued or licensed to the Company or its corporate partners or to determine the scope and validity of a third party's proprietary rights. Corixa could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if Corixa participates in patent suits brought against or initiated by its corporate partners or if Corixa initiates such suits, and there can be no assurance that funds or resources would be available to the Company in the event of any such litigation. Additionally, there can be no assurance that the Company or its corporate partners would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject the Company to significant liabilities, require disputed rights to be licensed from other parties or require the Company or its corporate partners to cease using certain technology, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

     Corixa also relies on trade secrets and proprietary know-how, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. Corixa attempts to protect its proprietary technology in part by confidentiality agreements with its employees, consultants and advisors. These agreements generally provide that all confidential information developed or made known to the individual by Corixa during the course of the individual's relationship with the Company will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by its competitors, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Corixa's Core Technology Platforms," "-- Patents and Proprietary Technology" and "-- Scientific Collaborators."

MANAGEMENT OF GROWTH

     The Company's future growth may cause a significant strain on its management, operational, financial and other resources. The Company's ability to manage its growth effectively will require it to implement and improve its operational, financial, manufacturing and management information systems and to expand, train, manage and motivate its employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to product development and marketing and sales efforts without a corresponding increase in the Company's operational, financial, manufacturing and management information systems could have an adverse effect on the Company's performance. The failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; FLUCTUATIONS IN FUTURE
EARNINGS

     Corixa has experienced significant operating losses in each year since its inception on September 8, 1994. As of June 30, 1997, the Company's accumulated deficit was approximately $9.3 million. The Company may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with the Company's discovery, research and development programs, preclinical studies and clinical activities. Substantially all of the Company's revenues to date have resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. The Company's ability to achieve a consistent, profitable level of operations is dependent in large part upon entering into agreements with corporate partners for product discovery, research, development and commercialization, obtaining regulatory approvals for its products and successfully manufacturing and marketing commercial products. There can be no assurance that the Company will be able to achieve consistent profitability. In addition, payments under corporate partnerships and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by the Company. Therefore, the Company's results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period. See "-- Dependence on and Management of Existing and Future Corporate Partnerships" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company will require substantial capital resources after the Offering in order to conduct its operations. The Company's future capital requirements will depend on many factors, including, among others, the following: continued scientific progress in its discovery, research and development programs; the magnitude and scope of these activities; the ability of the Company to maintain existing and establish additional corporate partnerships and licensing arrangements; progress with preclinical studies and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; the potential need to develop, acquire or license new technologies and products; and other factors not within the Company's control. The Company intends to seek such additional funding through corporate partnerships, public or private equity or debt financings and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms, if at all. Additional equity financings could result in significant dilution to stockholders after the Offering. If sufficient capital is not available, the Company may be required to delay, reduce the scope of, eliminate or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that the net proceeds from the Offering, its existing capital resources, committed payments under its existing corporate partnerships and licensing arrangements, equipment financing and interest income will be sufficient to fund its current and planned operations for at least 18 months following the Offering. However, there can be no assurance that such funds will be sufficient to meet the capital needs of the Company. In addition, a substantial number of the payments to be made by Corixa's corporate partners and other licensors are dependent upon the achievement by the Company of development and regulatory milestones. Failure to achieve such milestones would have a material adverse effect on the Company's future capital needs. In addition, the Company has entered into an option agreement with one of its corporate partners pursuant to which such corporate partner has agreed to pay certain consideration in exchange for exclusive options to license two of Corixa's early-stage antigen discovery programs in two cancer targets. If such options are exercised, then at the election of the corporate partner, such consideration will either be credited against future milestone payments or converted into Common Stock of Corixa. In the event either or both of such options are not exercised or extended prior to February 28, 1998 with respect to one cancer target and August 31, 1998 with respect to the other cancer target, the Company will be required to repay the amounts paid by such corporate partner for such option(s) over a three-year period beginning in March 2000. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Corporate Partnerships."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent the Company's achievement of its scientific or business objectives. Competition among biotechnology and biopharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such individuals currently or in the future on acceptable terms, or at all, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company does not maintain "key person" life insurance on any officer, employee or consultant of the Company.

     Corixa also has relationships with scientific collaborators at academic and other institutions, some of whom conduct research at the Company's request or assist the Company in formulating its research and development strategy. These scientific collaborators are not employees of the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. The Company has limited control over the activities of these scientific collaborators and, except as otherwise required by its license, consulting and sponsored research agreements, can expect only limited amounts of time to be dedicated to the Company's activities by such individuals. Failure of any such persons to devote sufficient time and resources to the Company's programs could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to those of Corixa. See "Management," "Business -- Corporate Partnerships," "-- Certain License Agreements" and "-- Scientific Collaborators."

INTENSE COMPETITION

     The biotechnology and biopharmaceutical industries are intensely competitive. Several biotechnology and biopharmaceutical companies, as well as certain research organizations, currently engage in or have in the past engaged in efforts related to the development of vaccines for the treatment and prevention of cancer and various infectious diseases, as well as the development of diagnostic products for infectious disease indications.

Many companies, including Corixa's corporate partners, as well as academic and other research organizations, are also developing alternative therapies to treat cancer and infectious diseases and, in this regard, are competitive with the Company. Moreover, technology controlled by third parties that may be advantageous to the Company's business may be acquired or licensed by competitors of the Company, thereby preventing the Company from obtaining such technology on favorable terms, or at all.

     Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in discovery, research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than Corixa or its corporate partners. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to those of the Company. These companies and institutions compete with the Company in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to the Company's programs. Corixa and its corporate partners will face competition with respect to product efficacy and safety, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent position, including potentially dominant patent positions of others. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company and its corporate partners, or that such competitive products will not render the Company's products obsolete. See "Business -- Competition."

LACK OF MANUFACTURING EXPERIENCE; RELIANCE ON CONTRACT MANUFACTURERS

     Corixa does not have significant manufacturing facilities. Although the Company currently manufactures limited quantities of certain antigens and adjuvants, including LeIF, to conduct preclinical studies and to supply corporate partners, the Company intends to rely on third party contract manufacturers to produce large quantities of such substances for clinical trials and product commercialization. Additionally, the Company may be required to rely on contract manufacturers to produce antigens, adjuvants and other components of its products for research and development, preclinical and clinical purposes. Corixa's vaccines and other products have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. There can be no assurance that third party manufacturers will be able to meet the Company's needs with respect to timing, quantity or quality. If the Company is unable to contract for a sufficient supply of required products and substances on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the Company's preclinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Any such delay may have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, contract manufacturers that the Company may use must continually adhere to current Good Manufacturing Practices ("GMP") regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA premarket approval of the Company's products will not be granted.

LACK OF MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

     The Company currently has no sales, marketing or distribution capability. The Company intends to rely on its current and future corporate partners, if any, to market its products; however, there can be no assurance that such corporate partners have effective sales forces and distribution systems. If the Company is unable to maintain or establish such relationships and is required to market any of its products directly, the Company will have to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. There can be no assurance that the Company will be able to maintain or establish such relationships with third parties or develop in-house sales and distribution capabilities. To the extent that the Company depends on its corporate partners or third parties for marketing and distribution, any revenues received by the Company will depend upon the efforts of such corporate partners or third parties, and there can be no assurance that such efforts will be successful.

GOVERNMENT REGULATION

     The preclinical testing and clinical trials of any products developed by the Company or its corporate partners and the manufacturing, labeling, sale, distribution, export or import, marketing, advertising and promotion of any new products resulting therefrom are subject to regulation by federal, state and local governmental authorities in the United States, the principal one of which is the FDA, and by similar agencies in other countries. Any product developed by the Company or its corporate partners must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval or clearance. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development and/or the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals or clearances would adversely affect the marketing of any products developed by the Company or its corporate partners, impose significant additional costs on the Company and its corporate partners, diminish any competitive advantages that the Company or its corporate partners may attain and adversely affect the Company's ability to receive royalties and generate revenues and profits. There can be no assurance that, even after such time and expenditures, any required regulatory approvals or clearances will be obtained for any products developed by or in collaboration with the Company.

     Regulatory approval, if granted, may entail limitations on the indicated uses for which the new product may be marketed that could limit the potential market for such product, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Furthermore, manufacturers of approved products are subject to pervasive review, including compliance with detailed regulations governing GMP. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

     The Company is also subject to numerous federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, the environment and the use and disposal of hazardous substances, used in connection with the Company's discovery, research and development work, including radioactive compounds and infectious disease agents. In addition, the Company cannot predict the extent of government regulations or the impact of new governmental regulations which might have an adverse effect on the discovery, development, production and marketing of the Company's products, and there can be no assurance that the Company will not be required to incur significant costs to comply with current or future laws or regulations or that the Company will not be adversely affected by the cost of such compliance. See
"Business -- Government Regulation."

PRODUCT LIABILITY EXPOSURE AND POTENTIAL UNAVAILABILITY OF INSURANCE

     Inherent in the use of the Company's product candidates in clinical trials, as well as in the manufacturing and distribution of any approved products, is the risk of financial exposure to product liability claims in the event that the use of such products results in personal injury. There can be no assurance that the Company will not experience losses due to product liability claims in the future. Corixa has obtained limited product liability insurance coverage; however, there can be no assurance that such coverage is adequate or will continue to be available in sufficient amounts or at an acceptable cost, or at all. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing. A product liability claim, product recall or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, may have a material adverse effect on the Company's business, financial condition and results of operations.

NO ASSURANCE OF MARKET ACCEPTANCE

     There can be no assurance that any products successfully developed by the Company or its corporate partners, if approved for marketing, will ever achieve market acceptance. The Company's products, if successfully developed, will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any products developed by the Company or its corporate partners will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of the product candidates, their potential advantage over alternative treatment methods and reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients or the medical community in general will accept and utilize any products that may be developed by the Company or its corporate partners, and the lack of such market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATED TO PRICING AND REIMBURSEMENT; UNCERTAINTY RELATED TO HEALTH CARE REFORM

     In both domestic and foreign markets, sales of the Company's or its corporate partners' products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both the federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care, and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of the Company's or its corporate partners' products are approved for marketing. Cost control initiatives could decrease the price that the Company receives for any product it or any of its corporate partners may develop in the future and may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. There can be no assurance that the Company's or its corporate partners' products, if any, will be considered cost effective or that adequate third-party reimbursement will be available to enable Corixa or its corporate partners to maintain price levels sufficient to realize a return on their investment. In any such event, the Company may be materially adversely affected.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained upon completion of the Offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. The primary factors considered in determining such initial public offering price, in addition to prevailing market conditions, will be the Company's historical performance and capital structure, estimates of business potential and earnings prospects of the Company, an assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of the Company's Common Stock may be subject to substantial volatility depending upon many factors, including announcements regarding the results of discovery efforts, preclinical and clinical activities, technological innovations or new commercial products developed by the Company or its competitors, changes in government regulations, changes in the Company's patent portfolio, developments or disputes concerning proprietary rights, changes in existing corporate partnerships or licensing arrangements, the establishment of additional corporate partnerships or licensing arrangements, the progress of regulatory approvals, the issuance of new or changed stock market analyst reports and/or recommendations, and economic and other external factors, as well as operating losses by the Company, fluctuations in the Company's financial results and the degree of trading liquidity in the Common Stock. These factors could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock in the public market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

CONTROL BY EXISTING STOCKHOLDERS

     Following the completion of the Offering, executive officers and directors of the Company, together with entities affiliated with them, will beneficially own approximately 57.2% of the Common Stock of the Company (approximately 55.2% if the Underwriters' over-allotment option is exercised in full). These stockholders, acting as a group, will continue to be able to control the election of all members of the Company's Board of Directors and to determine all corporate actions after the Offering. The voting power of these stockholders could also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following the Offering could adversely affect the market price for the Common Stock. Such sales could also make it more difficult for the Company to sell its equity or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of the Offering and based on the shares outstanding as of June 30, 1997, the Company will have outstanding an aggregate of 10,994,331 shares of Common Stock, assuming (i) the issuance of 445,139 shares of Common Stock upon the net exercise of outstanding warrants expected to be exercised upon the closing of the Offering, (ii) no exercise of warrants for 694,512 shares of Common Stock expected to remain outstanding after the closing of the Offering and (iii) no exercise of options after June 30, 1997. Of these outstanding shares of Common Stock, the 2,750,000 shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined in Rule 144 under the Securities Act. The remaining 8,244,331 shares of Common Stock outstanding upon completion of the Offering and held by existing stockholders will be "restricted securities" as that term is defined by Rule 144 and Rule 701 under the Securities Act ("Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. The holders of 8,051,548 Restricted Shares, including all officers and directors of the Company, are subject to "lock-up" agreements with the Underwriters and/or the Company providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 180 days after the effectiveness of the registration statement, of which this Prospectus is a part (the "Registration Statement"), without the prior written consent of Lehman Brothers Inc. on behalf of the Underwriters and/or the Company, as applicable. The Company has agreed with the representatives of the Underwriters not to release any holders from such agreements without the prior written consent of Lehman Brothers Inc. on behalf of the Underwriters. Such lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Lehman Brothers Inc. Of the 8,051,548 shares of Common Stock that will first become eligible for sale in the public market 180 days after the effectiveness of the Registration Statement, 1,522,149 shares will be immediately eligible for sale without restriction under Rule 144(k) or Rule 701 under the Securities Act and 6,524,854 shares will be immediately eligible for sale subject to certain volume and other restrictions pursuant to Rule 144. As of 180 days after the effectiveness of the Registration Statement, 163,357 shares of Common Stock will remain subject to the Company's right of repurchase pursuant to stock purchase agreements and therefore will not be available for sale under Rule 144 until such right of repurchase lapses. Beginning immediately after the closing of the Offering, 12,593 shares will be available for sale under Rule 144 upon the exercise of outstanding warrants, and beginning 180 days after the closing of the Offering, 681,919 shares will be available for sale under Rule 144 upon the exercise of outstanding warrants. Shortly after the effectiveness of the Offering, the Company intends to register 2,218,653 shares of Common Stock reserved for issuance under its stock option and stock purchase plans or currently subject to outstanding options. In addition, holders of 7,925,862 shares of Common Stock and the holders of warrants to purchase 694,512 shares of Common Stock may require the Company to register their shares of Common Stock under the Securities Act, which would permit such holders to resell a certain number of their shares without complying with Rule 144. If such holders, by exercising their demand or piggyback registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales could have a material adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale" and "Description of Capital
Stock -- Registration Rights of Certain Holders."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue up to 10,000,000 shares of Preferred Stock and fix the rights and preferences thereof without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. Certain provisions of Delaware law and Washington law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. Such provisions include Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met, and Chapter 23B.19 of the Washington Business Corporation Act, which prohibits a corporation operating in Washington from engaging in certain significant business transactions with a person or group of persons who beneficially own 10% of the voting securities of such corporation for a period of five years unless certain conditions are met. After the five-year period, such significant business transaction must still comply with certain fair price provisions of such statute. See "Management" and "Description of Capital Stock -- Anti-Takeover Effects of Delaware and Washington Law."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

     The principal purposes of the Offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets. As of the date of this Prospectus, the Company plans to spend approximately $29.0 million for research and development expenses through the end of fiscal year 1998. A portion of the net proceeds of the Offering will support such research and development efforts. The Company currently expects to use the remainder of the net proceeds from the Offering for working capital and general corporate purposes. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies; however, there are no plans, negotiations or discussions with respect to any such transactions at the present time. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term interest-bearing government and other investment grade securities. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from the Offering and subject to certain exceptions will be able to use and allocate such net proceeds without first obtaining stockholder approval.

ABSENCE OF DIVIDENDS

     The Company has not declared or paid dividends on its Common Stock since its inception and does not anticipate declaring or paying cash dividends to its stockholders in the foreseeable future. See "Dividend Policy."

DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $8.97 in the pro forma net tangible book value per share of Common Stock from the initial offering price set forth on the cover of this Prospectus. Substantial additional dilution will occur upon exercise of outstanding options and warrants to purchase the Common Stock. See "Dilution." Additionally, in the event SmithKline Beecham elects to exercise either one of its options to license Corixa's early-stage antigen discovery programs in cancer, the Company may be required to issue shares of its Common Stock to SmithKline Beecham, and additional dilution will occur as a result of any such issuance. See "Business -- Corporate Partnerships -- Vaccines." Dilution will also occur in the event the Company elects to exercise its right to purchase a significant majority of the outstanding shares of GenQuest, Inc.'s capital stock. See "Business -- Relationship with GenQuest, Inc."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Corixa or its corporate partners, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: uncertainties related to the early stage of the Company's research and development programs; uncertainties related to the effectiveness of the Company's technology and the development of its products; dependence on and management of existing and future corporate partnerships; dependence on in-licensed technology; dependence on proprietary technology and uncertainty of patent protection; management of growth; history of operating losses; future capital needs and uncertainty of additional funding; dependence on key personnel; intense competition; the Company's lack of manufacturing and marketing experience and reliance on third parties to perform such functions; existing government regulations and changes in, or the failure to comply with, government regulations; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Corixa disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,750,000 shares of Common Stock offered hereby are estimated to be $32,447,500 ($37,434,625 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated Offering expenses. The principal purposes of the Offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets. The Company currently believes that it will spend approximately $29.0 million for research and development expenses through the end of fiscal 1998, approximately $15.0 million of which will be from the net proceeds of the Offering and approximately $14.0 million of which will be from committed payments under the Company's existing collaborative agreements and licensing arrangements (assuming no additional funding from such existing agreements and arrangements and no new collaborative agreements or licensing arrangements are executed). The Company currently expects to use the remainder of the net proceeds for working capital and general corporate purposes. The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are planned or negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, government and other investment grade securities. The Company believes that the net proceeds from the Offering, its existing capital resources, committed payments under its existing collaborative agreements and licensing arrangements, equipment financing and interest income will be sufficient to fund its current and planned operations for at least 18 months following the Offering.

     The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including progress of the Company's discovery, research and development programs, the number and breadth of these programs, achievement of milestones under corporate partnerships and licensing arrangements, the ability of the Company to establish and maintain corporate partnerships and other licensing arrangements and the progress of the development efforts of the Company's corporate partners. Such factors also include the pace and amount of any acquisitions or investments, competing technological and market developments that make the Company's technologies and products relatively less attractive to corporate partners, the costs involved in enforcing patent claims and other intellectual property rights and the costs and timing of obtaining necessary regulatory approvals.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1997: (a) the actual capitalization of the Company; (b) the pro forma capitalization of the Company, giving effect to the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock and the filing of the Company's Restated Certificate of Incorporation to authorize 40,000,000 shares of Common Stock at a par value of $0.001 per share and 10,000,000 shares of Preferred Stock at a par value of $0.001 per share upon the closing of the Offering; and
(c) the pro forma capitalization as adjusted to reflect (i) the sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share after deducting underwriting discounts and commissions and estimated Offering expenses and (ii) the issuance of 445,139 shares of Common Stock upon the net exercise of outstanding warrants upon the closing of the Offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                         JUNE 30, 1997
                                                             -------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                             -------     ---------     -----------
                                                             (IN THOUSANDS)
Long-term obligations, less current portion................  $ 5,086      $ 5,086        $ 5,086
Stockholders' equity (1):
  Preferred Stock, $0.001 par value; 23,100,000 shares
     authorized, 5,151,181 shares issued and outstanding,
     actual; 10,000,000 shares authorized, none issued and
     outstanding, pro forma and pro forma as adjusted......        5           --             --
  Common Stock, $0.001 par value; 40,000,000 shares
     authorized, 2,648,011 issued and outstanding, actual;
     7,799,192 issued and outstanding, pro forma;
     10,994,331 issued and outstanding, pro forma as
     adjusted..............................................        3            8             11
  Additional paid-in capital...............................   25,624       25,624         58,069
  Receivable for warrants..................................     (932)        (932)          (932)
  Deferred compensation....................................   (3,533)      (3,533)        (3,533)
  Deficit accumulated during development stage.............   (9,295)      (9,295)        (9,295)
                                                             -------      -------        -------
     Total stockholders' equity............................   11,872       11,872         44,320
                                                             -------      -------        -------
     Total capitalization..................................  $16,958      $16,958        $49,406
                                                             =======      =======        =======

---------------

(1) Excludes (i) 1,187,614 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1997, 378,334 of which are fully vested, at a weighted average exercise price of $0.71 per share, (ii) 694,512 shares of Common Stock issuable upon exercise of warrants expected to remain outstanding after the Offering at a weighted average exercise price of $8.04 per share, (iii) with respect to the actual and pro forma capitalization, 445,139 shares of Common Stock issued upon the net exercise of outstanding warrants upon the closing of the Offering, (iv) an aggregate of 1,031,039 shares reserved for future issuance under the 1994 Plan, the Purchase Plan and the Directors' Plan and (v) 3,029 shares of Common Stock issued after June 30, 1997 in connection with a collaboration agreement. See "Management -- Stock Option Plans" and "Description of Capital Stock."

                                    DILUTION

     The pro forma net tangible book value of the Company at June 30, 1997 was approximately $11,872,068, or $1.52 per share (after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock). Pro forma net tangible book value per share is equal to net tangible assets (tangible assets of the Company less total liabilities) divided by the number of shares of Common Stock outstanding as of June 30, 1997 (after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock). Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after the completion of the Offering. After giving effect to the sale of the 2,750,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $13.00 per share, the receipt of net proceeds therefrom, and the issuance of 445,139 shares of Common Stock upon the net exercise of outstanding warrants upon the closing of the Offering, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $44,319,568, or $4.03 per share. This represents an immediate increase in pro forma net tangible book value of $2.51 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.97 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution as of June 30, 1997:

        Assumed initial public offering price.......................            $ 13.00
          Pro forma net tangible book value before the Offering.....  $ 1.52
          Increase per share attributable to new investors..........    2.51
                                                                       -----
        Pro forma net tangible book value after the Offering........               4.03
                                                                                  -----
        Dilution in pro forma net tangible book value to new
          investors.................................................            $  8.97
                                                                                  =====

     The following table sets forth, on a pro forma basis as of June 30, 1997 after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the net exercise of outstanding warrants expected to be exercised upon the closing of the Offering, the difference between the existing stockholders and the purchasers of shares in the Offering at an assumed initial public offering price of $13.00 per share (before deducting underwriting discounts and commissions and estimated Offering expenses) with respect to the number of shares purchased from the Company, the total cash consideration paid and the average price per share paid:

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                     ----------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT        AMOUNT       PERCENT       PER SHARE
                                     -----------    -------     ------------    -------     -------------
Existing stockholders...............   8,244,331      75.0%     $ 20,425,793      36.4%        $  2.48
New stockholders....................   2,750,000      25.0        35,750,000      63.6           13.00
                                      ----------     -----        ----------     -----
          Total.....................  10,994,331     100.0%     $ 56,175,793     100.0%
                                      ==========     =====        ==========     =====

     The foregoing computations exclude 1,187,614 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1997 under the 1994 Plan, 378,334 of which were fully vested, at a weighted average price of $0.71 per share and 694,512 shares of Common Stock issuable upon exercise of warrants expected to remain outstanding after the Offering at a weighted average exercise price of $8.04 per share. In addition, there are currently an aggregate of 1,031,039 shares of Common Stock reserved for future issuance under the 1994 Plan, the Purchase Plan and the Directors' Plan. See "Management -- Stock Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statement of operations data for each of the two years ended December 31, 1996, and the period from September 8, 1994 (date of inception) to December 31, 1994 (the "Inception Period") and the balance sheet data at December 31, 1995 and 1996 are derived from the financial statements of the Company, which have been audited by KPMG Peat Marwick LLP or Ernst & Young LLP, independent accountants and auditors, and which are included elsewhere herein and are qualified by reference to such Financial Statements and Notes relating thereto. The selected financial data with respect to the balance sheet at December 31, 1994 is derived from financial statements audited by KPMG Peat Marwick LLP which are not included herein. The financial data for the six month periods ended June 30, 1996 and 1997 and the period from September 8, 1994 (date of inception) to June 30, 1997 are derived from unaudited financial statements which are included elsewhere herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The financial data is qualified in its entirety by, and the data should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements, including the related Notes thereto, included elsewhere herein.


                                         INCEPTION            YEAR ENDED           SIX MONTHS ENDED
                                    (SEPTEMBER 8, 1994)      DECEMBER 31,              JUNE 30,        INCEPTION TO
                                      TO DECEMBER 31,     -------------------     ------------------     JUNE 30,
                                           1994            1995        1996        1996        1997        1997
                                    -------------------   -------     -------     -------     ------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Collaborative agreements.........       $    --         $ 2,411     $ 4,402     $ 1,731     $6,939     $ 13,752
  Government grants................            --             304       1,403         626        554        2,261
                                          -------         -------     -------     -------     -------    --------
         Total revenues............            --           2,715       5,805       2,357      7,493       16,013
Operating expenses:
  Research and development(1)......           867           7,040       9,995       4,708      7,104       25,006
  General and administrative.......           205             532         781         438        779        2,297
                                          -------         -------     -------     -------     -------    --------
         Total operating
           expenses................         1,072           7,572      10,776       5,146      7,883       27,303
Income (loss) from operations......        (1,072)         (4,857)     (4,971)     (2,789)      (390)     (11,290)
Interest income, net...............            83             691         476         213        235        1,485
Other income(2)....................            --              16         348         174        187          551
                                          -------         -------     -------     -------     -------    --------
Net income (loss)..................       $  (989)        $(4,150)    $(4,147)    $(2,402)    $   32     $ (9,254)
                                          =======         =======     =======     =======     =======    ========
Pro forma net income (loss) per
  share(3).........................                                   $ (0.50)                $ 0.00
                                                                      =======                 =======
Shares used in computing pro forma
  net income (loss) per share(3)...                                     8,343                  8,536
                                                                      =======                 =======


                                                                       DECEMBER 31,                  JUNE
                                                             ---------------------------------        30,
                                                              1994         1995         1996         1997
                                                             -------      -------      -------      -------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale.... $11,064      $10,773      $11,933      $15,047
Working capital.............................................  10,939        9,743       10,101       12,798
Total assets................................................  14,334       12,340       15,185       20,030
Long-term obligations, less current portion.................      --          816        1,175        5,086
Deficit accumulated during development stage................    (989)      (5,126)      (9,298)      (9,295)
Total stockholders' equity..................................  14,038       10,264       11,225       11,872

---------------

(1) Included in research and development expenses for the Inception Period is $428,059 related to the purchase of in-process research and development.

(2) Other income includes proceeds received for management and administrative services.

(3) See Note 1 of Notes to Financial Statements for information regarding the computation of pro forma net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis contains certain forward-looking statements relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

OVERVIEW


     Corixa's objective is to be the leader in the discovery and commercialization of T cell vaccine products for the treatment and prevention of cancers and certain infectious diseases. The Company's strategy is to dedicate its resources to vaccine discovery and to establish corporate collaborations as early in the development process as possible for all aspects of product development and commercialization, including research, clinical development, obtaining regulatory approval, manufacturing and marketing. Corixa believes that this research- and partner-driven approach creates significant scientific, operational and financial advantages for the Company and accelerates the commercial development of new therapeutic and prophylactic T cell vaccines. To date, approximately 86% of the Company's revenue has resulted from payments from such collaborative agreements. In particular, the Company has entered into significant corporate partnerships with SmithKline Beecham with respect to tuberculosis and cancer vaccine products pursuant to which the Company will receive up to an aggregate of $65.3 million, of which up to $23 million is payable under the breast cancer collaboration, up to $23 million is payable under the prostate cancer collaboration and up to $19.3 million is payable under the tuberculosis collaboration. A substantial amount of such funding is required to be used for research and development activities pursuant to the terms of such collaborations. SmithKline Beecham may terminate either or both of the breast and prostate cancer programs in the event the Company does not meet certain scientific milestones after the second anniversary of the effective date of the respective agreements and may terminate the tuberculosis agreement by failing to exercise the option thereunder. See "Business -- Corporate Partnerships -- Vaccines." Additionally, approximately 14% of the Company's revenue has resulted from funds awarded through government grants. As of June 30, 1997, the Company had total stockholders' equity of $11.9 million.


     Corixa has entered, and intends to continue to enter, into collaborative agreements as early in the vaccine development stage as possible. The Company believes that this active corporate partnering strategy enables Corixa to maintain its focus on its fundamental strengths in vaccine discovery and research, capitalizes on its corporate partners' strengths in product development, manufacturing and commercialization, and significantly diminishes the Company's financing requirements. When entering into such corporate partnering relationships, the Company seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales. Revenues recognized from inception through June 30, 1997 under the Company's collaborative agreements were approximately $13.8 million.

     The Company has experienced significant operating losses in each year since its inception. As of June 30, 1997, the Company's accumulated deficit was approximately $9.3 million. The Company may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with the Company's discovery, research and development programs, and preclinical and clinical activities. Substantially all of the Company's revenues to date have resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. The Company's ability to achieve a consistent, profitable level of operations is dependent in large part upon entering into collaborative agreements with corporate partners for product discovery, research, development and commercialization, obtaining regulatory approvals for its products and successfully manufacturing and marketing commercial products. There can be no assurance that the Company will be able to achieve consistent profitability. In addition, payments under collaborative agreements and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by the Company. Therefore, the Company's results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 and 1996

     Total Revenues


     Revenues increased to $7.5 million for the six months ended June 30, 1997, from $2.4 million for the same period in 1996. This increase was attributable primarily to license revenues resulting from the agreements with SmithKline Beecham. Revenue of approximately $831,000 was recognized during the six months ended June 30, 1997 in conjunction with the collaboration agreement with GenQuest. Revenue under government grants received in 1997 is expected to be slightly less than that received in 1996.


     Research and Development Expenses


     Research and development expenses increased to $7.1 million for the six months ended June 30, 1997, from $4.7 million for the same period in 1996. The increase was primarily attributable to increased payroll and personnel expenses incurred as the Company hired additional research and development personnel, increased purchase of laboratory supplies, increased equipment depreciation and facilities expenses in connection with the expansion of the Company's research efforts, and the inclusion of the research and development portion of amortized deferred compensation expense associated with the grant of certain stock options. This non-cash compensation expense will continue to be recognized over the vesting period of such options, typically four years. See Note 1 of Notes to Financial Statements. Research and development expenses of approximately $1.0 million were incurred during the six months ended June 30, 1997 in conjunction with the GenQuest collaboration agreement. The Company expects research and development expenses to increase in the future to support the expansion of its research and development activities.



     The Company and GenQuest have entered into a call option agreement under which the Company has the right to purchase a significant majority of the outstanding capital stock of GenQuest in exchange for shares of the Company's Common Stock at a purchase price determined in accordance with a formula specified in the call option agreement. The Company has not made a decision as to whether it will exercise the option. If the Company were to exercise the option, the Company would be required to fund any future development efforts of GenQuest which would result in the Company incurring research and development expenses without the corresponding revenue currently provided by GenQuest.


     General and Administrative Expenses

     General and administrative expenses increased to $779,000 for the six months ended June 30, 1997, from $438,000 for the same period in 1996. The increase was primarily due to increased expenses related to business development and the general and administrative portions of the amortized deferred compensation expense associated with the grant of certain stock options. See
Note 1 of Notes to Financial Statements. The Company expects general and administrative expenses to increase in the future to support the expansion of its business development activities, and increased expenses associated with being a public company.

     Interest Income, Net

     Interest income, net increased to $235,000 for the six months ended June 30, 1997, from $213,000 for the same period in 1996. This increase was due to an increase in interest income resulting from higher average cash balances in the first six months of 1997 which was partially offset by an increase in interest expense resulting from higher capital lease balances outstanding in 1996. The Company expects interest income, net to increase in 1997 due to an increase in average cash balances as a result of the consummation of the Offering.

     Other Income

     Other income increased to $187,000 for the six months ended June 30, 1997, from $174,000 for the same period in 1996. The 1997 balance consists of $162,500 and $24,000 in proceeds from management and administrative services agreements with GenQuest and the Infectious Disease Research Institute ("IDRI"), a not-for-profit, grant-funded private research institute, respectively, pursuant to which the Company provides services with respect to corporate management, accounting and financial matters, recordkeeping, personnel administration and human resources, and treasury services as required by such agreements.

     Deferred Compensation

     Deferred compensation of approximately $3.9 million was recorded in the six months ended June 30, 1997, representing the difference between the exercise prices of 645,004 shares of Common Stock subject to options granted during the six months ended June 30, 1997 and the deemed fair value of the Company's Common Stock on the grant dates. Deferred compensation expense of $371,210 attributed to the shares was amortized during the six months ended June 30, 1997. The remaining deferred compensation will be amortized to operating expense over the vesting periods of the options.

  Years Ended December 31, 1996, 1995 and Inception Period

     Revenues

     Revenues increased to $5.8 million in 1996, from $2.7 million in 1995. This increase was attributable primarily to increased collaborative agreement funding. Revenue under collaborative agreements increased to $4.4 million in 1996, from $2.4 million in 1995. Funds received from government grants increased to $1.4 million in 1996, from $304,000 in 1995, and revenue under government grants received in 1997 is expected to be slightly less than that received in 1996. The Company did not recognize any revenue during the Inception Period.

     Research and Development Expenses

     The Company's research and development expenses increased to $10.0 million in 1996, from $7.0 million in 1995, and $867,000 in the Inception Period (approximately $428,000 of which resulted from acquired in-process research and development). The increases were primarily due to greater expenses associated with additional personnel hired to support the Company's growing research efforts and related purchases of research materials and laboratory supplies.

     General and Administrative Expenses

     The Company's general and administrative expenses increased to $781,000 in 1996, from $532,000 in 1995, and from $205,000 in the Inception Period. Such expenses increased as a result of the increase in compensation and benefits paid relating to the hiring of additional personnel.

     Interest Income, Net

     Interest income, net decreased to $476,000 in 1996, from $691,000 in 1995. This decrease was due to higher outstanding capital lease balances in 1996 resulting in greater interest expense. Interest income, net was $83,000 in the Inception Period.

     Other Income

     Other income increased to $348,000 in 1996, from $16,000 in 1995 due to proceeds of $300,000 and $48,000 from management and administration agreements with GenQuest and IDRI, respectively, pursuant to which the Company provides services with respect to corporate management, accounting and financial matters, recordkeeping, personnel administration and human resources, and treasury services as required by such agreements. No other income was received during the Inception Period.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception through collaborative agreements, government grants, private placements of equity securities and capital leases. Through June 30, 1997, the Company's operations have used cash of $6.0 million. The private placements of equity securities have provided the Company with aggregate gross proceeds of approximately $20.1 million. The Company has drawn down $3.8 million through capital lease financings and $3.0 million from an advance under a collaborative agreement. As of June 30, 1997, the Company had approximately $15.0 million in cash, cash equivalents and securities available-for-sale.

     The Company has invested $5.2 million in property and equipment since inception, including equipment acquired under capital lease financings of $3.8 million. The Company expects capital expenditures to increase over the next several years as it expands its facilities and acquires scientific equipment to support the planned expansion of research and development efforts.

     As of June 30, 1997, the Company had net operating loss carryforwards of approximately $6.6 million available to offset federal and state income taxes. Research and development tax credit carryforwards for the Company were estimated to be approximately $900,000 for federal income tax purposes. If not utilized, the federal net operating loss and research and development tax credit carryforwards will expire at various times through 2009. See Note 6 of Notes to Financial Statements.

     The Company believes that the net proceeds from the Offering, its existing capital resources, committed payments under its existing collaborative agreements and licensing arrangements, equipment financing and interest income will be sufficient to fund its current and planned operations for at least 18 months following the Offering. The Company intends to enter into additional corporate collaborations which will provide funding for all or a part of the Company's research and development activities. The Company's future capital requirements will depend on many factors, including, among others, the following: continued scientific progress in its discovery, research and development programs; the magnitude and scope of these activities; the ability of the Company to maintain existing and enter into additional corporate collaborations and licensing arrangements; progress with preclinical studies and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and the potential need to develop, acquire or license new technologies and products and other factors not within the Company's control. The Company intends to seek additional funding through corporate collaborations, licensing arrangements, public or private equity or debt financings and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms, if at all. If sufficient capital is not available, the Company may be required to delay, reduce the scope of, eliminate, or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

                                    BUSINESS

INTRODUCTION

     Corixa focuses on the discovery and early clinical development of a novel class of therapeutic and prophylactic vaccines. Although commercially available vaccines can prevent infection by a variety of pathogens such as bacteria, viruses and parasites through antibody-based immune responses, these responses are not sufficient to eliminate cancers or certain infectious diseases, including tuberculosis and Acquired Immune Deficiency Syndrome ("AIDS"). To induce an effective immune response against these diseases, pathogen- or tumor-reactive T lymphocytes ("T cells") must be stimulated. In particular, cytotoxic T lymphocytes ("CTL") -- specialized T cells that have the ability to recognize and kill pathogen-infected tissue or tumor cells -- must be activated.

     Corixa's therapeutic and prophylactic T cell vaccines represent a new approach to the treatment of cancers and certain infectious diseases. The markets for such vaccine products are extensive, particularly in oncology, given that current treatments such as chemotherapy and radiation therapy may not lead to lasting cure or prevention. Immunologists and molecular biologists recently have identified certain previously unknown molecular signals that are responsible for T cell recognition of pathogen and/or tumor-associated proteins referred to as antigens. Corixa's vaccine products are designed to exploit these recent developments by using each of the three components of its core technology platform -- proprietary microsphere delivery systems, adjuvants and antigens -- to force the immune system to recognize antigens in such a manner that potent T cell, particularly CTL, responses are induced. The Company's vaccines consist of proprietary antigens which may be encapsulated in biodegradable and biocompatible microspheres combined with a proprietary adjuvant, which is a molecule or substance capable of non-specifically enhancing or boosting an immune response.

SCIENTIFIC BACKGROUND

     A variety of prophylactic vaccine products are commercially available for the prevention of certain infectious diseases. However, these products do not address therapeutic treatment of such diseases. The majority of current vaccines trigger a protective antibody response capable of destroying an invading pathogen in the event the patient is exposed to the pathogen in the future. Antibodies are products of specialized immune system cells called B lymphocytes ("B cells") that recognize and attach to antigens and trigger the non-specific elimination of the pathogen. Antigens are components of the invading pathogen that are recognized by cells of the immune system. Current vaccines are made up of whole organisms that contain antigens or antigens themselves, which can be peptides, proteins or carbohydrates. Such vaccines are formulated by combining antigens with an adjuvant, an immune system booster.

     The immune response begins when antigens are processed by a specialized immune system cell called an antigen presenting cell ("APC"). Antigens are processed by APCs through two distinct pathways, the Class I and Class II Pathways. The antibody response produced by current vaccines results from antigen processing only through the Class II Pathway. The Class II Pathway breaks down antigens into specific peptides which are then presented on the surface of an APC via major histocompatibility ("MHC") Class II proteins. Antigen presentation via MHC Class II proteins results in activation of CD4-positive helper T cells. These cells produce immune system hormones called cytokines that serve to "help" with the generation of various components of both cellular and antibody-based immune responses. Depending on the specific cytokines that helper T cells produce, the helper T cell response is classified as either Th1 or Th2. Th1 responses help generate and activate CTL and lead to antibody production by B cells and possible pathogen elimination.

        Class I Antigen Presentation          Class II Antigen Presentation
                 Pathway                                  Pathway

[GRAPHIC]                                                              [GRAPHIC]

     Such antibody production can be sufficient to prevent or eliminate pathogen infection in the case of certain diseases. However, antibody responses alone are not sufficient in other diseases, such as cancer. In these other diseases, a cellular immune response that includes the generation of CTL is necessary in order to achieve protective immunity. While stimulation through the Class II Pathway can lead to Th1 responses helpful in generating CTL, CTL activation cannot occur without antigen presentation through the Class I Pathway. The Class I Pathway breaks down antigens into specific peptides which are then presented on the surface of an APC via MHC Class I proteins. Antigen presentation via MHC Class I proteins results in generation and activation of CTL. The Company believes that CTL are necessary to eliminate tumors and various pathogens that antibodies alone cannot destroy.

     Corixa has shown in preclinical studies that CTL are capable of eliminating either tumors or certain pathogens in settings where antibody responses fail. Such CTL are not only capable of preventing disease when they are activated prior to pathogen infection but are also able to eliminate disease or a tumor once the infection has taken place or, in the case of cancer, once a tumor has developed.

     The Company believes vaccines that can activate specific T cell responses form the basis for a new class of products that may be used either in the treatment or prevention of disease. Until recently, scientists lacked sufficient understanding to design vaccine formulations capable of promoting T cell immune reactivity against tumors or certain pathogens. The Company has incorporated recent advances in the understanding of the molecular mechanism controlling how antigens are normally presented to T cells and designed vaccine formulations which incorporate disease-specific antigens into biodegradable and biocompatible microspheres that give rise to potent CTL responses. The Company's antigen discovery program has resulted in isolation of antigens from a variety of tumor types and from infectious disease pathogens for which no vaccines currently exist. Furthermore, the Company has discovered a novel adjuvant that has been shown in preclinical studies to significantly enhance the efficacy of microsphere formulated vaccines through the stimulation and activation of Th1 helper T cells and CTL. Corixa believes that its three proprietary core technologies -- microsphere-mediated antigen delivery, novel adjuvants and proprietary antigen discovery -- form the basis for the successful development of such products.

CORIXA'S STRATEGY

     Corixa's objective is to be the leader in the discovery and commercialization of T cell vaccine products for the treatment and prevention of cancers and certain infectious diseases. The Company's strategy is to dedicate its resources to vaccine discovery and to establish corporate partnerships as early in the development process as possible for all aspects of product development and commercialization, including research, clinical development, obtaining regulatory approval, manufacturing and marketing. Corixa believes that this research-and partner-driven approach creates significant scientific, operational and financial advantages for the Company and accelerates the commercial development of new therapeutic and prophylactic T cell vaccines. Principal elements of the Company's strategy are as follows:

     Integrate the Company's Core Technologies. The Company believes that the integration of its three proprietary core technologies may be essential to providing effective vaccines for cancers and certain infectious diseases. These technologies consist of: (i) proprietary delivery systems; (ii) potent, novel adjuvants; and (iii) novel, specific antigens. Corixa believes that its three component approach is unique among entities currently undertaking the development of vaccines and has developed or acquired proprietary rights in each of these technologies. Corixa also believes that integrating one or more of its delivery systems, adjuvants or antigens with certain other companies' proprietary technology may improve such companies' existing or developmental-stage vaccine products.

     Establish Corporate Partnerships at an Early Stage. Corixa intends to enter into corporate partnerships as early in the vaccine development process as possible. For those products that show promise in the preclinical or clinical stage, the Company will seek a corporate partner no later than prior to the initiation of Phase II clinical trials. The Company believes that this active corporate partnering strategy provides three distinct advantages: (i) it permits Corixa to focus on its fundamental strengths in vaccine discovery and research;
(ii) it capitalizes on the corporate partner's strengths in product development, manufacturing and commercialization; and (iii) it significantly reduces Corixa's financing requirements. When entering into such corporate partnering relationships, the Company seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales.

     Partner Discrete Core Technologies and Non-Vaccine Products. Because the Company believes that certain other companies' vaccine products may be enhanced by components available from Corixa, the Company seeks to establish corporate partnerships with major commercial entities for each of its proprietary core technologies. For example, the Company may partner its proprietary antigens with companies who have developed their own delivery and adjuvant technologies. Similarly, Corixa believes that it can partner the Company's novel LeIF adjuvant with a variety of vaccine companies that may have vaccine antigens but lack an adjuvant with the appropriate Th profile. Corixa also believes it can partner its antigen delivery technology with companies whose vaccines currently lack sufficient recognition in vivo. Corixa further believes that certain of the antigens it discovers may lead to the development of useful non-vaccine products, particularly diagnostics, and the Company intends to establish non-exclusive collaborations with a variety of diagnostic companies to generate near-term royalty or other revenues.

CORIXA'S CORE TECHNOLOGY PLATFORMS

     Corixa seeks to discover and develop products that consist in whole or in part of its three proprietary core technologies: (i) microsphere antigen delivery systems that specifically activate helper T cells and CTL; (ii) adjuvants that specifically enhance helper T cell and CTL responses; and (iii) disease specific antigens that are essential to elicit appropriate T cell responses.

  Microsphere Antigen Delivery Systems

     Corixa has demonstrated in preclinical studies that potent antibody and CTL responses can be generated against antigens using the Company's proprietary microsphere antigen delivery system. The Company has determined that CTL generated as a result of microsphere-mediated antigen presentation are capable of killing antigen positive cells either in vitro (in test tubes) or in preclinical studies of immune function. For example, injection of microsphere-encapsulated tumor antigens in animals generated an immune response that prevented growth of antigen positive tumors when such animals were later challenged with a lethal dose of tumor cells. The immune cells responsible for this microsphere-mediated tumor rejection were shown to be antigen specific CTL. Immunization with naked (not encapsulated) antigens did not activate CTL responses, nor was such immunization able to result in protective immunity in animals later challenged in the same manner.

     Corixa believes that microsphere-mediated antigen delivery may be superior in terms of versatility, stability, safety and cost to other approaches which circumvent the antigen presentation pathways, including the use of various gene therapies as well as liposome or recombinant-protein lipid formulations. Microspheres of the particular size range used by the Company are taken up only by APCs. This is not true for formulations containing genes or lipids, where significant amounts of the delivered product are taken up by non-APCs or lost in the blood stream or elsewhere in the body. Microsphere delivery of antigens may also avoid certain safety issues associated with gene therapy. Because Corixa uses microspheres that are produced from FDA-approved, synthetic co-polymers, there is no immune response to the microsphere itself, in contrast to the immune response that can occur to other proteins encoded by viral or bacterial vectors used in gene therapy. Additionally, a single, microsphere formulation may be useful in multiple vaccine products. This avoids the repetitive costs associated with construction, manufacture and testing of different gene therapy vectors or recombinant protein-lipid formulations for different target indications. Furthermore, Corixa believes that its microsphere vaccine preparations will be stable as freeze-dried formulations, resulting in a multi-year shelf-life.

     The Company has an exclusive worldwide license to a number of patents and pending patent applications from SRI covering the composition, use and production of microspheres for augmenting immune responses. In addition, the Company has an exclusive worldwide license to antigen delivery technology from the Dana-Farber Cancer Institute ("Dana-Farber") comprising patent applications claiming the composition and use of microspheres of a particular size range for the purpose of activating CTL. The Company is also internally developing certain microsphere technology. See "-- Certain License Agreements" and "-- Patents and Proprietary Technology."

  Adjuvants

     Adjuvants are formulations and/or additives that are routinely combined with vaccines to boost immune responses directed against the antigens in such vaccines. Because current vaccines depend upon the generation of antibody responses to injected antigens, commercially available adjuvants have been developed largely to enhance such antibody responses. To date, there are no adjuvants that have been approved for use in humans which augment helper T cell and CTL responses.

     Corixa has identified a protein, known as LeIF, that functions as a potent adjuvant for enhancing immune responses directed at T cell vaccine antigens. LeIF is a protein produced by the parasite Leishmania, which is carried by sandflies and causes both a skin and visceral disease known as Leishmaniasis. In cell culture studies conducted by the Company, LeIF has been found to have potent immune system stimulatory effects, both for cells from individuals who have been exposed to the parasite and from individuals who have not been so exposed.

     Preclinical studies conducted by Corixa indicate that LeIF is a unique protein stimulator of a Th1 response. Additional research conducted by the Company has confirmed that the cell within the immune system that responds to LeIF is an APC. APCs stimulated with LeIF produce large quantities of a certain cytokine and a certain cell surface protein, both of which are molecular signals required for the generation of potent CTL responses. Corixa has conducted further research to determine whether LeIF functions as an adjuvant for T cell vaccines. In prelinical studies, use of microsphere-encapsulated tumor antigens together with LeIF resulted in tumor regression, even when administered to animals with established tumors. In all cases, tumor regression was shown to correlate with the in vivo development of tumor antigen reactive CTL. As a result, Corixa's research suggests that immunity induced by the combination of microsphere-encapsulated antigens and the LeIF adjuvant is both antigen specific and long-lived. Treated animals were still able to reject lethal doses of antigen positive tumors when challenged more than four months after therapy.

     Corixa believes that the use of LeIF as an adjuvant will greatly enhance the efficacy of its T cell vaccines. The Company also believes that LeIF, together with microsphere-encapsulation technology, may be useful in developing therapeutic products from current prophylactic vaccines due to the ability of the Company's technologies to promote potent Th1 and CTL responses. Corixa has granted licenses to or options to license its LeIF technology to several corporate partners, including SmithKline Beecham, PMC, Vical and Heska. See
"-- Corporate Partnerships -- Adjuvants" and "-- Other Products in Development."

                   THROUGH A VARIETY OF PROPRIETARY METHODS,
                  CORIXA IMMUNOLOGICALLY "SIEVES" FOR ANTIGENS
                 AGAINST CANCERS AND OTHER INFECTIOUS DISEASES.

                                    GRAPHIC

                                   NOVEL AND
                                DISEASE-SPECIFIC
                                    ANTIGENS

  Antigen Discovery

     Corixa's ability to discover and patent multiple antigens allows it to select those which will work most effectively in a given vaccine (i.e., are recognized by the greatest percentage of individuals, stimulate the strongest immune response and are expressed by the greatest percentage of pathogen strains or tumor types). To capitalize on this ability, over half of Corixa's scientific personnel are devoted to antigen discovery. Discovery approaches and technologies used by the Company in both tumor and infectious disease vaccine development include: (i) tumor tissue procurement and SCID mouse tumor propagation; (ii) differential display; (iii) cDNA subtraction; (iv) expression cloning; (v) pathogen protein purification; (vi) antigenic peptide stripping; and (vii) immunological characterization of candidate tumor vaccine antigens. The Company's discovery approaches map patient immune responses to ensure that discoveries focus on identification of pathogen and tumor proteins that are recognized by the human immune system and are therefore antigenic. See "-- Vaccine Antigen Discovery Methodologies."

     The culmination of Corixa's antigen discovery research is the isolation of pathogen genes that encode those antigens with significant potential to be effective components of vaccines. Such antigens (in the form of either recombinant proteins or biosynthetically produced peptides) are then formulated in microspheres for vaccination. Multiple pathogen and/or tumor gene and protein sequences have been discovered by the Company. As of June 30, 1997, the Company had filed numerous patent applications seeking both composition of matter and/or vaccine and diagnostic method of use claims to: (i) approximately 160 gene sequences that are either uniquely expressed or markedly over-expressed by breast cancer cells; (ii) approximately 60 gene sequences that are either uniquely expressed or markedly over-expressed by prostate tumor cells or prostate tissue; and (iii) approximately 70 gene sequences expressed by Mycobacterium tuberculosis.

     There can be no assurance that patents will issue from any of the pending applications, or that if issued, such patents will not be challenged, invalidated or circumvented by third parties, or that the rights granted under any issued patents will provide adequate proprietary protection or competitive advantages to the Company. The Company's three core technologies are at an early stage of development. There can be no assurance that any of such technologies will prove to be safe and effective, and products which may result from the Company's research and development programs are not expected to be commercially available for a number of years, if at all. See "-- Patents and Proprietary Technology," "Risk Factors -- Uncertainties Related to Early Stage of Development" and "-- Uncertainties Related to Technology and Product Development."

CORIXA'S PRODUCTS IN DEVELOPMENT

     Corixa has a number of products in various stages of development, many of which are the subject of collaborations with corporate partners. The following table sets forth the type of product currently in development, the application(s) for the particular product, its present stage of development and the identity of the Company's corporate partner, if any, for such product application.

---------------------------------------------------------------------------------------------------
                                 CORIXA'S PRODUCTS IN DEVELOPMENT
---------------------------------------------------------------------------------------------------
 PRODUCT          APPLICATION                     DEVELOPMENT PHASE(1)   PARTNER
----------------  ------------------------------  ---------------------  --------------------------
 VACCINES         Breast/Prostate Cancer          Research               SmithKline Beecham
                  Vaccines                                               Biologicals S.A.
                  Two Cancer Vaccine Targets      Research               SmithKline Beecham
                                                                         Biologicals S.A.
                  Her-2/neu Peptide Vaccines for  Phase I Clinical       Not currently partnered
                  Breast and Ovarian Cancer       Trials
                  Lung Cancer, Lymphoma and       Research               Not currently partnered
                  Other Vaccines
                  Tuberculosis Vaccines           Preclinical Studies    SmithKline Beecham
                                                                         Biologicals S.A.
 ADJUVANTS        LeIF as an Adjuvant for         Preclinical Studies    Pasteur Merieux Connaught
                  Certain Infectious Disease
                  Vaccines
 DIAGNOSTICS      Trypanosoma cruzi               Development            DiaMed S.A.
                  Trypanosoma cruzi - Diagnostic  Development            Centocor UK Limited
                  and Blood Screen
                  Tuberculosis                    Development            Abbott Laboratories
                  Leishmaniasis                   Early Stage            Various diagnostic
                                                  Commercialization      companies
                  Tick-Borne Diseases             Preclinical Studies    Not currently partnered
 OTHER PRODUCTS   Adoptive Immunotherapy -        Preclinical Studies    CellPro, Incorporated
                  Cancer
                  Certain Autoimmune Diseases     Research               Novo Nordisk A/S/
                                                                         ZymoGenetics, Inc.
                  Cancer; LeIF Gene as an         Research               Vical Incorporated
                  Immunomodulator
                  Certain Technologies for        Development            Heska Corporation
                  Companion Animal Health
---------------------------------------------------------------------------------------------------

(1) "Research" indicates the discovery or creation of prototype products and includes antigen discovery, immunomodulator discovery and characterization.
    "Development" indicates testing of prototype diagnostic assays in a particular format and testing of such products.
    "Preclinical Studies" indicates product scale up, formulation and further testing in animals, including toxicology.
    "Phase I Clinical Trials" are performed to evaluate the safety of a vaccine and its ability to stimulate an immune response.
    "Early Stage Commercialization" indicates sales to third parties for use in diagnostic applications which have resulted in immaterial revenues to date.

  Vaccine Products

     Breast and Prostate Cancer Vaccines. Breast and prostate cancer are currently among the most widespread malignant diseases in women and men, respectively. According to industry sources, over 525,000 patients were diagnosed with breast cancer and over 625,000 patients were diagnosed with prostate cancer in Europe, Japan and North America in 1995. A large percentage of these patients undergo chemotherapy, radiation therapy and surgery, yet the vast majority are likely to relapse with malignant disease within ten years following surgical intervention. Corixa believes that its vaccines will initially be useful in those patients who have undergone surgery.

     The Company has identified over 300 gene sequences that are either uniquely expressed or markedly over-expressed in breast tumors and/or prostate tumors or tissue. Analysis of comparative expression of such genes in multiple tumor specimens and in normal tissue has resulted in patent filings on approximately 220 gene sequences which the Company believes may be valuable for inclusion in vaccine products. The Company has begun the immunological characterization of these gene sequences with the goal of selecting several antigens for use in vaccines for breast and prostate cancer. In March 1997, Corixa entered into corporate partnerships with SmithKline Beecham in the areas of breast and prostate tumor vaccines. See "-- Corporate Partnerships -- Breast and Prostate Cancer Vaccines."

     Her-2/neu Peptide Tumor Vaccines. According to New Medicine, Inc., over 525,000 new breast cancer patients and 80,000 new ovarian cancer patients are diagnosed in Europe, Japan and North America each year. Of these patients, approximately 50% markedly over-express the gene Her-2/neu on the surface of their respective breast and ovarian carcinomas. To date, in in vitro studies with animal and human cells, peptides from the Her-2/neu protein have been shown to generate potent T cell immune responses. In vitro data indicate that cells from different patients respond to different Her-2/neu peptides. Consequently, the Company is currently developing a "cocktail" approach to vaccine formulation, combining multiple peptides in a single vaccine. The Company believes that a "cocktail" of peptides may be useful as a therapeutic vaccine for breast and ovarian cancer patients whose tumors over-express Her-2/neu.

     In July 1996, pursuant to certain contractual obligations, Corixa, together with the University of Washington, filed an investigational new drug application to begin a clinical trial of three different Her-2/neu peptide vaccines in breast and ovarian carcinoma patients. This Phase I clinical trial began accruing patients in September 1996. Safety is the primary endpoint of this clinical trial, which consists of up to 60 patients who will each receive monthly vaccinations for a period of six months. Secondary endpoints of the trial focus on the ability of such vaccination to lead to demonstration of anti-Her-2/neu immune reactivity and/or clinical response. This clinical trial currently uses naked Her-2/neu peptides together with granulocyte macrophage colony stimulating factor as an adjuvant. The Company is also conducting preclinical studies with microsphere-encapsulated formulations of Her-2/neu peptides and LeIF as an adjuvant as a prelude to adding these components of its proprietary core technology to either the current clinical trial or, if required by the FDA, a separate Phase I clinical trial. Corixa has an exclusive worldwide license to Her-2/neu peptide vaccine technology from the University of Washington. See "-- Certain License Agreements."

     Lung Cancer, Lymphoma and Other Vaccines. Building on the Company's initial progress in cancer antigen discovery aimed at the development of breast and prostate tumor vaccines, Corixa has initiated additional discovery programs in several other tumor types, including lung cancer and Non-Hodgkin's lymphoma ("NHL"). According to industry sources, both lung cancer and NHL have mortality rates well above the normal mortality rates for cancers generally, with five year mortality rates of 86% and 49%, respectively. Lung cancer is now the leading cancer killer in Europe, Japan and North America, with incidence in 1995 in those countries estimated at approximately 520,000 people. NHL incidence in the developed world was estimated at 137,000 in 1995. Due to the magnitude and severity of such diseases, and the absence of effective therapies in these areas, Corixa has begun to undertake antigen discovery and vaccine development efforts in these tumor types using approaches similar to those it uses in breast and prostate cancer. See "-- Corixa's Vaccine Antigen Discovery Methodologies." Additionally, Corixa is currently engaged in discussions with several pharmaceutical companies with respect to potential corporate partnering arrangements in the areas of lung cancer, leukemia and lymphoma vaccines. There can be no assurance, however, that such discussions will lead to the establishment of any new corporate partnerships on favorable terms, or at all. See "Risk Factors -- Dependence on and Management of Existing and Future Corporate Partnerships."

     Tuberculosis Vaccines. Tuberculosis ("Tb"), caused by infection with Mycobacterium tuberculosis ("Mtb"), results in more deaths than any other infectious disease in the world. The market for potential Tb vaccines is extensive. According to industry sources, there are an estimated 8.8 million new cases of Tb worldwide. Once believed to be eradicated in the United States, Tb is now growing in prevalence. From 1985 to 1992, the number of cases increased 20% in the United States and the percentage of patients with antibiotic resistant mycobacteria increased from less than 1% to more than 25% in some areas of the country. Corixa's goal is to develop specific prophylactic vaccines for both conventional and drug-resistant strains of Mtb.

     Corixa has identified over 60 novel candidate Tb gene products that specifically trigger appropriate helper T cell responses in vitro. These gene products are the subject of multiple patent applications filed by the Company covering compositions of matter and vaccine and diagnostic methods of use. The in vitro tests have led to the selection of several candidate vaccine antigens. Some of these antigens have been skin-tested in both infected-healthy and infected-diseased individuals in South America to determine which antigens are recognized by both patient populations. Results from such tests, together with continued analysis of patient T cell responses, has led to the commencement by Corixa of preclinical studies for both therapeutic and prophylactic vaccine use. In October 1995, the Company entered into a corporate partnership with SmithKline Beecham for the development of Tb vaccines. Based on the Company's progress, the research phase of this corporate partnership was recently extended for an additional one year period. See "-- Corporate
Partnerships -- Tuberculosis Vaccines."

  Adjuvants

     Corixa has discovered a gene from the parasite Leishmania that codes for the protein LeIF, which is capable of stimulating Th1 helper and CTL responses. The Company has demonstrated in preclinical studies that when combined with certain target antigens, LeIF induces a stronger antibody response directed against the target antigen than was induced by such antigen alone. Co-administration of LeIF with various T cell vaccines in preclinical studies for both infectious disease and tumors results in enhanced generation of anti-vaccine reactive CTL.

     Corixa currently produces LeIF as a recombinant protein in bacteria. The Company anticipates that it will use LeIF in its proprietary vaccine formulations and will also out-license LeIF for incorporation as an adjuvant in vaccines outside of the Company's cancer and infectious disease targets. In December 1996, the Company entered into a corporate partnership with PMC. This corporate partnership provides PMC with the option to license LeIF for use with vaccines in five different infectious disease indications. See "-- Corporate Partnerships -- Adjuvants."

  Diagnostic Products

     The Company believes that many of the antigens it has discovered in the fields of cancer and infectious disease also have applications in the diagnosis of disease. Antigens are used in diagnostic tests to determine whether an individual possesses antibodies against the antigen. The presence of such antibodies indicates that the individual is infected by the pathogen. Infectious disease diagnostic products for the following indications are currently under development at Corixa:

     Trypanosoma cruzi ("T. cruzi"). T. cruzi is an intracellular blood and tissue parasite endemic to South America, Central America and Mexico that is most commonly transmitted by blood transfusion. T. cruzi is responsible for the development of Chagas' disease, which can develop into fatal infectious heart disease. Current diagnostic procedures to determine blood exposure to T. cruzi infection are based on the detection of patient antibodies that react with crude extracts of this parasite. These tests often produce false results due to their inability to distinguish antibodies against T. cruzi from antibodies against other infectious agents. The Company has discovered and evaluated in vitro a number of peptides encoded by genes of the T. cruzi parasite for their ability to serve as highly specific and sensitive reagents for detection of T. cruzi. Corixa has licensed its T. cruzi antigen technology for the development of both blood screen and point-of-care diagnostic tests to several diagnostic companies, including DiaMed and Centocor. See "-- Corporate Partnerships -- Diagnostic Products."

     Tuberculosis. Corixa believes that many antigens currently under investigation by the Company could be useful in the development of novel diagnostics to determine whether patients have been infected with Mtb. Current diagnostic assays to determine Mtb infection are expensive and labor intensive. The majority of patients exposed to Mtb receive chest x-rays, and attempts are made to culture the bacterium in vitro from sputum samples. Mtb grows poorly and slowly outside the body, which can produce false negative test results.

In addition, standard skin tests are not ideal in detecting infection and cannot be used in areas of the world where patients receive childhood vaccination with bacterial strains related to Mtb. The Company is developing a combination of proprietary antigens that may be used in detecting the presence and degree of Mtb infection. The Company has granted to Abbott a non-exclusive license to certain of its Tb antigen technologies and intends to pursue additional out-licensing opportunities for this product. See "-- Corporate Partnerships -- Tuberculosis Vaccines."

     Leishmaniasis. The parasite Leishmania causes a systemic disease of the liver, spleen and bone marrow called Leishmaniasis that can be fatal if not treated. The disease is endemic to Southern Europe, the Middle East, Africa, China and India, as well as Central and South America. The largest United States population infected with Leishmania are military personnel and veterans who were exposed to the parasite while stationed in the Middle East during the Gulf War. Leishmania has also become a leading cause of opportunistic infection in AIDS patients in Southern Europe. Currently, the most reliable test for this parasite infection is an extremely costly and potentially dangerous procedure requiring the collection of bone marrow from patients and microscopically searching for evidence of such infection. Corixa has identified and patented a Leishmania antigen that is useful in determining whether patients are infected with the parasite. Corixa has licensed its Leishmania diagnostic technology to various diagnostic companies on a non-exclusive basis. The Company is currently negotiating with other diagnostic companies who have expressed interest in developing either rapid physician office or field-based diagnostics using the Company's patented technology. See "-- Corporate Partnerships -- Diagnostic Products."

     Tick-Borne Diseases. There are multiple diseases, such as Lyme disease, caused by pathogens harbored by several tick species in North America. Recent scientific investigation has identified two tick-borne pathogens, Ehrlichia and Babesia microti, which can lead to Lyme disease-like infections and which can also cause death. No diagnostic tests currently exist for these pathogens. Corixa has identified multiple genes encoded by these pathogens that the Company believes may form the basis of novel diagnostic products and has begun discussions with diagnostic companies that have expressed interest in this field.

  Other Products in Development

     Adoptive Immunotherapy Products. Because T cells, and CTL in particular, are generally believed to be essential for the generation of protective immunity against tumors, scientists and clinicians have for many years studied the potential of using CTL obtained from patients and grown outside the body (ex vivo) for use in treating patients with advanced cancer. CTL grown ex vivo have been shown to be effective in shrinking and/or eliminating tumors, both in animal models and in clinical trials. This therapeutic approach, called adoptive immunotherapy, has been limited by its dependence on the ability to grow sufficient numbers of tumor antigen reactive CTL or other T cell populations ex vivo for re-infusion into cancer patients. Corixa believes that several of its core technologies will be useful in the development of adoptive immunotherapy procedures for cancer treatment, and the Company has identified multiple tumor antigens that can be used to stimulate in vitro growth of tumor-reactive CTL. In addition, the Company's microsphere and adjuvant technologies have been demonstrated to enhance the in vitro generation and growth of tumor antigen reactive CTL. In November 1995, Corixa entered into a license and collaborative research agreement with CellPro which provides CellPro with exclusive access to Corixa's microsphere antigen delivery, adjuvant and antigen discovery technology for CellPro's use in the discovery and development of products for the adoptive immunotherapy of cancer, and CellPro's rights to such technology are exclusive even as to the Company with respect to adoptive T cell immunotherapy of cancer. See "-- Corporate Partnerships -- Other Products."

     Autoimmune Disease Products. In some instances, the immune system can mistakenly identify host tissue as though it was an invading pathogen. Such mistaken recognition plays a key role in the development of diseases such as diabetes, rheumatoid arthritis, lupus and multiple sclerosis. Severity and onset of the disease can be associated with the development of a Th1 response. Elimination of this type of helper T cell response has been demonstrated to have a beneficial effect on the duration or severity of autoimmune disease in preclinical studies. Corixa has isolated novel pathogen proteins (i.e., LeIF) that exclusively stimulate Th1 helper T cell responses, and has entered into a corporate partnership with ZymoGenetics aimed at the discovery of new pharmacologic agents useful in the treatment of autoimmune diseases. See "-- Corporate Partnerships -- Other Products."

     Products with LeIF Gene as an Immunomodulator. LeIF functions as a potent adjuvant due in part to its ability to induce APC production of a certain cytokine and a certain cell surface protein, two important molecular signals required for the generation of potent cellular immune responses. Many scientists, as well as pharmaceutical and gene therapy companies, are exploring the utility of this cytokine and this cell surface protein to promote anti-tumor responses. Corixa and its academic collaborators are researching the ability of LeIF to promote anti-tumor immune responses when administered as a stand-alone agent in preclinical studies of malignant disease. Based on the results of these experiments, which demonstrated an anti-tumor effect of LeIF therapy, the Company has granted Vical an option to license certain LeIF technology. See
"-- Corporate Partnerships -- Other Products."

     Animal Health Products. The Company believes that certain of its vaccine and diagnostic products also may have applications in the detection of infection and treatment of disease in animals. One such disease is Leishmaniasis, which can be carried by dogs. Europe is the primary market for these products. The Company is currently collaborating with Heska, a developer and marketer of companion animal diagnostics and therapeutic products, including vaccines for certain parasitological diseases, to develop both diagnostics and vaccines for the treatment of Leishmaniasis in dogs. The Company has also granted Heska a license to use LeIF in combination with other types of vaccines in the companion animal field. Corixa intends to explore further opportunities to out-license its technology for use in animal health markets. See "-- Corporate
Partnerships -- Other Products."

     The Company's products are in an early stage of development and have not been demonstrated to be safe or effective. There can be no assurance that any of the Company's programs will move beyond its current stage of development. In addition, even if the Company is able to successfully complete its development efforts with respect to a particular product, there can be no assurance that regulatory approvals will be obtained or that any such product can be successfully manufactured and commercialized. See "Risk Factors -- Uncertainties Related to Technology and Product Development."

CORPORATE PARTNERSHIPS

     Corixa's strategy is to establish multiple corporate partnerships with pharmaceutical, biopharmaceutical and diagnostic companies that have the expertise and capability to develop, manufacture, obtain regulatory approval of and commercialize the Company's products. In such corporate partnerships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales. The Company has focused initially on three areas of collaboration, including vaccine discovery programs, diagnostic technology and out-licensing its three proprietary core technologies for applications outside the Company's focus.

  Vaccines

     Breast and Prostate Cancer Vaccines

     SmithKline Beecham. In March 1997, the Company entered into breast and prostate cancer collaboration and license agreements and an option agreement with SmithKline Beecham. The Company granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products resulting from this corporate partnership. The Company also granted SmithKline Beecham an option to license certain other related technology for use in these cancer vaccines. Under the collaboration and license agreements, SmithKline Beecham agreed to provide annual research funding to support the Company's current program to discover breast and prostate cancer antigens. To the extent breast or prostate cancer antigens are discovered and selected for further development, the Company is entitled to receive future payments upon the achievement of certain contractual milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales. SmithKline Beecham may elect to extend the research program beyond its initial two-year term based upon mutually agreed terms. In the event SmithKline

Beecham elects to extend the research program, payments by SmithKline Beecham under the collaboration and license agreements for such extension, research funding and achievement of contractual milestones may total up to $46.0 million, which amounts are payable over time based on extension of the research program and achievement of contractual milestones. SmithKline Beecham may terminate either or both of the breast and prostate cancer programs in the event the Company does not meet certain scientific milestones after the second anniversary of the effective date of the respective agreements. Under the option agreement, SmithKline Beecham paid certain consideration in exchange for exclusive options to license two of Corixa's early-stage antigen discovery programs in two cancer targets. In the event such options are exercised, then at SmithKline Beecham's election, such consideration will either be credited against future milestone payments or converted into Common Stock of Corixa. If SmithKline Beecham elects to exercise both such options and convert such consideration into Common Stock, the number of such shares that the Company is obligated to issue will be dependent upon the then-current fair market value of such Common Stock. Assuming such fair market value is $13.00 per share, the Company would be obligated to issue an aggregate of approximately 207,433 shares of Common Stock, which amount would represent beneficial ownership of approximately 1.85% of the Common Stock (based upon 10,994,331 shares of Common Stock to be outstanding upon completion of the Offering). Because the fair market value of the Common Stock is variable, the number of shares of Common Stock that the Company is obligated to issue upon exercise of such options may be a greater or lesser number than set forth above. In the event either or both of such options are not exercised or extended by February 28, 1998 with respect to one cancer target and August 31, 1998 with respect to the other cancer target, the Company will be required to repay the amounts paid by SmithKline Beecham for such option(s) over a three-year period beginning in March 2000. See Note 8 of Notes to Financial Statements.


     Tuberculosis Vaccines


     SmithKline Beecham. In October 1995, the Company entered into an option and collaborative research agreement with SmithKline Beecham. Under the option and collaborative research agreement, the Company granted SmithKline Beecham an option to receive an exclusive worldwide license to the Company's vaccine antigens discovered under Corixa's Mtb antigen discovery program. If SmithKline Beecham exercises its option, it will receive an exclusive worldwide license to use any or all such antigens, provided that such rights shall be co-exclusive with Corixa in Japan. SmithKline Beecham paid an up-front technology access fee and agreed to provide annual research funding to support the Company's program to discover Mtb antigens. In addition, if SmithKline Beecham exercises its option, the Company is entitled to receive an option exercise fee and future payments upon the achievement of certain contractual milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales. Under the option and collaborative research agreement, payments by SmithKline Beecham to Corixa for research funding, the option exercise fee and achievement of contractual milestones may total up to approximately $19.3 million. In February 1997, the Company and SmithKline Beecham agreed to renew the Mtb research program through May 1998, and extended SmithKline Beecham's option to license Mtb antigens through August 1998, which amounts are payable over time based on extension of the research program and achievement of contractual milestones.


  Adjuvants

     Pasteur Merieux Connaught. In December 1996, the Company entered into an option and license agreement with PMC whereby the Company granted PMC an option to license its novel adjuvant LeIF for exclusive use in influenza and respiratory syncytial virus and non-exclusive use in HIV, Tb and malaria. Under the option and license agreement, PMC paid an up-front option fee and, in the event and to the extent PMC exercises its option, PMC has agreed to pay exercise fees for each disease indication. In addition, in the event PMC exercises its option for one or more disease fields, the Company is entitled to receive future payments upon the achievement of certain contractual milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales and annual research funding to support the Company's preclinical development efforts related to LeIF. PMC's option will terminate in the event PMC has not exercised its right in at least one disease field on or before September 1997.

  Diagnostics

     The Company has entered into and intends to continue to pursue corporate partnerships in the fields of cancer and infectious disease diagnostics to complement its therapeutic research efforts and to expand its scientific platform. The Company has established corporate partnerships for the development of diagnostics for infectious diseases with Abbott, DiaMed, Centocor and other small diagnostic companies. Under these arrangements, the Company generally grants a non-exclusive license to Corixa's antigens for use in specified infectious disease indications in exchange for the respective corporate partner's agreement to make certain payments upon achievement of development milestones, a commitment to purchase a minimum number of reagents and an agreement to pay royalties on any product sales. In addition, the Company has collaborated exclusively with GenQuest for the development of diagnostics for cancer. See "-- Relationship with GenQuest, Inc."

  Other Products

     Adoptive Immunotherapy Products


     CellPro. Effective as of November 1995, the Company entered into a license and collaborative research agreement with CellPro. Under the license and collaborative research agreement, the Company granted CellPro an exclusive worldwide license to Corixa's proprietary vaccine technologies -- microsphere antigen delivery, the LeIF adjuvant and novel cancer antigens -- in the field of adoptive immunotherapy of cancer, and CellPro's rights to such technology are exclusive even as to the Company with respect to adoptive T cell immunotherapy of cancer. As consideration for the license, CellPro paid the Company up-front license fees and agreed to make future payments upon the achievement of certain contractual milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales. In addition, the Company is entitled to receive annual research funding to support the corporate partnership's scientific objectives. Under the license and collaborative research agreement, payments by CellPro to Corixa for research funding and achievement of contractual milestones may total up to approximately $10.2 million, which amounts are payable over time based on extension of the research program and achievement of contractual milestones. The Company and CellPro must agree annually upon the scientific objectives for the ensuing year. CellPro may terminate funding for the adoptive immunotherapy research program in the event the Company fails to perform certain obligations under such research program. Effective January 1997, the Company and CellPro amended the license and collaborative research agreement to provide for a co-exclusive license to dendritic cell vaccines incorporating the Company's cancer vaccine technology and a sharing of any license fees or royalty payments arising under the co-exclusive license.


     Autoimmune Disease Products

     ZymoGenetics. In September 1996, the Company entered into a license and collaborative research agreement with ZymoGenetics. Under the license and collaborative research agreement, ZymoGenetics agreed to provide annual research funding to support the Company's research program for the discovery of certain vaccine technology for autoimmune diseases. In addition, the Company is entitled to receive future payments upon the achievement of certain contractual milestones. The Company granted ZymoGenetics an exclusive worldwide license to vaccine technology discovered under the funded research program in the fields of diabetes, multiple sclerosis and rheumatoid arthritis. The Company retained rights to all discoveries resulting from the funded research program in all other fields. ZymoGenetics may terminate the license and collaborative research agreement in the event the Company does not meet certain scientific milestones or at any time after September 30, 1997.

     LeIF Gene as an Immunomodulator

     Vical. In April 1996, the Company entered into an option agreement with Vical. Under the option agreement, Vical received an option to license the Company's LeIF gene as a single gene immunomodulator in the field of cancer. Vical paid an up-front option fee and, to the extent it exercises its option, Vical has agreed to pay an option exercise fee and to make additional payments upon the achievement of certain contractual milestones relating to drug development and regulatory progress, as well as royalty payments on any product sales. The Company and Vical have amended the option agreement in order to extend the option exercise period. As amended, the option agreement will terminate on October 26, 1997 unless Vical exercises its option prior to such termination.

     Animal Health Products

     Heska. In March 1996, the Company entered into a license and research agreement with Heska. Under the license and research agreement, the Company granted Heska an exclusive worldwide license to Corixa's LeIF adjuvant for use in certain of Heska's vaccines and for use as a stand-alone vaccine against canine leishmaniasis. In addition, the Company granted Heska a license to its diagnostic antigen, K39, for use in detecting canine leishmaniasis. The license is exclusive worldwide, except that it is non-exclusive in Central and South America. Heska paid an up-front license fee and agreed to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales. In December 1996, Heska made a payment to the Company based on achievement of a development milestone for the Company's K39 diagnostic product.

     The Company's corporate partnership agreements generally provide recourse for the Company with respect to its existing product and technology rights in the event of an uncured material breach of such an agreement by a corporate partner. In such event, Corixa generally may elect to terminate the licenses granted to such corporate partner under such agreement. However, because Corixa's strategy for the discovery, research, development, clinical testing and commercialization of its products is to enter into multiple corporate partnerships, the success of the Company is substantially dependent on its ability to enter into and maintain such arrangements on terms favorable to the Company, its ability to successfully manage current or future corporate partnerships, if any, and the ability of its corporate partners to perform their respective obligations under such arrangements. There can be no assurance that the Company will be able to negotiate any additional corporate partnerships on favorable terms, or at all, that its current corporate partnerships will be successful or that its corporate partners will perform their obligations under such arrangements in a timely manner or at all, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on and Management of Existing and Future Corporate Partnerships."

RELATIONSHIP WITH GENQUEST, INC.

     Corixa is a principal stockholder in, and has received licenses in the field of cancer vaccines from, GenQuest, a privately-held company formed in 1995 to exploit functional genomics technology developed by Dr. Paul Fisher and Columbia University. GenQuest is engaged in discovery of new genes related to the transformation of normal cells into cancer cells and research of novel genes that are uniquely expressed by cancer cells. The Company believes that its relationship with GenQuest will lead to the identification of additional genes uniquely expressed by cancer cells that are useful in the Company's research programs.

     Genomics refers to the organization, structure and regulation of genes. Recent advances in genomics technology have allowed the isolation of genes that are associated with specific diseases. Expression of these genes may pre-dispose individuals to develop certain diseases or may be responsible for initiating the disease process. Development of techniques useful in determining gene structure has led to an increased focus on determining a specific gene's function, known as "functional genomics." Functional genomics refers to a set of gene discovery techniques that allow identification of function at the time a specific gene is discovered. GenQuest's technology includes three major discovery approaches: (i) rapid expression cloning systems that identify genes that are only expressed when normal cells become malignant cells; (ii) surface epitope masking that identifies genes that are uniquely expressed on the surface of cancer cells; and
(iii) differentiation induction and subtractive hybridization -- a technique that identifies genes that are expressed when cancer cells are forced to revert to normal cells. The Company has rights to these and other technologies for the purpose of discovering additional cancer vaccine antigens.

     In December 1996, the Company and GenQuest entered into a series of collaborative agreements amending the original license and research collaboration agreement entered into in February 1996. Under the amended license and collaboration agreement, GenQuest agreed to provide an aggregate of $5.7 million in research funding over a three-year period to support the Company's program to discover cancer genes, related antigens and cancer-related gene products. The Company granted GenQuest an exclusive worldwide license to certain of Corixa's existing non-vaccine technology and technology developed by Corixa under the joint research program in the field of cancer diagnostics and non-vaccine cancer therapeutics. GenQuest granted Corixa an exclusive worldwide license to GenQuest's existing technology and technology developed under the joint research program in the field of cancer vaccines and ex vivo cell therapy of cancer. Both the Company and GenQuest agreed to pay royalties on any sales of products incorporating licensed technology, except that with respect to genes and gene products developed by GenQuest during the funded research program, GenQuest is not obligated to pay any royalties to the Company. In addition, the Company has agreed to assume remaining royalty obligations of GenQuest to its licensor on products incorporating the licensed technology. Either the Company or GenQuest may terminate the license agreement within 30 days following December 31, 1997 if such party believes that the scientific objectives of the corporate partnership have not been met. Under the license agreement, there are limitations on the Company's ability to enter into certain relationships outside its core business of vaccine technologies. However, the Company does not believe such limitations are material. See "Certain Transactions" and Note 9 of Notes to Financial Statements.



     The Company and GenQuest have also entered into a call option agreement (the "Call Option Agreement") under which the Company has the right to purchase a significant majority of the outstanding shares of GenQuest's capital stock in exchange for shares of the Company's Common Stock at a purchase price determined in accordance with the formula specified in the Call Option Agreement. The right becomes effective on the earlier of (i) June 23, 1998, (ii) the completion of a 30-day trading period following the Company's initial public offering during which the average closing sale price of a share of the Company's Common Stock is at least $19.80, or (iii) a merger of Corixa with another entity or a sale of substantially all of Corixa's assets. Corixa's right to purchase the shares of GenQuest capital stock terminates on the earlier of (i) January 23, 2000, (ii) the date that the Company notifies GenQuest that it will not exercise its right,
(iii) the closing of the initial public offering of GenQuest, (iv) ten days following the termination of the amended license agreement, or (v) ten days following a merger of, a sale of assets by, or a change in control of Corixa. The number of shares of Common Stock that Corixa is required to issue in order to exercise the right is variable as the formula specified in the Call Option Agreement takes into account the then-current fair market value of the Common Stock and the capitalization of GenQuest as well as the date of exercise. Under this formula, the value allocated to a share of Common Stock for the purpose of determining the number of shares issuable upon exercise of this right is equal to the greater of (i) the sum of $3.00 plus the quotient obtained by dividing the difference between (a) the average closing sale price of a share of Common Stock during the 30 trading days immediately prior to such exercise and (b) $3.00 by 2, and (ii) the product of the average closing sale price of a share of Common Stock during the 30 trading days immediately prior to such exercise multiplied by 0.7. The value allocated to the shares of the capital stock of GenQuest for the purpose of determining the purchase price of such capital stock increases ratably on a monthly basis, up to a maximum allocated price per share, based on the length of time the right remains outstanding. The purchase price initially allocated to the GenQuest Series B preferred stock is $1.00 per share and increases by approximately $0.04 per month until the right is exercised, up to a maximum of $2.00 per share. The purchase price allocated to the GenQuest Series A preferred stock and common stock is equal to 66 2/3% of the purchase price of the GenQuest Series B preferred stock. For example, if the Company were to exercise such right on June 23, 1998, assuming the then-current fair market value of the Common Stock is $13.00 per share and assuming no changes to GenQuest's capitalization in the interim, the Company would be obligated to issue an aggregate of approximately 4,063,460 shares of Common Stock in exchange for such outstanding shares of GenQuest's capital stock, which amount would represent beneficial ownership of approximately 27% of the Common Stock of the Company (based upon 10,994,331 shares of Common Stock to be outstanding upon completion of the Offering). Because the actual number of shares of Common Stock that the Company is obligated to issue upon exercise of the right is dependent upon the variables described above, the number of shares of Common Stock that Corixa would be obligated to issue and the resulting dilution to existing stockholders of Corixa may be substantially greater or less than that set forth in the example above. As of the date of this Prospectus, Corixa has not made a decision as to whether it will exercise this right. In connection with the relationship between Corixa and GenQuest, Corixa issued warrants to purchase up to 454,533 shares in the aggregate of Corixa's Series B Preferred Stock at an exercise price of $9.90 per share. The holders of such warrants or their transferees (subject to certain conditions) are entitled to certain rights with respect to the registration of the shares of Common Stock issuable upon exercise of such warrants. See "Certain Transactions -- GenQuest, Inc." and "Description of Capital Stock."

CERTAIN LICENSE AGREEMENTS

     The Company seeks to obtain technologies that complement and expand its existing technology base. Where consistent with its strategy, the Company has licensed and intends to continue to license product and marketing rights from selected research and academic institutions in order to capitalize on the capabilities and technology bases of these entities. Under these license agreements, the Company generally seeks to obtain unrestricted sublicense rights consistent with its partner-driven strategy. The Company is generally obligated under these agreements to diligently pursue product development, make development milestone payments and pay royalties on any product sales.

     Agreements with Southern Research Institute


     In May 1996, the Company entered into a license agreement with SRI. Under the license agreement, SRI granted the Company an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to SRI for non-commercial research purposes) to certain polymer microsphere technology for use in the fields of cancer and infectious disease, to the extent a product incorporates an antigen, cytokine or adjuvant owned or controlled by Corixa. In addition, SRI granted the Company options to exclusive, worldwide, sublicensable licenses in certain autoimmune and viral disease fields. The Company paid up-front license fees upon execution of the license agreement. The Company is also obligated to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales, subject to an annual minimum royalty. In addition, the Company issued SRI 15,151 shares of Common Stock upon execution of the license agreement and a warrant exercisable for 7,575 shares for each grant of sublicense rights to a third party, up to a maximum of 37,875 shares, and 7,575 shares for initiation of each Phase III clinical trial, up to a maximum of 37,875 shares. In April 1997, the parties amended the license agreement to extend the Company's license in the field of cancer to include products that incorporate third-party antigens or cytokines. The Company is obligated to share revenues from such third-party sublicense agreements with SRI. The Company issued SRI 4,545 shares of Common Stock upon the first anniversary of the effective date of the license agreement. SRI may terminate the license agreement in the event the Company fails to perform certain obligations under such agreement.


     Additionally, in January 1995, the Company entered into a research agreement with SRI. Under the research agreement, the Company agreed to fund certain research at SRI directed at the incorporation of the Company's proprietary antigens and/or adjuvants with SRI's microsphere technology. Rights to any related discoveries made or obtained during the funded research are subject to the license agreement between SRI and Corixa. The Company is obligated to provide funding to SRI under the research agreement through 1997.

     Agreement with Dana-Farber Cancer Institute

     In January 1995, Corixa entered into a licensing agreement with Dana-Farber. Under the licensing agreement, Dana-Farber granted the Company an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to Dana-Farber for non-commercial research purposes) to certain microsphere technology related to the induction of a CTL response for use in all fields. The Company paid up-front license fees upon execution of the licensing agreement. The Company is also obligated to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales, subject to an annual minimum royalty. In addition, the Company issued Dana-Farber 15,151 shares of Common Stock upon execution of the licensing agreement and agreed to issue an additional 15,151 shares of Common Stock upon issuance of the first patent containing claims covering the licensed technology. The Company must meet certain performance obligations in order to retain their rights under the licensing agreement. Dana-Farber may terminate the licensing agreement in the event the Company does not make required royalty payments or fails to perform certain obligations under such agreement.

     Agreement with the University of Pittsburgh

     Corixa has an exclusive worldwide license to intellectual property developed by a Corixa founder and consultant and the University of Pittsburgh relating to the discovery and development of a Muc-1 peptide vaccine for use in the diagnosis and therapy of cancer. Muc-1 is the name of a protein that is present on the surface of ductal epithelial tissue cells. Epithelial cells are located in tissues throughout the body, including lung, ovary, breast, pancreatic, colon and prostate tissues. When expressed by a normal epithelial cell, the portion of the Muc-1 protein outside the cell is covered with carbohydrates, which serve to hide the underlying protein from the immune system. When epithelial cells turn into epithelial cancer cells, the Muc-1 protein on the surface of such cells is only slightly covered with carbohydrates. This allows T cells to recognize the underlying peptide sequence of the Muc-1 protein. Work conducted by the Corixa founder and consultant at the University of Pittsburgh confirmed that T cells obtained from cancer patients specifically recognized a repetitive peptide sequence within Muc-1.

     In an early safety trial conducted by the University of Pittsburgh pursuant to a sponsored research arrangement between the University and the Company, a total of 60 breast, pancreatic and colon cancer patients whose tumors expressed the Muc-1 antigen received escalating doses of the Muc-1 peptide vaccine formulated in a commercially available adjuvant. The clinical trial confirmed that vaccination of cancer patients was well-tolerated. While the Company did not observe a level of efficacy sufficient to support product development, it has agreed to fund a limited second dose-ranging Phase I clinical trial to be conducted at the University of Pittsburgh. In addition, the Company is aware of, but not participating in or sponsoring, an early-stage clinical trial currently being conducted in Germany. See "Risk Factors -- Uncertainties Related to Technology and Product Development."

     Agreement with Infectious Disease Research Institute

     In September 1994, the Company entered into a research services and intellectual property agreement with IDRI, a not-for-profit, grant-funded private research institute. Under this agreement, as amended and restated effective January 1997, the Company has agreed to provide IDRI with research funding and certain administrative and facilities support, including use of the Company's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by the Company. The Company's funded research performed by IDRI is in the area of infectious disease. Under the agreement, IDRI is obligated to disclose to the Company all significant developments relating to information or inventions discovered at IDRI, and the Company will own, on a royalty-free basis, all of IDRI's interest in inventions and patent rights arising out of IDRI's research during the term of the agreement (other than inventions and patent rights arising out of research that is or in the future may be funded by certain governmental or not-for-profit organizations). With respect to such rights arising out of research funded by governmental and not-for-profit organizations, the Company has been granted a royalty-bearing, worldwide, perpetual license, exclusive except as to rights held by such governmental or not-for-profit organizations.

     IDRI is independent of the Company, and the Company does not have the right to control or direct IDRI's activities. A majority of the members of IDRI's board of directors are not affiliated with the Company. However, the Company's Chief Scientific Officer is co-founder and a member of the board of directors of IDRI. The Company's Chief Operating Officer is also a member of the board of directors of IDRI and the Company's Vice President of Finance and Administration is treasurer of IDRI.

     The research services and intellectual property agreement terminates on December 31, 1999, subject to renewal for one or more three year terms at the option of the Company. If IDRI terminates the agreement as a result of the Company's failure to make required payments, the Company would be obligated to pay royalties on any product sales. See "Certain Transactions."

     Other License Agreements

     Additionally, the Company is a party to certain other option or license agreements useful in vaccine formulation and delivery with academic institutions, including an exclusive license agreement with the University of Washington for the use of Her-2/neu technology in all fields. The Company is also a party to option or license agreements useful in its antigen discovery program, including agreements with (i) Washington University in St. Louis, Missouri for the use of mammaglobin, a breast cancer-related protein and genes for prophylactic and therapeutic treatment of adenocarcinoma, (ii) Health Research, Inc. for the use of a proprietary mouse model for all cancer fields, and (iii) Mayo Foundation for Medical Education and Research for use of tick-borne disease antigens. Certain of these agreements require the Company or other parties to meet certain performance obligations in order to retain their rights under such agreements or require the Company to make certain payments in order to obtain or maintain rights to the subject technology.

CORIXA'S VACCINE ANTIGEN DISCOVERY METHODOLOGIES

     Tumor Tissue Procurement and SCID Mouse Tumor Propagation. Corixa has developed a variety of unique and proprietary resources that provide the Company with sufficient tumor tissue to enable it to conduct the types of immunological and molecular biological research it believes are necessary for antigen discovery. Many scientific organizations, universities and pharmaceutical and biotechnology companies are actively pursuing the identification of gene products that are uniquely expressed in tumor tissue. Such gene products can form the basis not only of vaccines, but also diagnostic and therapeutic product development. Access to large amounts of tumor tissue is therefore one of the keys to success in this area of research. Although many people in the United States suffer from cancer, large quantities of tumor tissue are not readily available due to increasing early detection. In order to gain access to sufficient tumor tissue, the Company uses (i) agreements with multiple clinical and academic centers in the United States and South America for provision of tumor tissue, sera and lymphocytes obtained from cancer patients; and (ii) a proprietary system for growing tumors of multiple types from primary biopsy specimens in mice that are genetically pre-disposed to lack an immune system (severe combined immune deficient ("SCID") mice). SCID mice lack an immune response and therefore are incapable of rejecting transplanted human tumor tissues. Tumors can be transplanted and grown in multiple numbers of SCID mice, thereby providing a stable source of tumor tissue for use in antigen discovery. In addition, small numbers of lymphocytes present in primary biopsy specimens continue to grow within SCID mice transplanted with biopsy tumors, serving as a reservoir for generation of tumor reactive T cell lines and clones as well as antibody-producing B cells.

     Differential Display. Corixa has used differential display techniques to identify hundreds of gene sequences that are uniquely expressed or over-expressed by tumors. This approach allows investigators to compare genes that are expressed in different cell types simultaneously. In tumor antigen discovery, cells are obtained from both tumor and normal tissue from individual cancer patients. Messenger RNA (genetic information from genes that are expressed) is prepared from both cell types and converted into DNA (called "cDNA"). Multiple cDNA(s) are then separated from each other on the basis of their size. Patterns of cDNA expression from tumor and normal cells are then compared, leading to identification of cDNA(s) that are either uniquely expressed or dramatically over-expressed in tumor cells. The sequence of nucleic acids (the individual component molecules of DNA) in such cDNA(s) can be determined and that information used to isolate genes from such cDNA. The protein products of such genes then can be tested in laboratory experiments to determine whether they can function as stimulators of immune responses in cancer patients. Positive results from such studies indicate that such proteins are good candidates for inclusion in tumor vaccines.

     cDNA Subtraction. Corixa has used cDNA subtraction to identify genes that are uniquely expressed or over-expressed by prostate tumors and prostate tissue. cDNA subtraction is another molecular biology technique that allows investigators to identify genes that are expressed in one type of tissue and not expressed in another type of tissue. The technique takes advantage of the ability of single strands of cDNA from identical or closely related genes to bind to each other and form a complex. In tumor antigen discovery, cDNA(s) (representing populations of expressed genes) obtained from normal tissue are mixed with cDNA populations harvested from tumor tissue. cDNAs from genes that are shared between both tissues form complexes and can be eliminated from further analysis. Remaining cDNA(s) representing genes expressed only in tumor tissue or only in normal tissue then can be separated and further analyzed. The goal of such experimentation is to identify those genes that are expressed only in tumor cells. The protein products of such genes then can be tested in laboratory experiments to determine whether they can function as stimulators of immune responses in cancer patients. Positive results from such studies indicate that such proteins are good candidates for inclusion in tumor vaccines.

     Expression Cloning. Corixa also uses expression cloning methods to identify potential tumor antigens for incorporation into candidate tumor vaccines. The Company has developed a number of proprietary improvements in expression cloning technology. This mode of experimentation requires use of either antibodies or immune T cells harvested from cancer or infectious disease patients. In antibody-mediated expression cloning, genes from pathogenic organisms or tumors are transferred into clones of bacteria in a system that will promote expression of all transferred genes into corresponding proteins. Because of the bacteria's rapid growth rate and capacity for protein production, pathogen or tumor proteins are produced in significant quantity together with bacterial proteins. These proteins are screened for their ability to react with antibody from either pathogen-infected or cancer patients. The development of a positive protein-antibody reaction indicates that the gene that encodes the antigen is present in a single bacterial clone. Because CTL are felt to be extremely important in mounting an effective immune response against tumors, tumor antigen expression cloning studies focus on the use of CTL for discovery of antigens by direct expression cloning. The Company has developed multiple tumor reactive CTL lines and clones for such experimentation.

     Pathogen Protein Purification. Corixa uses protein purification techniques to obtain candidate antigens from specific pathogens. Proteins are prepared from a given pathogenic organism and separated based on their physical characteristics such as size, electric charge and shape. Individual proteins are then tested for their ability to stimulate appropriate T-helper lymphocyte responses in vitro. Lymphocytes used in this screening process are obtained from individuals who are infected with the pathogen but lack evidence of disease (i.e., immune patients). Proteins that trigger helper T cell responses are then purified to homogeneity and their precise amino acid sequence is determined. The amino acid sequence information is then used to isolate the gene that encodes the particular protein.

     Antigenic Peptide Stripping. Most cells in the human body express MHC proteins on their surface. The same MHC proteins are expressed on the surface of all tissue cells within a given individual. One function of MHC proteins is to attract and bind small peptide antigens. The complex between such peptides and MHC proteins serves as a site of immunologic recognition by T cells. Many different types of tumor cells also express MHC proteins. Corixa uses a combination of biochemical techniques to purify MHC proteins and remove antigenic peptides from the region of the MHC protein where they are bound. Such peptides can then be purified using sophisticated peptide separation techniques, and the purified peptides can then be sequenced using mass spectroscopy. Comparison of such sequences with sequences of proteins from normal cells can lead to the identification of proteins or peptides that are produced only by tumor cells. The same sequence information can then be used to isolate the gene that encodes this putative "tumor antigen."

     Immunological Characterization of Candidate Vaccine Antigens. The Company's discovery techniques result in the cloning and characterization of multiple genes for possible inclusion in tumor vaccines. A key component of Corixa's antigen discovery technology is the ability to determine which of these gene products can function as potent antigens for generating anti-tumor immune responses. Once candidate antigen genes are identified, Corixa systematically determines: (i) expression of the gene product by multiple tumors from different individuals; (ii) expression of the gene product by primary as well as metastatic tumor tissue; (iii) absence of expression of the gene product in normal tissue; (iv) ability of the candidate tumor antigen to generate in vitro immune responses from T cell populations harvested from tumor and normal patients; (v) ability of the candidate tumor antigen to generate immune responses in specially designed tumor models; and (vi) ability of T cells stimulated by such antigens to mediate tumor regression in specially designed tumor models. By such systematic evaluation of candidate antigens, Corixa is able to determine and select which antigens are appropriate for microsphere formulation and vaccine development.

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

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's success will depend in large part on the ability of the Company and its licensors to obtain patent and other proprietary protection for the Company's vaccine and diagnostic products, antigens and adjuvants, defend patents once obtained, preserve its trade secrets and operate without infringing the patents and proprietary rights of third parties both in the United States and in foreign countries. Where appropriate, the Company intends to seek patent protection for its vaccine, discovery, screening, diagnostic and other proprietary technologies by filing patent applications in the United States and certain other countries. As of June 30, 1997, the Company owned or had licensed eight issued United States patents that expire at various times between December 2008 and February 2014, 55 corresponding issued foreign patents, 76 pending United States patent applications, as well as 19 corresponding international filings under the Patent Cooperation Treaty and 111 pending foreign national patent applications. The Company also holds an option to exclusively license cancer vaccine antigens discovered by GenQuest through December 2001.

     While the Company believes its patents and patent applications provide a competitive advantage in its efforts to discover, develop and commercialize useful vaccine and diagnostic products, antigens and adjuvants, the patent positions of pharmaceutical and biopharmaceutical companies, including those of the Company, are highly uncertain and involve complex legal and factual questions for which important legal principles are unresolved. There can be no assurance that the Company, its corporate partners or its licensors have or will develop or obtain rights to products or processes that are patentable, that patents will issue from any of the pending applications owned or licensed by the Company or its corporate partners, that any claims allowed will issue, or in the event of issuance, will be sufficient to protect the technology owned by or licensed to the Company or its corporate partners. The Company has licensed certain patent applications from SRI related to the Company's microsphere encapsulation technology, one of which is currently the subject of an opposition proceeding before the European Patent Office. There can be no assurance that SRI will prevail in this opposition proceeding or that any patents will issue in Europe related to such technology. There can also be no assurance that the Company's or its corporate partners' current patents, or patents that issue on pending applications, will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to Corixa. Patent applications in the United States are maintained in secrecy until patents issue, patent applications in certain foreign countries are not generally published until many months or years after they are filed, and publication of technological developments in the scientific and patent literature often occur long after the date of such developments. Accordingly, the Company cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.

     The commercial success of the Company depends significantly on its ability to operate without infringing patents and proprietary rights of third parties, and there can be no assurance that the Company's and its corporate partners' technologies do not or will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to the Company or its corporate partners. In addition, the Company is unable to determine the patents or patent applications that may materially affect the Company's or its corporate partners' ability to make, use or sell any products. The existence of third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to the Company or its corporate partners and limit the ability of the Company or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, the Company or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that the Company or its corporate partners will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or will be able to obtain or develop alternative technologies. If the Company or any of its corporate partners is enjoined from pursuing its research, development or commercialization activities or if any such license is or alternative technologies are not obtained or developed, the Company or such corporate partner may be delayed or prevented from commercializing its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that third parties will not independently develop similar or alternative technologies to those of the Company, duplicate any of the technologies of the Company, its corporate partners or its licensors, or design around the patented technologies developed by the Company, its corporate partners or its licensors. The occurrence of any of these events would have a material adverse effect on the Company's business, financial condition and results of operations.

     Litigation may also be necessary to enforce patents issued or licensed to the Company or its corporate partners or to determine the scope or validity of a third party's proprietary rights. Corixa could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if Corixa participates in patent suits brought against or initiated by its corporate partners or if Corixa initiates such suits, and there can be no assurance that funds or resources would be available to the Company in the event of any such litigation. Additionally, there can be no assurance that the Company or its corporate partners would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject the Company to significant liabilities, require disputed rights to be licensed from other parties or require the Company or its corporate partners to cease using certain technology, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

     Corixa also relies on trade secrets and proprietary know-how, especially in circumstances where patent protection is not believed to be appropriate or obtainable. The Company's policy is to require each of its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with the Company. These agreements generally provide that all confidential information developed or made known to the individual during the course of such relationship will be kept confidential and not disclosed to third parties except in specified circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by its competitors, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is a party to various license agreements that give it rights to use certain technologies in its research, development and commercialization activities. Disputes may arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by the Company and its corporate partners, licensors, scientific collaborators and consultants. There can be no assurance that the Company will be able to maintain its proprietary position or that third parties will not circumvent any proprietary protection the Company does have. The failure of the Company to maintain exclusive or other rights to such technologies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Proprietary Technology and Uncertainty of Patent Protection."

GOVERNMENT REGULATION

     Regulation by governmental entities in the United States and other countries will be a significant factor in the development, production and marketing of any products developed by the Company or its corporate partners. Pharmaceutical products and medical devices are subject to rigorous regulation by the FDA in the United States and similar health authorities in foreign countries under laws and regulations that govern, among other things, testing, manufacturing, safety, efficacy, labeling, storage, record keeping, export and promotion, marketing and distribution of such products. Product development and approval within this regulatory framework is uncertain, can take a number of years and requires the expenditure of substantial resources. Any failure to obtain regulatory approval, or any delay in obtaining such approvals, could adversely affect the marketing of products under development by the Company or its corporate partners, the Company's ability to receive product or royalty revenues, and its liquidity and capital resources.

     The nature and extent of the governmental premarket review process for the Company's products will vary, depending on the regulatory categorization of particular products. The Company believes that its vaccine and related pharmaceutical products will be regulated as biologics by the FDA and comparable regulatory bodies in other countries. The necessary steps before a new biological product may be marketed in the United States ordinarily include: (i) preclinical laboratory tests and in vivo preclinical studies; (ii) the submission to the FDA of an investigational new drug application ("IND"), which must become effective before clinical trials may commence; (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the product; (iv) the submission to the FDA of a product license application and establishment license application ("PLA/ELA"); and (v) FDA review and approval of the PLA/ELA prior to any commercial sale or shipment of the product. Recently, the FDA has eliminated the separate ELA requirement for certain categories of biotechnology products and has indicated that it intends to adopt regulations permitting the premarket review of all biologics under a single biologics license application. However, it is impossible predict when this new procedure will become effective or its impact upon the regulatory review of the Company's biological products.

     Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before the commencement of clinical trials. The IND will automatically become effective 30 days after receipt by the FDA unless the FDA indicates prior to the end of such 30-day period that the proposed protocol raises concerns that must be resolved to the satisfaction of the FDA before the trials may proceed as outlined in the IND. In such case, there can be no assurance that such resolution will be achieved in a timely fashion, if at all. In addition, the FDA may impose a clinical hold on an ongoing clinical trial, if, for example, safety concerns are presented, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency.

     Clinical trials involve the administration of the product to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with good clinical practices under protocols that detail the objectives of the trial, inclusion and exclusion criteria, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent institutional review board ("IRB") at the institutions at which the trial will be conducted. The IRB will consider, among other things, ethical factors and the safety of human subjects. The IRB may require changes in a protocol, and there can be no assurance that the submission of an IND will enable a study to be initiated or completed.

     Clinical trials generally are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the product into healthy human subjects or patients, the product is tested to assess safety, metabolism, pharmacokinetics and pharmacological actions associated with increasing doses. Phase II usually involves studies in a limited patient population to (i) determine the efficacy of the potential product for specific, targeted indications, (ii) determine dosage tolerance and optimum dosage and
(iii) further identify possible adverse reactions and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate further clinical efficacy and to test further for safety within a broader patient population, generally at geographically dispersed clinical sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific period of time, if at all, with respect to any of the Company's products subject to such testing. In addition, after marketing approval is granted, the FDA may require post-marketing clinical studies, which typically entail extensive patient monitoring and may result in restricted marketing of an approved product for an extended period of time.

     The results of pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of a PLA/ELA for approval of the manufacture, marketing and commercial shipment of the biological product. The testing and approval process is likely to require substantial time, effort and resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny the PLA/ELA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarket testing and surveillance to monitor the safety or efficacy of the product.

     Any diagnostic products developed by the Company or its corporate partners are likely to be regulated as medical devices. In the United States, medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness: Class I (general controls -- e.g., labeling, premarket notification and adherence to GMP), Class II (general controls and special controls -- e.g., performance standards and postmarket surveillance) and Class III (premarket approval).

     Before a new device can be introduced into the market, its manufacturer generally must obtain marketing clearance through either a premarket clearance under Section 510(k) of the federal Food, Drug and Cosmetic Act ("510(k)") or approval of a premarket approval application ("PMA"). Because the Company believes that any diagnostic device developed by it or its corporate partners would be classified as a Class III device, such product would be subject to the PMA approval requirement. A 510(k) clearance typically will be granted if a company establishes that its device is "substantially equivalent" to a legally marketed Class I or II medical device or to a Class III device for which the FDA has not yet required the submission of PMAs. A 510(k) clearance must contain information to support the claim of substantial equivalence, which may include laboratory test results or the results of clinical studies. Commercial distribution of a device subject to the 510(k) requirement may begin only after the FDA issues an order finding the device to be substantially equivalent to a predicate device. It generally takes from four to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, that additional information is needed before a substantial equivalence determination may be made, or that the product may be approved through the PMA process. An FDA determination of "not substantially equivalent," a request for additional information, or the requirement of PMA approval could delay marketed introduction of products that fall into this category. Furthermore, for any devices cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.

     If a device does not qualify for the premarket notification procedure, a company must file a PMA. The PMA requires more extensive pre-filing testing than required for a 510(k) premarket notification and usually involves a significantly longer review process. A PMA application must be supported by valid scientific evidence that typically includes extensive data, including preclinical and clinical trial data, to demonstrate that safety and efficacy of the device. If clinical trials are required, and the device presents a "significant risk," an investigation device exemption ("IDE") application must be filed with the FDA and become effective prior to the commencement of clinical trials. If the device presents a "nonsignificant risk" to trial subjects, clinical trials may begin on the basis of appropriate IRB approval. Clinical investigation of medical devices may involve risks similar to those involved in the clinical investigation of pharmaceutical products.

     The PMA application must contain the results of clinical trials and nonclinical tests, a complete description of the device, and a detailed description of the methods, facilities and controls used to manufacture the device. The PMA review and approval process can be expensive, uncertain and lengthy, and there can be no assurance that any approval will be granted on a timely basis, if at all. A PMA application may be denied if applicable regulatory criteria are not satisfied, and the FDA may impose certain conditions upon the applicant, such as postmarket testing and surveillance.

     Regulatory approval, if granted for any biopharmaceutical or medical device product, may entail limitations on the indicated uses for which it may be marketed, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Manufacturers of FDA-regulated products are subject to pervasive and continuing governmental regulation, including record keeping requirements and reporting of adverse experiences associated with product use. The Company and its corporate partners will be required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. The FDA has recently issued significant revisions to its medical device GMP regulations, and future changes in regulatory regulations could have a material adverse effect on the Company's business, financial condition and results of operations. Manufacturing facilities in the United

States are subject to periodic inspection by the FDA Failure to comply with GMP and other applicable regulatory requirements may result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to review pending marketing approval applications, withdrawal of marketing approvals and criminal prosecution.

     For clinical investigation and marketing of products outside the United States, the Company and its corporate partners may be subject to regulation by regulatory authorities in other countries. The requirements governing the conduct of clinical trials, marketing authorization and pricing and reimbursement vary widely from country to country. The regulatory approval process in other countries entails risks similar to those associated with FDA approval.

     The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for using, handling, storing and disposing of such materials comply with the standard prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company's use of these materials could be curtailed by state or federal authorities, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company. See "Risk Factors -- Government Regulation."

COMPETITION

     The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery, research and development of products that could compete directly with products the Company is seeking to develop. Many companies are also developing alternative therapies to treat cancer and infectious disease and, in this regard, are competitive with the Company. Many of the entities developing and marketing such competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing than Corixa. In addition, many of these competitors have become more active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies and institutions compete with the Company in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to the Company's programs. The Company's ability to compete effectively will depend on its ability to advance its core technologies, license additional technology, maintain a proprietary position in its technologies and products, obtain required government and other public and private approvals on a timely basis, attract and retain key personnel and enter into corporate partnerships that enable the Company and its corporate partners to develop effective products that can be manufactured cost-effectively and marketed successfully. The Company expects that competition among products approved for sale will be based, among other things, on efficacy, reliability, product safety, price and patent position. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company or that such products will not render the Company's products obsolete. See "Risk Factors -- Intense Competition."

EMPLOYEES

     As of June 30, 1997, the Company employed 82 personnel, including 68 in research and development (29 in antigen discovery, 18 in immunology, 11 in vaccine research and 10 in research and development support) and 14 in administration. Each of the Company's employees has signed a confidentiality agreement and none are covered by a collective bargaining agreement. The Company has never experienced employment-related work stoppages and considers its employee relations to be good.

PROPERTIES

     Corixa maintains its headquarters in Seattle, Washington where it leases approximately 35,416 square feet of laboratory, discovery, research and development, manufacturing and general administration space. The lease for this facility expires in January 2005, with an option to renew the lease for two additional periods of five years each. As of June 30, 1997 the Company's monthly rent was approximately $129,000. The Company believes that its existing facilities are adequate to meet its immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, the Company is not a party to any material legal proceedings.

SCIENTIFIC COLLABORATORS

     The Company has established a network of medical, clinical and scientific advisors and collaborators to consult with the Company's scientists and to advise the Company on its research and development program, the design of its clinical trials and on other medical and scientific matters relating to the Company's business. The Company's advisors and collaborators include the following individuals:

     Roberto Badaro, M.D. is an Associate Professor and Chief of the Infectious Disease Research Unit at the Federal University of Bahia in Salvador, Bahia, Brazil, and a Member of the Steering Committee of Integrated Chemotherapy and Vaccine for Leishmaniasis for the World Health Organization in Geneva, Switzerland. Dr. Badaro collaborates with the Company in a tuberculosis skin testing program and a cancer-related tissue procurement program, each of which is conducted in Brazil.

     Martin Cheever, M.D. is a Professor of Medicine at the University of Washington in Seattle, Washington and a co-founder of the Company. Dr. Cheever collaborates with the Company in its research and development program focusing on the use of Her-2/neu technology in vaccines for breast cancer. Dr. Cheever is the inventor of Her-2/neu peptide-based vaccines for potential use in breast and ovarian cancer.

     Nora Disis, M.D. is an Assistant Professor of Medicine at the University of Washington in Seattle, Washington. Dr. Disis collaborates with the Company in its research and development program focusing on the use of Her-2/neu technology in vaccines for breast cancer. Dr. Disis is the principal investigator on the Phase I clinical trial currently being conducted by the Company and the University of Washington using Her-2/neu peptide vaccines for breast cancer.

     Olivera Finn, Ph.D. is a Professor of Molecular Genetics and Biochemistry at the University of Pittsburgh School of Medicine, Director of the Immunology Program at the University of Pittsburgh Cancer Institute in Pittsburgh, Pennsylvania and a co-founder of the Company. Dr. Finn collaborates with the Company in its research and development efforts focusing on the use of the Muc-1 peptide vaccine for the treatment of breast, pancreatic and colon cancer. Dr. Finn is the inventor of the Muc-1 synthetic peptide vaccine that was the subject of a Phase I clinical trial in breast, colon and pancreatic cancer recently conducted by the University of Pittsburgh. Such vaccine is currently the subject of a limited second dose-ranging clinical trial which is partly funded by the Company and conducted by the University of Pittsburgh.

     Paul Fisher, Ph.D. is a Director of Neuro-Oncology Research, Professor of Clinical Pathology and a Chernow Research Scientist in the Departments of Neurosurgery, Pathology, and Urology at the College of Physicians and Surgeons of Columbia University in New York City, New York. Dr. Fisher is a member of the board of directors of GenQuest and collaborates with the Company in its research and development program focusing on the discovery and characterization of cancer-related genes.

     Richard Ostenson, M.D. is a Director of Research at Good Samaritan Cancer Center. Dr. Ostenson collaborates with the Company in its vaccine development program and supplies the Company with cancer cell lines and other materials used in the Company's various research and development programs.

     David Persing, Ph.D., M.D. is an Associate Professor of Microbiology at the Mayo Clinic's Department of Laboratory Medicine and Pathology in Rochester, Minnesota. Dr. Persing collaborates with the Company in its tick-borne disease programs.

     Elizabeth Repasky, Ph.D. is a Cancer Research Scientist with Roswell Park Cancer Institute in Buffalo, New York. Dr. Repasky collaborates with the Company in its tumor antigen development program and has licensed certain rights to a proprietary mouse model.

     Kenneth Rock, M.D. is the Chairman of the Department of Pathology and a Professor at the University of Massachusetts Medical Center in Worcester, Massachusetts and a co-founder of the Company. Dr. Rock collaborates with the Company in its research and development efforts focusing on the use of microsphere delivery technology to stimulate a T cell response.

     Thomas Tice, Ph.D. is the Director, Pharmaceutical Formulations Department at SRI in Birmingham, Alabama. Dr. Tice collaborates with the Company in its formulations of microsphere-encapsulated antigens for vaccine research.

     James Watson, Ph.D. is the Scientific Director of the Genesis Research & Development Corporation, Ltd. in Auckland, New Zealand. Dr. Watson collaborates with the Company in its tuberculosis antigen discovery program and animal testing.

     The Company has entered into consulting or sponsored research agreements with its principal advisors and collaborators. Each of the Company's advisors and collaborators has also entered into a confidentiality and non-disclosure agreement with the Company. These advisors and collaborators are generally employed by employers other than the Company and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company. Although generally each advisor and collaborator agrees not to perform services for another person or entity which would create a conflict of interest with the individual's services for the Company, there can be no assurance that such conflict will not arise.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company and their ages and positions as of June 30, 1997:

              NAME                AGE                          POSITION
--------------------------------  ---     --------------------------------------------------
Steven Gillis, Ph.D. ...........  44      President, Chief Executive Officer and Director
Mark McDade.....................  42      Executive Vice President, Chief Operating Officer
                                          and Director
Steven Reed, Ph.D. .............  46      Executive Vice President and Chief Scientific
                                          Officer
Kenneth Grabstein, Ph.D. .......  46      Vice President and Director of Immunology
Michelle Burris.................  31      Vice President of Finance and Administration
Syamal Raychaudhuri, Ph.D. .....  43      Vice President and Director of Vaccine Research
Joseph S. Lacob (1).............  41      Chairman of the Board of Directors
Arnold L. Oronsky, Ph.D. (2)....  56      Director
Andrew E. Senyei, M.D.(1)(2)....  47      Director

---------------

(1) Member of Compensation Committee
(2) Member of Audit Committee

     STEVEN GILLIS, PH.D. has served as President and Chief Executive Officer of Corixa since 1994. From 1996 to the present, Dr. Gillis has also served as Acting Chief Executive Officer and a director of GenQuest. Dr. Gillis was a founder of Immunex Corporation ("Immunex"), a biotechnology company. From 1981 to 1994, Dr. Gillis served as Executive Vice President and Director of Research and Development of Immunex, and from 1993 to 1994, served as Acting Chief Executive Officer and Chairman of the Board of Immunex. From 1990 to 1994, Dr. Gillis also served as President and Chief Executive Officer of Immunex Research and Development Corporation, a wholly owned subsidiary of Immunex, and Chief Scientific Officer of Immunex. In addition, Dr. Gillis is a director of Micrologix Biotech, Inc. Dr. Gillis serves on the Scientific Advisory Board of Medarex Corporation. Dr. Gillis graduated from Williams College with a B.A. in Biology and English in 1975 and received his Ph.D. in Biological Sciences from Dartmouth College in 1978.

     MARK MCDADE has served as Executive Vice President and Chief Operating Officer of Corixa since 1994. From 1996 to the present, Mr. McDade has also served as Acting Vice President and a director of GenQuest. From 1993 to 1994, Mr. McDade served as Chief Operating Officer of Boehringer Mannheim Therapeutics, a pharmaceutical company, heading its worldwide pharmaceutical operations. From 1991 to 1992, Mr. McDade was an independent consultant providing business development and strategic consulting to a number of biopharmaceutical and pharmaceutical companies. From 1983 to 1991, Mr. McDade held various positions with Sandoz, Ltd., a pharmaceutical company. Mr. McDade graduated from Dartmouth College with a B.A. in History in 1977 and received his M.B.A. from Harvard University in 1984.

     STEVEN REED, PH.D. has served as Executive Vice President and Chief Scientific Officer of Corixa since 1994. From 1993 to the present, Dr. Reed has served as an Associate Professor of Pathobiology at the University of Washington. From 1993 to the present, he served as a director of IDRI, which he founded. From 1984 to the present, Dr. Reed has served as a Professor (Adjunct) of Medicine at the Cornell University Medical College. From 1984 to 1993, Dr. Reed served as a Senior Scientist at the Seattle Biomedical Research Institute. Dr. Reed graduated from Whitman College with a B.A. in Biology in 1973 and received his Ph.D. in Microbiology from the University of Montana in 1979.

     KENNETH GRABSTEIN, PH.D. has served as Vice President and Director of Immunology of Corixa since 1994. From 1992 to 1994, Dr. Grabstein was Director of Cellular Immunology and Director of the Flow Cytometry Facility at Immunex Research and Development Corporation. From 1995 to the present, he has served as Affiliate Investigator of the Clinical Research Division of the Fred Hutchinson Cancer Research

Center. Dr. Grabstein graduated from the University of California, Berkeley with a B.A. in Zoology in 1973 and received his Ph.D. in Immunology from the University of California, Berkeley in 1982.

     MICHELLE BURRIS has served as Vice President of Finance and Administration of Corixa since February 1997. From 1996 to February 1997, she was Director of Finance and Administration of Corixa. From 1995 to 1996, she was Controller at Corixa. Ms. Burris held several finance and planning positions at The Boeing Company, an aerospace company, most recently serving as Manager of Planning and Performance from 1994 to 1995 and Manager of Operations Planning from 1992 to 1994. Ms. Burris graduated from George Mason University with a B.S. in Marketing and Statistics in 1987 and received her M.B.A. from Seattle University in 1991.

     SYAMAL RAYCHAUDHURI, PH.D. has served as Vice President of Corixa since February 1997 and has served as Director of Vaccine Research since 1996. From 1993 to 1994, he was Director of Immunology for Actigen, Inc., a biotechnology company, which was merged into Corixa in May 1996. From 1987 to 1993, he was a Senior Scientist in the Department of Cellular Immunology of IDEC Pharmaceuticals Corporation, a biopharmaceutical company. Dr. Raychaudhuri graduated from the University of Calcutta with a B.S. in Chemistry in 1972 and received his Ph.D. in Biochemistry from the University of Calcutta in 1980.

     JOSEPH S. LACOB has served as Chairman of the Board of Corixa since 1994. Mr. Lacob has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1992, and was a venture partner from 1987 to 1992. Mr. Lacob serves as Chairman of the Board of three public companies, Cardima, Inc., Cellpro and Microcide Pharmaceuticals, Inc., and a director of two additional public companies, Heartport, Inc. and Pharmacyclics, Inc. Mr. Lacob graduated from the University of California, Irvine in 1978 with a B.S. in Biological Sciences and received his M.P.H. from the University of California, Los Angeles in 1979. Mr. Lacob also received his M.B.A. from the Stanford Graduate School of Business in 1983.

     ARNOLD L. ORONSKY, PH.D. has served as a director of Corixa since 1994. He is currently Chairman of the Board of Directors of Coulter Pharmaceuticals Inc. ("Coulter"), a biopharmaceutical company. From 1995 to 1996, Dr. Oronsky served as President and Chief Executive Officer of Coulter. From 1994 to the present, Dr. Oronsky has been a general partner at InterWest Partners, a venture capital firm. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the research of new drugs. Since 1988, Dr. Oronsky has served as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. Dr. Oronsky graduated from University College, New York University with a B.A. in History in 1962 and received his Ph.D. in Biochemistry from Columbia University in 1968.

     ANDREW E. SENYEI, M.D. has served as a director of Corixa since 1994. Dr. Senyei has been a general partner of Enterprise Partners, a venture capital firm, since 1988. Dr. Senyei was a founder of Molecular Biosystems, Inc. and, prior to joining Enterprise Partners, was a practicing clinician and Adjunct Associate Professor of Obstetrics, Gynecology and Pediatrics at the University of California, Irvine. Dr. Senyei graduated from Occidental College with a B.A. in Biology in 1972 and received his M.D. from Northwestern University in 1979.

     The Board of Directors currently consists of five members. All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified. The officers of the Company are appointed annually and serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

     The Board of Directors designated a Compensation Committee (the "Compensation Committee") in October 1994 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's stock option plans and make recommendations to the Board of Directors regarding such matters. The Compensation Committee is currently comprised of Mr. Lacob and Dr. Senyei.

     The Board of Directors designated an Audit Committee in December 1994 to review the scope and results of financial audits and other services performed by the Company's independent accountants and to make recommendations to the Board of Directors regarding such matters. The Audit Committee is currently comprised of Dr. Oronsky and Dr. Senyei.

     Directors currently receive no cash fees for services provided in that capacity. The Company has adopted the 1997 Directors' Stock Option Plan under which current and future nonemployee directors will be eligible to receive stock options in consideration for their services. See "-- Stock Option and Incentive Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as set forth below and in "Certain Transactions," no interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     Dr. Gillis is Acting Chief Executive Officer and a director of GenQuest and Mr. McDade is Acting Vice President and a director of GenQuest. Dr. Reed and Mr. McDade are directors of IDRI. While there is no specified amount of time that Dr. Gillis and Mr. McDade are required to devote to their respective duties as officers of GenQuest, the Company estimates that at the present time Dr. Gillis and Mr. McDade each devote less then 20% of their respective time to such duties. Neither Dr. Gillis nor Mr. McDade receive compensation from GenQuest in connection with services they perform for GenQuest. See "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director, except for liability (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the "DGCL"), or
(iv) for any transaction from which a director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as an injunction or recission based upon a director's breach of the duty of care. In addition, the Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

     The Company's Bylaws provide that the Company shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against certain expenses (including attorney's fees), judgments, fines and settlement amounts (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (subject to certain exceptions, including Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Restated Certificate of Incorporation, Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     The Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation paid by the Company during the fiscal year ended December 31, 1996 to the Company's Chief Executive Officer and the Company's other executive officers whose total cash compensation exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                               1996 ANNUAL COMPENSATION
                                                               ------------------------
                     NAME AND PRINCIPAL POSITION               SALARY($)    BONUS($)(1)
        ------------------------------------------------------ ---------    -----------
        Steven Gillis, President.............................. $ 250,000    $    20,000
        Mark McDade, Executive Vice President.................   200,000         14,000
        Steven Reed, Executive Vice President.................   147,000          7,000
        Kenneth Grabstein, Vice President.....................   126,000          8,400

---------------

(1) Bonus represents the amount actually paid to the employee in 1996, but earned in the preceding year.

     None of the Named Executive Officers were granted stock options or stock appreciation rights during the fiscal year ended December 31, 1996. For option holdings of the Named Executive Officers see "Principal Stockholders."

OPTION EXERCISES AND HOLDINGS

     There were no option exercises by the Named Executive Officers during fiscal 1996. The following table sets forth for each of the Named Executive Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options at December 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1996, as determined by the Board of Directors.

                         FISCAL YEAR-END OPTION VALUES


                                         NUMBER OF SHARES
                                            UNDERLYING
                                            UNEXERCISED              VALUE OF UNEXERCISED
                                         OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                          YEAR END(#)(1)           AT FISCAL YEAR END($)(2)
                                       ---------------------       ------------------------
                     NAME              VESTED       UNVESTED        VESTED        UNVESTED
        ------------------------------ ------       --------       ---------      ---------
        Steven Gillis................. 17,297        34,217        $ 219,153      $ 433,529
        Mark McDade................... 56,817        64,395          719,871        815,885
        Steven Reed...................  1,894         5,681           23,997         71,978
        Kenneth Grabstein.............     --            --               --             --


---------------

(1) Options granted under the 1994 Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering into a restricted stock purchase agreement with the Company with respect to any unvested shares. Under such agreement, the optionee grants the Company an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment or consulting relationship with the Company is terminated. The Company's right of repurchase lapses as the shares vest in a series of equal quarterly or annual installments in accordance with the vesting schedule of the exercised options.

(2) Calculated based on an assumed initial public offering price of $13.00 per share less the exercise price.

STOCK OPTION AND INCENTIVE PLANS

     Amended and Restated 1994 Stock Option Plan


     The 1994 Plan was originally adopted by the Board of Directors in October 1994 and approved by the stockholders in October 1995, amended and restated in August 1996, which amendment and restatement was approved by the stockholders in July 1997, and amended and restated again in July 1997, which amendment and restatement was approved by the stockholders in September 1997. The 1994 Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the grant of nonstatutory stock options ("NSOs") and to employees, directors and consultants of the Company. The 1994 Plan is administered by the Board of Directors or the Compensation Committee (the "Administrator"). The maximum number of shares which may be subject to options granted to any one employee under the 1994 Plan for any fiscal year is 500,000.

     The Administrator has the authority to grant ISOs to employees of the Company and to grant NSOs to employees, directors and consultants of the Company. The Administrator determines which individuals will be granted options under the 1994 Plan and the terms of such options, including the exercise price, the number of shares subject to such options, the maximum term for which such options are to remain outstanding, the date upon which such options are to become exercisable and the vesting schedule, if any, applicable to such options, provided that the Administrator, in its discretion, may determine that an optionee shall have the right to exercise some or all of his or her options, including options which would not otherwise be exercisable. The exercise price of all ISOs granted under the 1994 Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all NSOs granted under the 1994 Plan must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, by check, in the Administrator's discretion, by promissory note (for optionees other than non-employee directors), in shares of properly registered Common Stock (valued at the fair market value as of the exercise date of the option) that meet certain holding requirements or, to the extent the option is exercised for vested shares, through a special sale and remittance procedure conducted by a Company-designated brokerage firm whereby the Company is paid sufficient funds to cover the aggregate exercise price of the purchased shares as well as all taxes that the Company would be required to withhold as a result of such exercise.

     The term of a stock option granted under the 1994 Plan may not exceed 10 years; provided, however, that the term of an ISO granted to a 10% Stockholder may not exceed five years. No option may be transferred by the optionee other than by will or the laws of descent and distribution, except that an NSO may be assigned in accordance with the terms of a domestic relations judgment, decree or order (substantially complying with the requirements of Section 414(p) of the Code) conveying marital property rights to any spouse or former spouse of the optionee pursuant to applicable state domestic relations laws, and provided that the Administrator may, in its discretion, grant transferable NSOs pursuant to stock option grants specifying (i) the manner in which such NSOs are transferable and (ii) that any such transfer shall be subject to applicable laws. Except as set forth in the foregoing sentence, each option may be exercised during the lifetime of the optionee only by such optionee. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as NSOs. In the event of a proposed dissolution or liquidation of the Company, the 1994 Plan requires that each outstanding option terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the change in control. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, (i) if the options are assumed or an equivalent option is substituted, one half of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger, (ii) if the options are not assumed or an equivalent option is not substituted, all of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger, and (iii) if an executive officer of the Company is terminated without cause within six months following the consummation of such sale or merger, all of the entire unvested portion of option grants to such executive officer shall be deemed to have vested and become fully exercisable immediately prior to such termination. Upon the termination of an optionee's employment or other relationship with the Company, such optionee will have a limited time within which to exercise any outstanding options, which time period will vary depending on the reason for termination. The Administrator has the discretion to grant options that are exercisable for unvested shares of Common Stock and, to the extent that an optionee holds options for such unvested shares of Common Stock upon termination, the Company will have the right to repurchase any or all of the unvested shares at the per-share exercise price paid by the optionee for the unvested shares.

     As of September 15, 1997, options to purchase a total of 159,117 shares of Common Stock had been exercised, options to purchase a total of 1,145,825 shares at a weighted average exercise price of $0.72 per share were outstanding and an aggregate of 706,039 shares remained available for future option grants under the 1994 Plan. Pursuant to the July 1997 amendment to the 1994 Plan, the number of authorized shares is subject to automatic increase, on the first trading day of each of the ten calendar years beginning in 1998 and ending in 2007, in an amount equal to three percent of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 500,000 shares each year over the ten-year period.

     The Board of Directors has the authority to amend the 1994 Plan as long as such action does not adversely affect the rights and obligations with respect to options or unvested stock issuances then outstanding under the 1994 Plan, and provided further that stockholder approval is required to increase the number of shares subject to the 1994 Plan (other than for permissible adjustments in the event of certain changes in the Company's capitalization and as described above), to materially modify the eligibility requirements for 1994 Plan participation, or to materially increase the benefits accruing to participants under the 1994 Plan. If not terminated earlier, the 1994 Plan will terminate in 2007.

     1997 Employee Stock Purchase Plan


     The Purchase Plan was adopted by the Board of Directors in July 1997 and approved by the stockholders in September 1997. A total of 125,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of twelve months duration, with new offering periods (other than the first offering period) commencing on or about February 1 and August 1 of each year. Each offering period will consist of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. The initial offering period will begin on the date of the Offering and will continue through July 31, 1998, with the first purchase date occurring on January 31, 1998 and subsequent purchase dates to occur every six months thereafter. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period and on the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twelve month offering period will automatically begin on the first business day following the purchase date with a new fair market value. The maximum number of shares an employee may purchase during each offering period will be determined on the offering date by dividing $25,000 by the fair market value of a share of the Company's Common Stock on the offering date (subject to certain limitations imposed by the Code). Employees may end their participation in an offering at any time during the offering period prior to the purchase date, and participation ends automatically on termination of employment with the Company. The Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The number of authorized shares is subject to automatic increase, on the first trading day of each of the 20 calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance at such time is less than one percent of the outstanding Common Stock, then the number of shares reserved for issuance shall be increased until it equals one percent of the outstanding Common Stock (up to a maximum of 125,000 in any calendar year), or such lower amount as determined by the Board of Directors. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will terminate in 2017.

     1997 Directors' Stock Option Plan


     The Directors' Plan was adopted by the Board of Directors in July 1997 and approved by the stockholders in September 1997. A total of 200,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The number of authorized shares is subject to automatic increase, on the first trading day of each of the five calendar years beginning in 1998 and ending in 2002, in an amount equal to 50,000 shares of Common Stock or such lesser amount as the Board of Directors may establish. The Directors' Plan provides for the grant of NSOs to non-employee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. The Directors' Plan provides that each person who is a non-employee director on the date of the Offering and each person who first becomes a non-employee director of the Company after the date of the Offering shall be granted NSOs to purchase 15,000 shares of Common Stock (the "First Option"). Thereafter, on the date of each Annual Meeting of the Company's stockholders, commencing in 1998, each non-employee director shall be automatically granted an additional option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 1/36th of the total number of shares subject to the First Option each month after the date of grant of the First Option, and each Subsequent Option shall become exercisable in installments as to one-twelfth of the total number of shares subject to the Subsequent Option each month after of the date of grant of that Subsequent Option. The exercise price of all options granted under the Directors' Plan shall be equal to the fair market value of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each non-employee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding options, and the provisions regarding the grant of options under the Directors' Plan may be amended only once in any six-month period, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended, or the Code. If not terminated earlier, the Directors' Plan will have a term of ten years from the date of the Offering.


     401(k) Plan

     The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1997) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan does not permit matching contributions by the Company. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. At the direction of each participant, the Company invests the assets of the 401(k) Plan in any of five investment options.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Dr. Gillis, Mr. McDade, Dr. Reed and Dr. Grabstein, effective as of September 30, 1994. All of the agreements provide for employment

"at-will," do not provide for a specific term and can be terminated by either the employee or the Company at any time, for any reason, with or without cause. In addition, such agreements contain a non-competition provision. In the event that any of the officers' employment agreements are terminated other than for good cause (defined as gross misconduct or acts or omission that involve fraud, embezzlement or misappropriation of property), such officer will be entitled to receive his base salary and benefits for one year and to the continued vesting, for such one-year period, of shares subject to those certain Stock Purchase Agreements entered into between such officer and the Company. In connection with their employment agreements, each of the above named officers has entered into a proprietary information and inventions agreement with the Company.

     The Company has also entered into arrangements with Dr. Raychaudhuri and Ms. Burris effective as of October 25, 1994 and March 2, 1995, respectively, which provide for employment "at-will," do not provide for a specific term and can be terminated by either the employee or the Company at any time, for any reason, with or without cause. In connection with their employment agreements, Dr. Raychaudhuri and Ms. Burris have entered into proprietary information and inventions agreements with the Company.

                              CERTAIN TRANSACTIONS

SALES OF EQUITY SECURITIES

     Between September 23, 1994 and March 31, 1995, the Company issued an aggregate of 4,646,131 shares of Series A Preferred Stock at a price per share of $3.30. On May 10, 1996, the Company issued 505,050 shares of Series B Preferred Stock at a price per share of $9.90. All of the Series A and Series B Preferred Stock issued by the Company will convert into Common Stock on a one-for-one basis upon the closing of the Offering.

     Listed below are those directors, executive officers and five percent stockholders who have made equity investments in the Company or who have been issued warrants to purchase shares of the Company's Preferred Stock or Common Stock during the last three fiscal years.

                                                                 NUMBER OF SHARES OUTSTANDING
                                                                         PRE-OFFERING
                                            -----------------------------------------------------------------------
                                                        SERIES A    SERIES B     COMMON
                                              COMMON    PREFERRED   PREFERRED    STOCK     SERIES B     AGGREGATE
               INVESTOR(1)                    STOCK       STOCK       STOCK     WARRANTS   WARRANTS   CONSIDERATION
------------------------------------------  ----------  ---------   ---------   --------   --------   -------------
Entities affiliated with Kleiner Perkins
  Caufield & Byers(2).....................   1,114,293  1,350,550         --         --         --     $ 4,476,824
Entities affiliated with Enterprise
  Partners................................          --  1,287,878         --    192,423         --       4,250,635
Entities affiliated with InterWest
  Investors...............................          --  1,212,120         --    183,332         --       4,000,605
Entities affiliated with Forward
  Ventures(2).............................     278,572    303,030         --         --     64,098       1,005,000
Entities affiliated with Olympic Venture
  Partners................................          --    374,378         --     37,436         --       1,235,578
S.R. One, Limited.........................          --         --    505,050         --         --       5,000,001
Steven Gillis.............................     272,727         --         --         --         --           4,500
Mark McDade...............................      90,909         --         --         --         --           1,500
Steven Reed...............................     216,361         --         --         --         --           3,570
Kenneth Grabstein.........................     189,393         --         --         --         --           3,125
Joseph S. Lacob(2)........................   1,076,415  1,350,550         --         --         --       4,476,824
Andrew E. Senyei..........................          --  1,287,878         --    192,423         --       4,250,635
Syamal Raychaudhuri.......................     113,636         --         --         --         --           1,875
Arnold L. Oronsky.........................          --  1,212,120         --    183,332         --       4,000,605

---------------

(1) Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."

(2) Entities affiliated with Kleiner Perkins Caufield & Byers, a five percent stockholder, contributed a total of 97,826 shares of Common Stock as a capital contribution to the Company. Mr. Lacob, a director of the Company, is a general partner of Kleiner Perkins Caufield & Byers. Entities affiliated with Forward Ventures, a five percent stockholder, also contributed 24,456 shares of Common Stock as a capital contribution to the Company.

     On May 10, 1996, the Company sold 505,050 shares of Series B Preferred stock to S.R. One, Limited, a wholly owned subsidiary of SmithKline Beecham and a five percent stockholder ("S.R. One"), for an aggregate purchase price of $5,000,001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Corporate Partnerships."

     Holders of Preferred Stock and certain holders of Common Stock and Warrants are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital
Stock -- Registration Rights."

GENQUEST, INC.

     In connection with the amended license agreement with GenQuest entered into in December 1996, the Company entered into a management services agreement under which the Company will provide financial, legal, administrative, management and related services to GenQuest. GenQuest will pay the Company a nominal management fee and will reimburse the Company for its fully-burdened cost in providing such services. Corixa's Chief Executive Officer, Chief Scientific Officer and Chief Operating Officer are required to provide specific services to GenQuest under the management services agreement, and other members of the Company's management team are required to provide general support. The management services agreement terminates upon the earlier of (i) 90 days following the expiration of the Company's right to purchase substantially all of the outstanding shares of GenQuest's capital stock, as described below, (ii) 90 days following the date the Company purchases GenQuest's capital stock pursuant to such right, or (iii) at the option of either Corixa or GenQuest, upon the termination of the amended license agreement.

     In February 1996, the Company acquired an aggregate of 4,412,613 shares of Series A Preferred Stock of GenQuest, representing approximately 16% of GenQuest's outstanding capital stock as of June 30, 1997. GenQuest has granted Corixa certain demand and piggyback registration rights pertaining to GenQuest common stock issuable upon conversion of the Series A Preferred Stock and a right to participate in future issuances of stock to maintain the Company's pro-rata ownership interest in GenQuest. Pursuant to a voting agreement entered into in connection with the Company's purchase of Series A Preferred Stock, the Company is entitled to designate two of the seven nominees to the board of directors of GenQuest.


     The Company and GenQuest have also entered into the Call Option Agreement under which the Company has the right to purchase a significant majority of the outstanding shares of GenQuest's capital stock in exchange for shares of the Company's Common Stock at a purchase price determined in accordance with the formula specified in the Call Option Agreement. The right becomes effective on the earlier of (i) June 23, 1998, (ii) the completion of a 30-day trading period following the Company's initial public offering during which the average closing sale price of a share of the Company's Common Stock is at least $19.80, or (iii) a merger of Corixa with another entity or a sale of substantially all of Corixa's assets. Corixa's right to purchase the shares of GenQuest capital stock terminates on the earlier of (i) January 23, 2000, (ii) the date that the Company notifies GenQuest that it will not exercise its right, (iii) the closing of the initial public offering of GenQuest, (iv) ten days following the termination of the amended license agreement, or (v) ten days following a merger of, a sale of assets by, or a change in control of Corixa. The number of shares of Common Stock that Corixa is required to issue in order to exercise the right is variable as the formula specified in the Call Option Agreement takes into account the then-current fair market value of the Common Stock and the capitalization of GenQuest as well as the date of exercise. Under this formula, the value allocated to a share of Common Stock for the purpose of determining the number of shares issuable upon exercise of this right is equal to the greater of (i) the sum of $3.00 plus the quotient obtained by dividing the difference between (a) the average closing sale price of a share of Common Stock during the 30 trading days immediately prior to such exercise and (b) $3.00 by 2, and (ii) the product of the average closing sale price of a share of Common Stock during the 30 trading days immediately prior to such exercise multiplied by 0.7. The value allocated to the shares of the capital stock of GenQuest for the purpose of determining the purchase price of such capital stock increases ratably on a monthly basis, up to a maximum allocated price per share, based on the length of time the right remains outstanding. The purchase price initially allocated to the GenQuest Series B preferred stock is $1.00 per share and increases by approximately $0.04 per month until the right is exercised, up to a maximum of $2.00 per share. The purchase price allocated to the GenQuest Series A preferred stock and common stock is equal to 66 2/3% of the purchase price of the GenQuest Series B preferred stock. For example, if the Company were to exercise such right on June 23, 1998, assuming the then-current fair market value of the Common Stock is $13.00 per share and assuming no changes to GenQuest's capitalization in the interim, the Company would be obligated to issue an aggregate of approximately 4,063,460 shares of Common Stock in exchange for such outstanding shares of GenQuest's capital stock, which amount would represent beneficial ownership of approximately 27% of the Common Stock of the Company (based upon 10,994,331 shares of Common Stock to be outstanding upon completion of the Offering). Because the actual number of shares of Common Stock that the Company is obligated to issue upon exercise of the right is dependent upon the variables described above, the number of shares of Common Stock that Corixa would be obligated to issue and the resulting dilution to existing stockholders of Corixa may be substantially greater or less than that set forth in the example above. As of the date of this Prospectus, Corixa has not made a decision as to whether it will exercise this right. In connection with the relationship between Corixa and GenQuest, Corixa issued warrants to purchase up to 454,533 shares in the aggregate of Corixa's Series B Preferred Stock at an exercise price of $9.90 per share. The holders of such warrants or their transferees (subject to certain conditions) are entitled to certain rights with respect to the registration of the shares of Common Stock issuable upon exercise of such warrants. See "Business -- Relationship with GenQuest, Inc." and "Description of Capital Stock."

INFECTIOUS DISEASE RESEARCH INSTITUTE

     In September 1994, the Company entered into a research services and intellectual property agreement with IDRI, a not-for-profit, grant-funded private research institute. Under this agreement, as amended and restated effective January 1997, the Company has agreed to provide IDRI with research funding and certain administrative and facilities support, including use of the Company's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by the Company. IDRI is independent of the Company and the Company does not have the right to control or direct IDRI's activities. Dr. Reed, the Company's Chief Scientific Officer, is co-founder and a member of the board of directors of IDRI. Mr. McDade, the Company's Chief Operating Officer, is also a member of the board of directors of IDRI and Ms. Burris, the Company's Vice President of Finance and Administration, is treasurer of IDRI. The agreement terminates on December 31, 1999, subject to renewal for additional three-year terms at the option of the Company. If IDRI terminates the agreement as a result of the Company's failure to make required payments, the Company will be obligated to pay royalties on sales of commercialized products, if any. See "Business -- Certain License Agreements."

CELLPRO, INCORPORATED

     On November 1, 1995, the Company entered into a research collaboration and license agreement with CellPro whereby CellPro will make payments to Corixa to support research activities and the parties will grant licenses to the other. The agreement was amended effective January 1997. Mr. Lacob, Chairman of the Board of Directors of the Company, is also the Chairman of the Board of Directors of CellPro. See "Business -- Corporate Partnerships."

INDEMNIFICATION AGREEMENTS

     The Company has entered into an indemnification agreement with each of its officers and directors.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be made only for bona fide business purposes.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of June 30, 1997, and as adjusted to reflect the sale of shares of Common Stock offered hereby, as to (i) each person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock,
(ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all current directors and executive officers of the Company as a group.

                                                                                        PERCENT OF
                                                                                    SHARES BENEFICIALLY
                                                                                        OWNED(1)(2)
                                                                NUMBER OF        -------------------------
                                                           SHARES BENEFICIALLY     BEFORE         AFTER
          NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED(1)          OFFERING      OFFERING
---------------------------------------------------------  -------------------   -----------   -----------
Entities affiliated with
  Kleiner Perkins Caufield & Byers(3)....................       2,464,843            29.9%         22.4%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Entities affiliated with
  Enterprise Partners(4).................................       1,480,301            18.0          13.5
  5000 Birch Street, Suite 6200
  Newport Beach, CA 92660
Entities affiliated with
  InterWest Investors(5).................................       1,395,452            16.9          12.7
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Entities affiliated with
  Forward Ventures (6)...................................         645,700             7.7           5.8
  9255 Towne Center Drive, Suite 300
  San Diego, CA 92121
S.R. One, Limited........................................         505,050             6.1           4.6
  Bay Colony Executive Park
  565 East Swedesford, Suite 315
  Wayne, PA 19087
Entities affiliated with
  Olympic Venture Partners(7)............................         411,814             5.0           3.7
  2420 Carillon Point
  Kirkland, WA 98033
Steven Gillis, Ph.D.(8)..................................         341,412             4.1           3.1
Mark McDade(9)...........................................         229,292             2.7           2.1
Kenneth Grabstein, Ph.D.(10).............................         206,564             2.5           1.9
Steven Reed, Ph.D.(11)...................................         197,169             2.4           1.8
Joseph S. Lacob(12)......................................       2,426,965            29.4          22.1
Andrew E. Senyei, M.D.(4)................................       1,480,301            18.0          13.5
Arnold L. Oronsky(5).....................................       1,395,452            16.9          12.7
All directors and executive officers as a group (9              6,492,556            75.5          57.2
  persons)(13)...........................................

---------------

 (1) Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission plus all additional options and warrants to purchase Common Stock exercisable at any time after 60 days from June 30, 1997. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Such exercisable options are shown in the footnotes to this table for each such person. To the Company's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Based on 8,244,331 shares outstanding prior to the Offering and 10,994,331 shares outstanding after the Offering, and assuming no exercise of the Underwriters' over-allotment option.

 (3) Includes 2,364,292 shares held by Kleiner Perkins Caufield & Byers VII, 62,673 shares held by Kleiner Perkins Caufield & Byers VI and 37,878 shares held by Cynthia Healy, Director Life Science Research at Kleiner Perkins Caufield & Byers. Joseph S. Lacob, the Chairman of Board of Directors, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares except for the shares held by Dr. Healy. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (4) Includes 1,184,848 shares held by Enterprise Partners III, L.P., 103,030 shares held by Enterprise Partners III Associates, L.P. and 187,538 shares issuable upon the net exercise of outstanding warrants held by entities affiliated with Enterprise Partners exercisable within 60 days of June 30, 1997. Andrew E. Senyei, a Director, is a general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, and, as such, may be deemed to share voting and investment power with respect to such shares.


 (5) Includes 1,204,545 shares held by InterWest Partners V, L.P., 7,575 shares held by InterWest Investors V, L.P. and 178,677 shares issuable upon the net exercise of outstanding warrants held by entities affiliated with InterWest Investors within 60 days of June 30, 1997. Arnold L. Oronsky, a Director, is a general partner of InterWest Partners V, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Oronsky disclaims beneficial ownership of shares held by InterWest Partners V, L.P., except to the extent of his pecuniary interest in such shares, and disclaims beneficial ownership to all shares held by InterWest Investors V, L.P.


 (6) Includes 505,846 shares held by Forward Ventures II, L.P., 37,878 shares held by the Royston Family Trust UTA DTD 2/12/82, whose co-trustee is Ivor Royston, a general partner of Forward Ventures, 37,878 shares held by Standish Fleming, a general partner of Forward Ventures and 64,098 shares issuable upon the exercise of outstanding warrants held by individuals and entities affiliated with Forward Ventures exercisable within 60 days of June 30, 1997.

 (7) Includes 355,660 shares held by Olympic Venture Partners III, 18,718 shares held by OVP III Entrepreneurs Fund and 36,484 shares issuable upon the net exercise of outstanding warrants held by entities affiliated with Olympic Venture Partners exercisable within 60 days of June 30, 1997.

 (8) Includes 68,685 shares issuable upon the exercise of outstanding options held by Dr. Gillis exercisable within 60 days of June 30, 1997, at which date 28,387 shares were fully vested.

 (9) Includes 138,383 shares issuable upon the exercise of outstanding options held by Mr. McDade exercisable within 60 days of June 30, 1997, at which date 81,417 shares were fully vested.

(10) Includes 17,171 shares issuable upon the exercise of outstanding options held by Dr. Grabstein exercisable within 60 days of June 30, 1997, at which date 2,504 shares were fully vested.

(11) Includes 24,746 shares issuable upon the exercise of outstanding options held by Dr. Reed exercisable within 60 days of June 30, 1997, at which date, 5,660 shares were fully vested, and 15,151 shares held in the name of Steven James N. Reed, UGMA WA Merrill Lynch and 15,151 shares held in the name of Sarah Mariko Reed, UGMA WA Merrill Lynch, both of which accounts Dr. Reed is custodian.

(12) Includes 2,364,292 shares held by Kleiner Perkins Caufield & Byers VII and 62,673 shares held by Kleiner Perkins Caufield & Byers VI. Mr. Lacob, Chairman of the Board of Directors, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

(13) Includes shares referred to in footnotes (4)-(5) and (8)-(12). Also includes 61,867 shares issuable upon the exercise of outstanding options held by Michelle Burris, an executive officer of the Company, exercisable within 60 days of June 30, 1997, at which date 13,707 shares were fully vested, and 153,534 shares beneficially owned by Syamal Raychaudhuri, an officer of the Company, which includes 39,898 shares issuable upon the exercise of outstanding options held by Dr. Raychaudhuri exercisable within 60 days of June 30, 1997, at which date 15,508 shares were fully vested.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of the Offering, and after giving effect to the amendment of the Company's Restated Certificate of Incorporation to delete references to the Series A Preferred Stock and Series B Preferred Stock and to increase the authorized number of shares of Common Stock, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value.

     The following summary of certain characteristics of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     As of June 30, 1997, there were 8,244,331 shares of Common Stock outstanding that were held of record by approximately 84 stockholders after giving effect to the conversion of the Company's Series A and Series B Preferred Stock into Common Stock at a one-to-one ratio and assuming the net exercise of outstanding warrants for 445,139 shares of Common Stock. There will be 10,994,331 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option or exercise of outstanding options under the 1994 Plan after June 30, 1997) after giving effect to the sale of the shares of Common Stock offered hereby. See "Management -- Stock Option and Incentive Plans."

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of the Offering will be fully paid and non-assessable.

PREFERRED STOCK

     Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series. The Board of Directors will have the authority to issue the undesignated Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At the close of the Offering, there will be no shares of Preferred Stock outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

     As of the date of this Prospectus, the Company has warrants outstanding exercisable to purchase an aggregate of 527,533 shares of Common Stock, 195,454 shares of Series A Preferred Stock and 454,533 shares of Series B Preferred Stock, each as described below.

     In connection with the issuance of certain shares of Series A Preferred Stock, the Company issued to the purchasers of such shares warrants to purchase up to an aggregate of 413,191 shares of the Company's

Common Stock at an exercise price of $0.33 per share. The warrants expire in December 2004 and January 2005.

     In connection with a license agreement entered into in May 1996, the Company issued the Southern Research Institute a warrant to purchase up to an aggregate of 75,757 shares of Common Stock at an exercise price of $0.003 per share. The warrant expires on May 22, 2006.

     In connection with a facilities lease entered into in May 1996, the Company issued to Health Science Properties, Inc. ("HSP"), John Teutsch and Robert Mooney warrants to purchase up to an aggregate of 38,585 shares of Common Stock at an exercise price of $6.60 per share. Messrs. Teutsch's and Mooney's warrants expire on July 24, 2006 and HSP's warrants expire on May 10, 2008. HSP has subsequently distributed such warrants to its shareholders.

     In connection with a capital equipment lease entered into in December 1994, the Company issued to Comdisco, Inc. a warrant to purchase up to an aggregate of 31,818 shares of the Company's Series A Preferred Stock. Upon the closing of the Offering, such warrant will become a warrant exercisable to purchase the same number of shares of Common Stock at an exercise price of $3.30 per share. The warrant expires on the later of December 9, 2004 and five years after the Company's initial public offering.

     In connection with a license agreement entered into in January 1996, the Company issued the Mayo Foundation for Medical Education and Research a warrant to purchase up to an aggregate of 12,121 shares of the Company's Series A Preferred Stock, subject to certain milestones. Upon the closing of the Offering, the warrant will become a warrant exercisable to purchase the same number of shares of Common Stock at an exercise price of $6.60 per share. The warrant expires on January 1, 2006.

     In connection with a license agreement entered into in April 1996, the Company issued Vaxcel, Inc. a warrant to purchase up to an aggregate of 151,515 shares of the Company's Series A Preferred Stock, subject to certain milestones. Upon the closing of the Offering, the warrant will become a warrant exercisable to purchase the same number of shares of Common Stock at an exercise price of $6.60 per share. The warrant expires upon the earlier to occur of (i) the termination of the license agreement entered into in connection with the issuance of the warrant and (ii) ten years from the date of execution of such warrant.

     In connection with the relationship between Corixa and GenQuest, the Company issued warrants to purchase up to an aggregate of 454,533 shares of the Company's Series B Preferred Stock an exercise price of $9.90 per share. The warrants expire on the earlier of (i) December 23, 2001 or (ii) the closing of the sale of the assets or capital stock of the Company.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     The holders of 7,925,862 shares of Common Stock and certain holders of warrants exercisable for up to 694,512 additional shares of Common Stock (the "Registrable Securities") or their transferees (subject to certain conditions) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Of such holders, holders of 35,555 Registrable Securities have certain rights to registration of such Registrable Securities in the Offering. All such rights have been waived or have expired by reason of lapse of time.

     The registration rights are provided for under the terms of an amended and restated investors' rights agreement (the "Rights Agreement") between the Company and the holders of Registrable Securities. Certain holders of at least 40% of the Registrable Securities then outstanding may require, on two occasions at any time after one year following the effective date of the Offering, that the Company use its best efforts to register the Registrable Securities for public resale; provided, among other limitations, that the proposed aggregate selling price, prior to deductions for underwriting discounts and commissions, is at least $5,000,000. The Company may delay such registration by up to 120 days for business reasons (but not more than once in any one-year period). If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. Generally speaking, a holder's right to include shares in either a demand or piggyback underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. Certain holders of at least 20% of the Registrable Securities then outstanding may also require the Company, on no more than one occasion over any one-year period, to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price, prior to deductions for underwriting discounts and commissions, is at least $500,000. The Company may delay such registration by up to 120 days for business reasons. Subject to certain limitations contained in the Rights Agreement, all fees, costs and expenses of registrations effected pursuant to the Rights Agreement, excluding those incurred with respect to registrations on Form S-3, must be borne by the Company, and all selling expenses (including underwriting discounts and selling commissions) relating to Registrable Securities must be borne by the holders of the securities being registered. Subject to certain limitations contained in the Rights Agreement, all fees, costs, and expenses (excluding selling expenses) for the first two registrations on Form S-3 each year shall be borne by the Company and, thereafter, by the holders of the securities being registered (including selling expenses).

ANTI-TAKEOVER EFFECTS OF DELAWARE AND WASHINGTON LAW

     The Company is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (not by written consent), by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Additionally, the laws of the State of Washington, where the Company's principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act (the "WBCA") prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially own 10% or more of the voting securities of the target corporation (an "acquiring person") for a period of five years after such acquisition, unless the transaction or acquisition of such shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares or allowing the acquiring person to receive disproportionate benefit as a stockholder. After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute. A target corporation includes a foreign corporation if (i) the corporation has a class of voting stock registered pursuant to Section 12 or 15 of the Exchange Act, (ii) the corporation's principal executive office is located in Washington, (iii) any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares are owned of record by Washington residents, or (c) 1,000 or more of its stockholders of record are Washington residents, (d) a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation, and (e) a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50.0 million of tangible assets located in Washington. A corporation may not "opt out" of this statute and, therefore, the Company anticipates this statute will apply to it. Depending upon whether the Company meets the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control of the Company.

     In addition, upon completion of the Offering, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Company's stock option and purchase plans generally provide for the acceleration of one-half of the unvested portion of options in the event the successor corporation assumes the option or grants an equivalent option and the acceleration of all of the unvested portion of options in the event the successor corporation does not assume the options or grant an equivalent option. In addition, the Company's stock option and purchase plans allow an optionee, in the discretion of the Board of Directors, to exercise some or all of the their options, including non-vested shares, or to have the vesting of options accelerated upon a change of control or similar event. The Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is The Harris Trust Company. Its address is Suite 4900, 601 South Figueroa Street, Los Angeles, California 90017 and its telephone number is (213) 239-0600.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering and based on the shares outstanding as of June 30, 1997, the Company will have a total of 10,994,331 shares of Common Stock outstanding (11,406,831 shares if the Underwriters' over-allotment options are exercised in full), assuming the net exercise of outstanding warrants for 445,139 shares of Common Stock immediately upon the closing of the Offering, no exercise of warrants for 694,512 shares, and no exercise of options after June 30, 1997. Of these shares, the 2,750,000 shares offered hereby (3,162,500 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 8,244,331 shares of Common Stock outstanding are Restricted Shares.

     The holders of 8,051,548 Restricted Shares, including all officers and directors of the Company and certain other stockholders, are subject to "lock-up" agreements with the Representatives of the Underwriters and/or the Company providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 180 days after the effectiveness of the Registration Statement (the "Lockup Period") without the prior written consent of Lehman Brothers Inc. on behalf of the Underwriters and/or the Company, as applicable. The Company has agreed with the Representatives of the Underwriters not to release any holders from such agreements without the prior written consent of Lehman Brothers Inc. on behalf of the Underwriters. Such lock-up agreements may be released at any time as to any or all of the shares subject to such agreements at the sole discretion of Lehman Brothers Inc. Of the 8,051,548 Restricted Shares that will first become eligible for sale in the public market 180 days after the effectiveness of the Registration Statement, 1,522,149 shares will be immediately eligible for sale without restriction under Rule 144(k) or Rule 701, and 6,524,854 shares will be immediately eligible for sale subject to certain volume and other restrictions pursuant to Rule 144. As of 180 days after the effectiveness of the Registration Statement, 163,357 shares of Common Stock will remain subject to the Company's right of repurchase pursuant to stock purchase agreements and therefore will not be available for sale under Rule 144 until such right of repurchase lapses. Beginning immediately after the closing of the Offering, 12,593 shares will be available for sale under Rule 144 upon the exercise of outstanding warrants, and beginning 180 days after the closing of the Offering, an additional 681,919 shares will be available for sale under Rule 144 upon the exercise of warrants.

     In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 109,943 shares immediately after the Offering); or (ii) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the Restricted Shares proposed to be sold (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, Rule 701 permits the resale of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. In addition, the Securities and Exchange Commission (the "Commission") has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, as well as the shares acquired upon exercise of such options

(including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

     The Company has also agreed not, directly or indirectly, to offer for sale, sell, pledge or otherwise dispose of (or enter into transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (other than Common Stock sold in the Offering and shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans currently existing or pursuant to currently outstanding contractual obligations, options, warrants or rights), or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to currently existing option plans or contractual obligations) for a period of 180 days after the effectiveness of the Registration Statement, without the prior written consent of Lehman Brothers Inc.

     After completion of this Offering, the Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lockup period, the resale of 1,893,653 shares of Common Stock issuable upon exercise of outstanding options or reserved for issuance under the 1994 Plan, 200,000 shares of Common Stock reserved for issuance under the Directors' Plan and 125,000 shares reserved for issuance under the Purchase Plan. Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act upon expiration of the Lockup Period.

     In addition, beginning one year after the Offering, holders of 7,925,862 shares of Common Stock and holders of warrants to acquire 694,512 shares of Common Stock may require the Company to register their shares of Common Stock under the Securities Act, which would permit such holders to resell a certain number of their shares without complying with Rule 144. Registration and sale of such shares could have an adverse effect on the trading price of the Common Stock. If the Company were to include in a Company-initiated registration any Registrable Securities pursuant to the exercise of piggyback registration rights, such sales could have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock -- Registration Rights."

     Prior to the Offering, there has been no public market for the Common Stock, and no predictions can be made as to the effect, if any, that the sale or availability for shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of a substantial number of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale" and "Description of Capital Stock."

                                  UNDERWRITING

     Under the terms of, and subject to the conditions contained in, the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, the Underwriters named below, for whom Lehman Brothers Inc., Invemed Associates, Inc., Vector Securities International, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        Lehman Brothers Inc...............................................
        Invemed Associates, Inc...........................................
        Vector Securities International, Inc..............................
                                                                              -------
                  Total...................................................  2,750,000
                                                                              =======

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page hereof, and to certain dealers at such initial public offering price less a selling concession not in excess of
$     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other Underwriters or to
certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above shares of Common Stock if any such shares are taken.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has granted to the Underwriters an option to purchase up to an additional 412,500 shares of Common Stock, exercisable solely to cover over-allotments, at the initial public offering price less the underwriting discounts and commissions shown on the cover page hereof. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Representatives have informed the Company that they do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated by and among the Company and the Representatives. The primary factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance and capital structure, estimates of business potential and earnings prospects of the Company, an assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with the Offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     At the request of the Company, the Underwriters have reserved up to 137,500 shares of Common Stock for sale at the initial public offering price to officers, employees and certain other persons associated with the Company. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Reserved shares purchased by individuals will, except as restricted by applicable securities laws, be available for resale following the Offering.

     For a period of 180 days after the effectiveness of the Registration Statement, without the prior written consent of Lehman Brothers Inc., and/or the Company, as applicable, the Company and holders of 8,051,548 shares of Common Stock have agreed not to offer, sell or contract to sell, pledge, grant any option to purchase, make any short sale, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of, or any other rights to purchase or acquire Common Stock of the Company other than issuances pursuant to existing employee compensation plans, existing contractual obligations of the Company, transfers that will not result in any change in beneficial ownership, including, but not limited to, pro rata partnership distributions and transfers into trusts for the benefit of the original holder or members of the original holder's immediate family, certain pledges, or transfers that constitute bona fide gifts.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Venture Law Group, A Professional Corporation, 4750 Carillon Point, Kirkland, Washington 98033. Certain legal matters will be passed upon for the Underwriters by Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306.

                                    EXPERTS

     The financial statements of Corixa Corporation, as of December 31, 1995 and 1996, and for each of the two years in the period ended December 31, 1996, and for the period from September 8, 1994 (date of inception) to December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Corixa Corporation for the period from September 8, 1994 (date of inception) to December 31, 1994 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules filed therewith for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov where such materials may be obtained. The Company has filed the Registration Statement, including the exhibits and schedules hereto, electronically with the Commission via the Commissions' Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system. The Company intends to distribute to its stockholders annual reports containing audited financial statements examined by an independent public accountant and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                          GLOSSARY OF SCIENTIFIC TERMS

     ADJUVANT: a substance capable of non-specifically enhancing or boosting an immune response.

     ANTIBODY: a product of B cells that recognizes and attaches to antigens thereby triggering the elimination of an invading pathogen.

     ANTIGEN: a component of a pathogen consisting of a protein, peptide and/or carbohydrate that is recognized by cells of the immune system.

     ANTIGEN PRESENTING CELL ("APC"): a specialized immune system cell that breaks down antigens and presents the component parts to T cells, thereby initiating an immune response.

     B LYMPHOCYTES ("B CELLS"): specialized immune system cells that produce antibodies.

     CYTOKINES: immune system hormones that serve to enhance or maintain cellular and antibody-based immune responses.

     CYTOTOXIC T LYMPHOCYTES ("CTL"): specialized T cells that have the ability to recognize and kill pathogen-infected tissue or tumor cells.

     HELPER T CELLS: specific antigen-reactive T cells that serve to enhance or maintain immune response through the production of specific cytokines.

     HER-2/NEU: a gene that is markedly over-expressed on the surface of approximately 50% of breast and ovarian carcinomas.

     LEISHMANIA ELONGATION INITIATING FACTOR ("LEIF"): a protein produced by the parasite Leishmania that the Company has found to function as a potent adjuvant.

     MICROSPHERES: synthetic microscopic particles that the Company uses to encapsulate antigens for use in vaccines.

     T LYMPHOCYTES ("T CELLS"): specialized immune system cells that generate a cellular immune response against pathogens or tumor cells, including the activation of antigen-reactive helper T cells and CTL.

     TH1 RESPONSE: a particular type of helper T cell response that enhances the generation and activation of CTL and leads to antibody production by B cells.

                      (This page intentionally left blank)

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                     AND THE PERIOD FROM SEPTEMBER 8, 1994
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1994

                         INDEX TO FINANCIAL STATEMENTS


Reports of Independent Auditors.........................................F-2, F-3


Audited Financial Statements

Balance Sheets...............................................................F-4
Statements of Operations.....................................................F-5
Statements of Stockholders' Equity...........................................F-6
Statements of Cash Flows.....................................................F-7
Notes to Financial Statements................................................F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Corixa Corporation

     We have audited the accompanying statements of operations, stockholders' equity and cash flows of Corixa Corporation (a development stage company) for the period from September 8, 1994 (date of inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Corixa Corporation for the period from September 8, 1994 (date of inception) to December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Seattle, Washington
April 28, 1995

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Corixa Corporation

     We have audited the accompanying balance sheets of Corixa Corporation (a development stage company) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1996 and for the period from September 8, 1994 (date of inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of December 31, 1994, and for the period from September 8, 1994 (date of inception) through December 31, 1994, were audited by other auditors whose report dated April 28, 1995 expressed an unqualified opinion on those statements. The financial statements for the period from September 8, 1994 (date of inception) to December 31, 1994 included a cumulative loss of $989,250. Our opinion on the statements of operations and cash flows for the period from September 8, 1994 (date of inception) through December 31, 1996, insofar as it relates to amounts for the period prior to January 1, 1995, is based solely on the report of other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Corixa Corporation (a development stage company) at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period from September 8, 1994 (date of inception) through December 31, 1996 in conformity with generally accepted accounting principles.

Seattle, Washington
January 31, 1997,
except Footnote 11, as to which the date is

September 24, 1997

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                                                                       PRO FORMA
                                                                                                      STOCKHOLDERS'
                                                                                                       EQUITY AT
                                                                  DECEMBER 31,                         JUNE 30,
                                                            -------------------------    JUNE 30,        1997
                                                               1995          1996          1997        (NOTE 11)
                                                            -----------   -----------   -----------   -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................  $ 3,003,938   $ 2,088,226   $   295,251
  Securities available-for-sale...........................    7,768,727     9,845,180    14,751,336
  Accounts receivable (including $166,640 and $269,400
     receivable from an affiliated company at December 31,
     1996 and June 30, 1997, respectively)................       52,119       687,048       415,737
  Prepaid expenses........................................      177,735       264,859       408,085
                                                            -----------   -----------   -----------
Total current assets......................................   11,002,519    12,885,313    15,870,409
Property and equipment, net...............................    1,269,068     2,237,196     3,917,132
Other assets, net.........................................       68,301        62,402       242,287
                                                            -----------   -----------   -----------
Total assets..............................................  $12,339,888   $15,184,911   $20,029,828
                                                            ===========   ===========   ===========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities................  $   570,109   $   978,738   $   918,673
  Deferred revenue........................................      412,917     1,318,130     1,345,102
  Current portion of obligations..........................      276,936       487,758       808,162
                                                            -----------   -----------   -----------
Total current liabilities.................................    1,259,962     2,784,626     3,071,937
Long-term obligations, less current portion...............      815,888     1,175,354     5,085,823
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.001 par value:
     Authorized shares -- 23,100,000 (16,100,000
       designated as Series A and 1,666,667 designated as
       Series B); (10,000,000 pro forma)
     Issued and outstanding Series A shares -- 4,646,131
       (no shares pro forma) (aggregate liquidation
       preference of $15,332,279 at December 31, 1996)....        4,646         4,646         4,646            --
     Issued and outstanding Series B shares -- 505,050 (no
       shares pro forma) (aggregate liquidation preference
       of $5,000,001 at December 31, 1996)................           --           505           505            --
  Common stock, $0.001 par value:
     Authorized shares -- 40,000,000
     Issued and outstanding shares -- 2,492,811 at
       December 31, 1995, 2,594,137 at December 31, 1996,
       and 2,648,011 at June 30, 1997 (7,799,192 shares
       pro forma).........................................        2,493         2,594         2,648         7,799
  Additional paid-in capital..............................   15,382,893    21,655,080    25,623,952    25,623,952
  Receivable for warrants.................................           --    (1,140,000)     (931,697)     (931,697)
  Deferred compensation...................................           --            --    (3,532,585)   (3,532,585)
  Deficit accumulated during development stage............   (5,125,994)   (9,297,894)   (9,295,401)   (9,295,401)
                                                            -----------   -----------   -----------   -----------
Total stockholders' equity................................   10,264,038    11,224,931    11,872,068   $11,872,068
                                                                                                      ===========
                                                            -----------   -----------   -----------
Total liabilities and stockholders' equity................  $12,339,888   $15,184,911   $20,029,828
                                                            ===========   ===========   ===========


                            See accompanying notes.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                              PERIOD FROM                               PERIOD FROM
                               SEPTEMBER                                 SEPTEMBER
                                  8,                                        8,
                                 1994                                      1994                                    PERIOD FROM
                               (DATE OF                                  (DATE OF                                 SEPTEMBER 8,
                              INCEPTION)                                INCEPTION)                                    1994
                                  TO               YEAR ENDED               TO            SIX MONTHS ENDED          (DATE OF
                               DECEMBER           DECEMBER 31,           DECEMBER             JUNE 30,            INCEPTION) TO
                                  31,       -------------------------       31,       -------------------------     JUNE 30,
                                 1994          1995          1996          1996          1996          1997           1997
                              -----------   -----------   -----------   -----------   -----------   -----------   -------------
                                                                                      (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Revenues:
  Collaborative
    agreements..............  $        --   $ 2,410,834   $ 4,401,560   $ 6,812,394   $ 1,730,740   $ 6,939,588    $13,751,982
  Government grants.........           --       304,029     1,402,979     1,707,008       626,743       553,571      2,260,579
                              -----------   -----------   -----------   -----------   -----------   -----------    -----------
    Total revenues..........           --     2,714,863     5,804,539     8,519,402     2,357,483     7,493,159     16,012,561
Operating expenses:
  Research and
    development.............     (438,783)   (7,039,757)   (9,994,796)  (17,473,336)   (4,708,234)   (7,104,054)   (24,577,390)
  In-process research and
    development.............     (428,059)           --            --      (428,059)           --            --       (428,059)
  General and
    administrative..........     (205,533)     (531,880)     (780,904)   (1,518,317)     (438,359)     (779,047)    (2,297,364)
                              -----------   -----------   -----------   -----------   -----------   -----------    -----------
    Total operating
      expenses..............   (1,072,375)   (7,571,637)  (10,775,700)  (19,419,712)   (5,146,593)   (7,883,101)   (27,302,813)
                              -----------   -----------   -----------   -----------   -----------   -----------    -----------
Income (loss) from
  operations................   (1,072,375)   (4,856,774)   (4,971,161)  (10,900,310)   (2,789,110)     (389,942)   (11,290,252)
Interest income.............       83,125       772,426       642,011     1,497,562       279,910       390,652      1,888,214
Interest expense............           --       (82,024)     (165,613)     (247,637)      (67,120)     (155,571)      (403,208)
Other income................           --        16,399       348,000       364,399       174,000       187,274        551,673
                              -----------   -----------   -----------   -----------   -----------   -----------    -----------
Net income (loss)...........  $  (989,250)  $(4,149,973)  $(4,146,763)  $(9,285,986)  $(2,402,320)  $    32,413    $(9,253,573)
                              ===========   ===========   ===========   ===========   ===========   ===========    ===========
Pro forma net income (loss)
  per share (unaudited).....                              $     (0.50)                              $      0.00
                                                          ===========                               ===========
Shares used in computation
  of pro forma net income
  (loss) per share..........                                8,342,583                                 8,536,343
                                                          ===========                               ===========


                            See accompanying notes.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                          DEFICIT
                      CONVERTIBLE                                                                       ACCUMULATED
                    PREFERRED STOCK        COMMON STOCK      ADDITIONAL    RECEIVABLE                     DURING
                   ------------------   ------------------     PAID-IN         FOR         DEFERRED     DEVELOPMENT
                    SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL      WARRANTS     COMPENSATION      STAGE         TOTAL
                   ---------   ------   ---------   ------   -----------   -----------   ------------   -----------   -----------
  Issuance of
    common stock
    to original
    employees and
    founders for
    cash, at
    $0.017 per
    share........         --   $   --   2,338,048   $2,338   $    38,257   $        --   $        --    $        --   $    40,595
  Issuance of
    common stock,
    valued at
    $0.017 per
    share, in
    business
   combination...         --       --     115,863      116         1,796            --            --             --         1,912
  Issuance of
    Series A
    convertible
    preferred
    stock for
    cash, at
    $3.30 per
    share........  4,480,427    4,480          --       --    14,780,975            --            --             --    14,785,455
  Issuance of
    Series A
    convertible
    preferred
    stock, valued
    at $3.30 per
    share, in
    business
   combination...     62,674       63          --       --       206,761            --            --             --       206,824
  Issuance of
    warrants, for
    cash, to
    purchase
    common
    stock........         --       --          --       --         1,354            --            --             --         1,354
  Net unrealized
    loss on
    securities
    available-for-sale...        --     --        --     --           --            --            --         (9,208)       (9,208)
  Net loss for
    the period
    from
    inception
    through
    December 31,
    1994.........         --       --          --       --            --            --            --       (989,250)     (989,250)
                   ---------   ------   ---------   ------   -----------   -----------   -----------    -----------   -----------
Balance at
  December 31,
  1994...........  4,543,101    4,543   2,453,911    2,454    15,029,143            --            --       (998,458)   14,037,682
  Issuance of
    Series A
    convertible
    preferred
    stock at
    $3.30 per
    share, for
    cash.........    103,030      103          --       --       339,897            --            --             --       340,000
  Issuance of
    common stock,
    valued at
    $0.33 per
    share, for
    services.....         --       --      42,233       42        13,895            --            --             --        13,937
  Repurchase of
    common stock
    at $0.017 per
    share........         --       --      (3,333)      (3)          (52)           --            --             --           (55)
  Issuance of
    warrants, for
    cash, to
    purchase
    common
    stock........         --       --          --       --            10            --            --             --            10
  Net unrealized
    gain on
    securities
    available-for-sale...        --     --        --     --           --            --            --         22,437        22,437
  Net loss for
    the year
    ended
    December 31,
    1995.........         --       --          --       --            --            --            --     (4,149,973)   (4,149,973)
                   ---------   ------   ---------   ------   -----------   -----------   -----------    -----------   -----------
Balance at
  December 31,
  1995...........  4,646,131    4,646   2,492,811    2,493    15,382,893            --            --     (5,125,994)   10,264,038
  Issuance of
    common stock,
    valued at
    $0.33 per
    share, for
    services.....         --       --      33,328       33        12,967            --            --             --        13,000
  Stock options
    exercised....                          67,998       68        22,372            --            --             --        22,440
  Issuance of
    Series B
    convertible
    preferred
    stock for
    cash, at
    $9.90 per
    share........    505,050      505          --       --     4,999,496            --            --             --     5,000,001
  Issuance of
    Series A
    convertible
    preferred
    stock and
    common stock
    warrants for
    acquired
    technology...         --       --          --       --        97,352            --            --             --        97,352
  Net unrealized
    loss on
    securities
    available-for-sale...        --     --        --     --           --            --            --        (25,137)      (25,137)
  Warrants issued
    in exchange
    for
    receivable...                                              1,140,000    (1,140,000)           --             --            --
  Net loss for
    the year
    ended
    December 31,
    1996.........         --       --          --       --                          --            --     (4,146,763)   (4,146,763)
                   ---------   ------   ---------   ------   -----------   -----------   -----------    -----------   -----------
Balance at
  December 31,
  1996...........  5,151,181    5,151   2,594,137    2,594    21,655,080    (1,140,000)           --     (9,297,894)   11,224,931
  Warrants
    payment
    received
    (unaudited)..         --       --          --       --            --       208,303            --             --       208,303
  Stock options
    exercised
   (unaudited)...         --       --      49,329       49        27,586            --            --             --        27,635
  Issuance of
    common stock,
    valued at
    $8.25 per
    share for
    services
   (unaudited)...         --       --       4,545        5        37,491            --            --             --        37,496
  Net unrealized
    loss on
    securities
    available-for-sale
    (unaudited)...        --       --          --       --            --            --            --        (29,920)      (29,920)
  Deferred
    compensation
    related to
    stock option
    grants
   (unaudited)...         --       --          --       --     3,903,795            --    (3,903,795)            --            --
  Amortization of
    deferred
    compensation
   (unaudited)...         --       --          --       --            --            --       371,210             --       371,210
  Net income for
    the period
    ended June
    30, 1997
   (unaudited)...         --       --          --       --            --            --            --         32,413        32,413
                   ---------   ------   ---------   ------   -----------   -----------   -----------    -----------   -----------
Balance at June
  30, 1997
  (unaudited)....  5,151,181   $5,151   2,648,011   $2,648   $25,623,952   $  (931,697)  $(3,532,585)   $(9,295,401)  $11,872,068
                   =========   ======   =========   ======   ===========   ===========   ===========    ===========   ===========

                            See accompanying notes.

                               CORIXA CORPORATION

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                             PERIOD FROM                                        PERIOD FROM        SIX MONTHS
                                          SEPTEMBER 8, 1994                                  SEPTEMBER 8, 1994     ENDED JUNE
                                         (DATE OF INCEPTION)    YEAR ENDED DECEMBER 31,     (DATE OF INCEPTION)       30,
                                           TO DECEMBER 31,     --------------------------     TO DECEMBER 31,     ------------
                                                1994              1995           1996              1996               1996
                                         -------------------   -----------   ------------   -------------------   ------------
                                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income.......................    $    (989,250)     $(4,149,973)  $ (4,146,763)     $  (9,285,986)     $ (2,402,320)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization.........            3,649          293,241        571,106            867,996           239,733
  In-process research and development...          428,059               --             --            428,059                --
  Equity instruments granted in exchange
    for services and technology.........               --           13,937         97,352            111,289           107,352
  Amortization of deferred
    compensation........................               --               --             --                 --                --
  Changes in certain assets and
    liabilities:
    Accounts receivable.................               --          (52,119)      (634,929)          (687,048)           53,749
    Interest receivable.................         (158,923)         108,576         50,347                 --                --
    Prepaid expenses....................          (10,908)        (165,262)       (87,124)          (263,294)         (139,248)
    Other assets........................          (54,967)          76,184          5,899             27,116           (27,063)
    Accounts payable and accrued
      expenses..........................          (68,050)         414,356        408,629            754,935           (65,909)
    Deferred revenue....................               --          412,917        905,213          1,318,130           408,333
                                             ------------      -----------    -----------       ------------      ------------
Net cash provided by (used in) operating
  activities............................         (850,390)      (3,048,143)    (2,830,270)        (6,728,803)       (1,825,373)
INVESTING ACTIVITIES
Purchases of securities available-for-
  sale..................................      (11,932,613)      (5,222,538)   (11,269,688)       (28,424,839)      (10,578,495)
Proceeds from maturities of securities
  available-for-sale....................               --        9,450,000      9,117,751         18,567,751         5,701,550
Purchases of property and equipment.....          (27,367)        (270,475)      (543,619)          (841,461)         (114,907)
Cash acquired in acquisitions...........           29,939               --             --             29,939                --
                                             ------------      -----------    -----------       ------------      ------------
Net cash provided by (used in) investing
  activities............................      (11,930,041)       3,956,987     (2,695,556)       (10,668,610)       (4,991,852)
FINANCING ACTIVITIES
Proceeds from issuance of convertible
  preferred stock.......................    $  14,785,455      $   340,000   $  5,000,001      $  20,125,456      $  5,000,001
Borrowings from collaborative
  agreement.............................               --               --             --                 --                --
Proceeds from issuance of common
  stock.................................           40,595               --         35,440             76,035               440
Proceeds from issuance of warrants......            1,354               10             --              1,364                --
Repurchase of common stock..............               --              (55)            --                (55)               --
Principal payments on capital leases....               --         (151,355)      (425,327)          (576,682)         (178,809)
Payments on notes due to stockholders...               --         (140,479)            --           (140,479)               --
                                             ------------      -----------    -----------       ------------      ------------
Net cash provided by financing
  activities............................       14,827,404           48,121      4,610,114         19,485,639         4,821,632
Net increase (decrease) in cash and cash
  equivalents...........................        2,046,973          956,965       (915,712)         2,088,226        (1,995,593)
Cash and cash equivalents at beginning
  of period.............................               --        2,046,973      3,003,938                 --         3,003,938
                                             ------------      -----------    -----------       ------------      ------------
Cash and cash equivalents at end of
  period................................    $   2,046,973      $ 3,003,938   $  2,088,226      $   2,088,226      $  1,008,345
                                             ============      ===========    ===========       ============      ============
SUPPLEMENTAL SCHEDULE OF NONCASH
  OPERATING, INVESTING, AND FINANCING
  ACTIVITIES
  Assets acquired pursuant to capital
    leases..............................    $          --      $ 1,244,179   $    995,615      $   2,239,794      $    549,162
  Warrants and stock issued in exchange
    for technology......................               --               --         97,352             97,352            97,352
  Interest paid.........................               --           82,024        165,613            247,637            67,120


                                                            PERIOD FROM
                                                         SEPTEMBER 8, 1994
                                                        (DATE OF INCEPTION)
                                             1997        TO JUNE 30, 1997
                                          -----------   -------------------
                                          (UNAUDITED)       (UNAUDITED)
                                         <
OPERATING ACTIVITIES
Net (loss) income.......................  $    32,413      $  (9,253,573)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization.........      457,530          1,325,526
  In-process research and development...           --            428,059
  Equity instruments granted in exchange
    for services and technology.........      245,784            357,073
  Amortization of deferred
    compensation........................      371,210            371,210
  Changes in certain assets and
    liabilities:
    Accounts receivable.................      271,311           (415,737)
    Interest receivable.................           --                 --
    Prepaid expenses....................     (143,226)          (406,520)
    Other assets........................     (471,325)          (444,209)
    Accounts payable and accrued
      expenses..........................      (60,064)           694,871
    Deferred revenue....................       26,972          1,345,102
                                          -----------       ------------
Net cash provided by (used in) operating
  activities............................      730,605         (5,998,198)
INVESTING ACTIVITIES
Purchases of securities available-for-
  sale..................................   (7,444,633)       (35,869,472)
Proceeds from maturities of securities
  available-for-sale....................    2,800,000         21,367,751
Purchases of property and equipment.....     (544,172)        (1,385,633)
Cash acquired in acquisitions...........           --             29,939
                                          -----------       ------------
Net cash provided by (used in) investing
  activities............................   (5,188,805)       (15,857,415)
FINANCING ACTIVITIES
Proceeds from issuance of convertible
  preferred stock.......................  $        --      $  20,125,456
Borrowings from collaborative
  agreement.............................    3,000,000          3,000,000
Proceeds from issuance of common
  stock.................................       27,648            103,683
Proceeds from issuance of warrants......           --              1,364
Repurchase of common stock..............           --                (55)
Principal payments on capital leases....     (362,423)          (939,105)
Payments on notes due to stockholders...           --           (140,479)
                                          -----------       ------------
Net cash provided by financing
  activities............................    2,665,225         22,150,864
Net increase (decrease) in cash and cash
  equivalents...........................   (1,792,975)           295,251
Cash and cash equivalents at beginning
  of period.............................    2,088,226                 --
                                          -----------       ------------
Cash and cash equivalents at end of
  period................................  $   295,251      $     295,251
                                          ===========       ============
SUPPLEMENTAL SCHEDULE OF NONCASH
  OPERATING, INVESTING, AND FINANCING
  ACTIVITIES
  Assets acquired pursuant to capital
    leases..............................  $ 1,593,294      $   3,833,088
  Warrants and stock issued in exchange
    for technology......................       37,496            134,848
  Interest paid.........................      155,571            403,208

                            See accompanying notes.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
               INFORMATION AS OF JUNE 30, 1997 FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Activities

     Corixa Corporation (the Company), a development stage company, is focused on the discovery and early clinical development of vaccine products that induce specific and potent pathogen- or tumor-reactive T lymphocyte (T cell) responses for the treatment and prevention of cancers and certain infectious diseases. The Company employs the following three proprietary core technology platforms, which together comprise the elements the Company believes are necessary for effective T cell vaccines: (i) microsphere delivery systems that specifically activate appropriate T cell responses; (ii) adjuvants that specifically enhance appropriate T cell responses; and (iii) disease-specific antigens that are essential to elicit appropriate T cell responses. Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility.

  Interim Financial Information

     The financial information at June 30, 1997 and for the six months ended June 30, 1996 and 1997 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year.

  Cash and Cash Equivalents

     All short-term investments, which consist primarily of bankers' acceptances and certificates of deposit, with maturities of three months or less at date of purchase are considered to be cash equivalents. The amounts are recorded at cost, which approximates fair market value.

  Securities Available-for-Sale

     The Company's investment portfolio is classified as available-for-sale, and such securities are stated at fair value, with the unrealized gains and losses reflected in stockholders' equity. Interest earned on securities is included in interest income. The amortized cost of investments is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretions are included in interest income. The cost of securities sold is calculated using the specific identification method.

  Management of Credit Risk

     The Company is subject to concentration of credit risk, primarily from its cash investments. Credit risk for cash investments is managed by purchase of investment grade securities and diversification of the investment portfolio among issuers and maturities.

  Property and Equipment

     Property and equipment is stated at cost and is depreciated on the straight-line method over the assets' estimated useful lives, which range from three to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease. Amortization of assets recorded under capital leases is included in depreciation.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). The Company has adopted the disclosure-only provisions of Statement 123, and applies Accounting Principles Board Opinion No. 25 (APB 25) and related Interpretations in accounting for its stock option plans. Accordingly, the Company's stock-based compensation expense is recognized based on the intrinsic value of the option on the date of grant. Pro forma disclosure of net loss and earnings per share under Statement 123 is provided in
Note 5 to the financial statements.

     The Company records deferred compensation for the difference between the exercise price and the deemed fair value for financial reporting purposes of stock options granted. The compensation expense related to such grants is amortized over the vesting period.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Other Financial Instruments

     At December 31, 1996 and June 30, 1997, the carrying value of financial instruments such as receivables and payables approximated their fair values, based on the short-term maturities of these instruments. Additionally, the carrying value of long-term liabilities approximated fair values because the underlying interest rates reflect market rates at the balance sheet dates.

  Investment in GenQuest

     The Company's preferred stock investment in GenQuest, which constitutes less than 20% of the voting stock of GenQuest, is accounted for using the cost method. The carrying value of this investment is zero. See Note 9.

  Revenues

     Revenue under collaborative agreements typically consists of nonrefundable up-front fees, ongoing research and development payments, and milestone and royalty payments. Revenue from nonrefundable up-front fees is recognized upon satisfaction of related obligations. Revenue from ongoing research and co-development payments is recognized ratably over the term of the agreement, as the Company believes such payments will approximate the research and development expense being incurred associated with the agreement. Revenue from milestone, royalty, and other contingent payments will be recognized as earned. Advance payments received under any agreements in excess of amounts earned are recorded as deferred revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred.

  Research and Development Expenses

     Research and development costs are expensed as incurred.

  Income Taxes

     The Company accounts for income taxes using the liability method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Historical and Pro Forma Net Income (Loss) Per Share

     Historical net income (loss) per share is based on the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares from preferred stock, stock options, and warrants are not included in the per share calculation when the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, for pro forma purposes, common and common equivalent shares issued during the 12-month period immediately preceding the Company's initial public offering have been included in the calculation as if they were outstanding for all periods prior to the initial public offering using the treasury stock method, even though their inclusion would be antidilutive. In addition, for pro forma purposes, all outstanding shares of convertible preferred stock are assumed to have been converted to common stock at the time of issuance. Historical net loss per share for the periods ended December 31, 1996, 1995 and 1994 were $1.23, $1.24 and $0.30, respectively.

  Reclassifications

     Certain reclassifications have been made to the prior years' financial statements to conform to the 1996 presentation.

2. ACQUISITIONS

     The Company acquired two companies in 1994. The acquisitions were accounted for using the purchase method of accounting, whereby the purchase prices were allocated to the assets acquired and liabilities assumed based on their relative fair values. The excess of the cost over the fair value of net assets acquired was accounted for as in-process research and development, which was expensed.

     Iasys Corporation: In September 1994, the Company acquired all of the outstanding common stock of Iasys Corporation (Iasys). The purchase price consisted of 115,863 shares of the Company's common stock valued at an aggregate of $1,912 and the assumption of certain liabilities principally related to intellectual property and start-up costs approximating $200,300. These liabilities were paid during 1994. In 1995, Iasys was merged into the Company.

     Actigen, Inc.: In December 1994, the Company acquired all of the outstanding common stock of Actigen, Inc. (Actigen). The purchase price consisted of issuing 62,674 shares of the Company's Series A Preferred Stock valued at an aggregate of $206,824, a note payable of $42,500, and the assumption of certain liabilities approximating $121,500. The note payable was repaid in 1995. In 1996, Actigen was merged into the Company.

     The Company acquired all of the capital stock of Actigen and Iasys. In conjunction with these acquisitions, assets acquired and liabilities assumed were as follows:

            Fair value of assets and research and development
              acquired................................................  $573,018
            Fair value of preferred stock issued......................   206,824
            Fair value of common stock issued.........................     1,912
            Notes payable issued......................................    42,500
            Liabilities assumed.......................................   321,782

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. SECURITIES AVAILABLE-FOR-SALE

     Securities available-for-sale consist of the following:

                                                               GROSS        GROSS
                                                 MARKET      UNREALIZED   UNREALIZED    AMORTIZED
                                                  VALUE        GAINS        LOSSES        COST
                                               -----------   ----------   ----------   -----------
    December 31, 1995
    U.S. Treasury obligations................  $ 7,768,727    $ 14,338     $  (1,109)  $ 7,755,498
                                               ===========     =======      ========   ===========
    December 31, 1996
    U.S. Treasury obligations................  $ 9,845,180    $    842     $ (12,750)  $ 9,857,088
                                               ===========     =======      ========   ===========
    June 30, 1997
    U.S. Treasury obligations................  $14,751,336    $      7     $ (41,835)  $14,793,164
                                               ===========     =======      ========   ===========

     There were no realized gains or losses on sales of available-for-sale securities for the years ended December 31, 1995 and 1996. All securities available-for-sale mature within one year.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                               DECEMBER 31
                                                         -----------------------    JUNE 30,
                                                            1995         1996         1997
                                                         ----------   ----------   ----------
    Laboratory equipment...............................  $1,253,887   $2,088,170   $3,606,780
    Computers..........................................     170,188      370,471      500,909
    Leasehold improvements.............................     124,272      628,940    1,114,263
                                                         -----------  ----------   ----------
                                                          1,548,347    3,087,581    5,221,952
    Accumulated depreciation and amortization..........     279,279      850,385    1,304,820
                                                         -----------  ----------   ----------
                                                         $1,269,068   $2,237,196   $3,917,132
                                                         ===========  ==========   ==========

     At December 31, 1996 and June 30, 1997, the Company held equipment under capitalized leases with an original cost of $2,295,831 and $3,991,782, respectively, and a net book value of $1,595,970 and $2,891,924, respectively. These leases are secured by the underlying assets.

5. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     Holders of shares of Series A Preferred Stock and Series B Preferred Stock (Series A shares and Series B shares) are entitled to receive cash dividends at the rate of $0.26 per share and $0.79 per share, respectively. Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. As of June 30, 1997, the Board has not declared any dividends.

     Series A shares and Series B shares are entitled to equal votes with the common stock on ordinary course matters and have the right to vote separately as a single class on certain material events, and, at the option of the holder, may be converted at any time into common stock. The conversion ratios at December 31, 1996 and June 30, 1997 were 1-for-1. The conversion rate may be adjusted from time to time, based on provisions included in the Company's Amended and Restated Certificate of Incorporation. Each Series A share and Series B share shall be converted into shares of common stock, based on the then-effective respective conversion prices of the Series A shares and Series B shares, automatically upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933,

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

as amended, covering the offer and sale of Common Stock for the account of the Company in which the per share price is at least $23.10 and the gross cash proceeds to the Company are at least $10,000,000, or upon the consent of a majority of the holders of such shares, which consent the Company has solicited and received; see Note 11.

     Series A shares and B shares also have preferential liquidation rights over common stock. In the event of liquidation, holders of Series A shares shall be entitled to be paid out of the assets of the Company an amount per share equal to the sum of $3.30 per share, plus all declared and unpaid dividends, if any. After the payment of the full liquidation preference of the Series A shares, the holders of Series B shares shall be entitled to be paid out of the assets of the Company legally available for distribution, an amount per share equal to the sum of $9.90 per share plus all declared and unpaid dividends on such shares. Any remaining assets of the Company shall be distributed ratably to the holders of the common stock, Series A shares, and Series B shares, up to an aggregate of $9.90 per common share and $29.70 per share for Series A shares and Series B shares, respectively, on an as if converted to common stock basis.

  Stock Option Plan

     The Company has a stock option plan under which an aggregate of 1,310,981 shares of common stock were reserved for grants to employees, members of the Board of Directors, and consultants. Options granted under this plan may be designated as incentive or nonqualified at the discretion of the Plan Administrator. Refer to Note 11 for the July 1997 amendment to the Plan.

     Generally, the options vest over a four-year period with 25% vesting in the first year and the remainder vesting monthly thereafter. All options expire no later than ten years from the date of grant. Incentive stock options are exercisable at not less than the fair market value of the stock at the date of grant, and nonqualified stock options are exercisable at prices determined at the discretion of the Plan Administrator, but not less than 85% of the fair market value of the stock at the date of grant. The Plan allows option holders to exercise options prior to vesting, but the stock received is subject to repurchase by the Company at the original purchase price in the event of termination. The repurchase rights expire according to the original option vesting terms.

     A summary of the Company's stock option activity and related information follows:

                                                                                    WEIGHTED
                                                   SHARES UNDER                     AVERAGE
                                                   OUTSTANDING       PRICE PER      EXERCISE
                                                     OPTIONS           SHARE         PRICE
                                                  --------------     ----------     --------
          Options granted.....................         167,127       $     0.33      $ 0.33
                                                     ---------          -------         ---
        Balance at December 31, 1994..........         167,127             0.33        0.33
          Options granted.....................         341,643             0.33        0.33
          Options canceled....................         (11,969)            0.33        0.33
                                                     ---------          -------         ---
        Balance at December 31, 1995..........         496,801             0.33        0.33
          Options granted.....................         182,413        0.33-0.99        0.58
          Options exercised...................         (67,999)            0.33        0.33
          Options canceled....................          (6,090)       0.33-0.99        0.38
                                                     ---------          -------         ---
        Balance at December 31, 1996..........         605,125        0.33-0.99        0.40
          Options granted (unaudited).........         645,004             0.99        0.99
          Options exercised (unaudited).......         (49,329)       0.33-0.99        0.56
          Options canceled (unaudited)........         (13,186)       0.33-0.99        0.50
                                                     ---------          -------         ---
        Balance at June 30, 1997
          (unaudited).........................       1,187,614        0.33-0.99        0.71
                                                     =========          =======         ===

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Deferred compensation of approximately $3.9 million was recorded during the six months ended June 30, 1997 representing the difference between the exercise prices of options granted during that period and the deemed fair market value.

     Options considered fully vested as of December 31, 1995, 1996, and June 30, 1997 were 48,048, 246,806, and 378,334, respectively, at weighted average exercise prices of $0.33, $0.34, and $0.41, respectively. Options exercised as of December 31, 1996 and June 30, 1997 for which the underlying stock continues to be restricted amounted to 34,281 and 56,969, respectively. The weighted average remaining contractual life of the outstanding options at December 31, 1995 and 1996 was 9.3 years and 8.6 years, respectively. At December 31, 1996 and June 30, 1997, options for 637,857 shares and 6,039 shares, respectively, remain available for grant.

     The weighted average fair value of options granted during 1995 and 1996 was $0.11 and $0.17 per option, respectively.

     Pro forma information regarding net income and earnings per share required by Statement 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions on the option grant date: risk-free interest rates of 6.3% to 6.5%, expected volatility of 0.0%, expected option life of four years, and a dividend yield of 0.0%

     Under Statement 123, if the Company had elected to recognize the compensation cost based upon the fair value of the options granted at the grant date, net income would have been reduced as follows (the estimated fair value of the options is amortized to expense over the options' vesting period or upon the achievement of certain milestones):

                                                          YEAR ENDED DECEMBER 31,
                                                        ---------------------------
                                                           1995            1996
                                                        -----------     -----------
            Net loss:
              As reported.............................  $(4,149,973)    $(4,146,763)
              Pro forma...............................  $(4,158,556)    $(4,170,558)
            Net loss per share:
              As reported.............................    $(1.24)         $(1.23)
              Pro forma...............................    $(1.24)         $(1.24)

     The Statement 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which Statement 123 calculations are phased in over time.

  Stock Warrants

     In connection with sales of Series A shares in 1995 and 1994, the Company issued stock warrants to certain stockholders at an aggregate purchase price of $0.003 per share to purchase 413,191 shares of common stock at an exercise price of $0.33 per share. These warrants expire in 2004 and 2005.

     During 1996, the Company issued warrants to purchase 114,342 shares of common stock at exercise prices ranging from $0.003 to $6.60 per share and 163,636 Series A shares at an exercise price of $6.60 per share. These warrants were issued in connection with certain collaborative agreements and the leasing of office and research facilities. The weighted average grant-date fair value ranged from $0.99 to negligible per share, and negligible per share for common stock and Series A shares, respectively. Vesting of 75,757 warrants to purchase common stock and 163,636 warrants to purchase Series A shares is contingent upon the achievement of certain milestones. The Company has recognized research and development expense for the calculated fair

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

value of those warrants (warrants to purchase 61,321 and 42,424 common shares and Series A shares, respectively) for which milestone achievement was deemed probable by management at December 31, 1996. Final valuation will be calculated at the actual achievement of these milestones based on the fair value of the underlying stock at that date.

     Warrants to purchase 31,818 shares of Series A Preferred Stock were issued in 1994. (See Note 7.) Warrants to purchase 454,533 shares of Series B Preferred Stock were issued in 1996. (See Note 9.)

     Total common stock, Series A share and Series B share warrants outstanding at December 31, 1996 and June 30, 1997 were 527,533, 195,454, and 454,533, respectively, at weighted average exercise prices of $2.24, $6.07, and $9.90 per share, respectively.

  Stock Repurchase Agreements

     Since its inception, the Company has sold approximately 945,185 shares of common stock at a price of $0.017 per share to employees and scientific founders of the Company under agreements which allow the Company, at its option, to repurchase the shares at the original purchase price if the employment or consulting relationship with the Company ceases for any reason. Under the repurchase agreements, the shares subject to repurchase are generally reduced in cumulative pro rata increments over a four-year period beginning at the issuance date. As of December 31, 1996 and June 30, 1997, 413,516 shares and 295,369 shares, respectively, were subject to repurchase.

     Under the terms of all of the repurchase agreements, if the Company is acquired by merger, consolidation, or sale of assets, the repurchase agreements will cease to apply.

  Shares Reserved

     Common stock was reserved for the following purposes:

                                                                DECEMBER 31,     JUNE 30,
                                                                    1996           1997
                                                                ------------     ---------
    Conversion of preferred stock.............................    5,151,181      5,151,181
    Warrants to purchase preferred stock which are convertible
      to common...............................................      649,987        649,987
    Stock options.............................................    1,242,982      1,193,653
    Warrants to purchase common stock.........................      527,533        527,533
    License, technology, and patent rights agreements.........       54,545         34,848
                                                                 ----------      ----------
                                                                  7,626,228      7,557,202

6. INCOME TAXES

     At December 31, 1996 and June 30, 1997, the Company had net operating loss carryforwards of approximately $7,490,000 and $6,621,000, respectively, and research and experimentation credit carryforwards of approximately $314,000 and $908,000, respectively, which are available to offset future federal taxable income and income taxes, respectively, if any, through 2009. Utilization of federal income tax and research and development tax credit carryforwards is subject to limitations under applicable regulations in effect under the Internal Revenue Code of 1986, as amended. Accordingly, the Company's use of losses incurred through the date of this ownership change may be limited during the carryforward period.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

realizing the benefits of the assets. The valuation allowance for deferred tax assets increased $1,528,000, $1,475,000, and $396,000 during 1995, 1996, and the six months ended June 30, 1997, respectively. The effects of temporary differences that give rise to deferred tax assets are as follows:

                                                          DECEMBER 31
                                                  ---------------------------      JUNE 30,
                                                     1995            1996            1997
                                                  -----------     -----------     -----------
    Deferred tax assets:
      Net operating loss carryforwards..........  $ 1,565,000     $ 2,547,000     $ 2,251,000
      Research and experimentation credit and
         foreign tax credit carryforwards.......      144,000         339,000         933,000
      Deferred revenue..........................      140,000         448,000         457,000
      Other.....................................       15,000          33,000         112,000
                                                  -----------     -----------     -----------
                                                    1,864,000       3,367,000       3,753,000
    Deferred tax liabilities:
      Depreciation..............................        6,000          34,000          24,000
                                                  -----------     -----------     -----------
      Net deferred tax asset....................    1,858,000       3,333,000       3,729,000
      Less valuation allowance..................   (1,858,000)     (3,333,000)     (3,729,000)
                                                  -----------     -----------     -----------
    Net deferred tax assets.....................  $         0     $         0     $         0
                                                  ===========     ===========     ===========

7. LONG-TERM OBLIGATIONS AND COMMITMENTS

                                                          DECEMBER 31
                                                  ---------------------------      JUNE 30,
                                                     1995            1996            1997
                                                  -----------     -----------     -----------
    Capital lease obligations...................  $ 1,092,824     $ 1,663,112     $ 2,893,985
    Advance from corporate partner..............           --              --       3,000,000
                                                  -----------     -----------     -----------
                                                    1,092,824       1,663,112       5,893,985
    Less current portion of capital lease
      obligations...............................      276,936         487,758         808,162
                                                  -----------     -----------     -----------
                                                  $   815,888     $ 1,175,354     $ 5,085,823
                                                  ===========     ===========     ===========

     In December 1994, the Company entered into a master lease agreement to lease certain equipment. In connection with the draw down of the this lease line in 1994, the Company issued the lessor warrants to purchase 31,818 shares of the Company's Series A Preferred Stock at $3.30 per share. The term of the warrants is either ten years from the date of issuance or five years from the effective date of an initial public offering by the Company, whichever is longer. The term may expire sooner if certain conditions, as defined in the warrant agreement, are met.

     A $1,500,000 lease line was obtained in 1996, of which approximately $1,200,000 remained available at December 31, 1996. In March 1997, the remaining lease line was renegotiated to $1,450,000, of which approximately $721,000 remained available at June 30, 1997. Both leases are secured by the underlying equipment.

     The $3 million advance from the corporate partner at June 30, 1997 represents payments received in exchange for options to license two of Corixa's early-state cancer targets. Refer to Note 8 with regard to the future application of the advance.

     The Company rents office and research facilities under noncancelable operating leases which expire in January 2005. The Company has issued an irrevocable standby letter of credit in the amount of $750,000 as security deposit on the lease. The Company has options to renew the lease for two additional terms of five years each.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Minimum future rental payments under all lease agreements at December 31, 1996 are as follows:

                                                                  CAPITAL        OPERATING
                      YEAR ENDED DECEMBER 31,                      LEASES         LEASES
    -----------------------------------------------------------  ----------     -----------
    1997.......................................................  $  635,371     $ 1,024,606
    1998.......................................................     693,132       1,319,393
    1999.......................................................     457,571       2,424,681
    2000.......................................................     187,443       2,514,227
    2001.......................................................          --       2,589,654
    Thereafter.................................................          --       8,332,779
                                                                 ----------     -----------
    Total minimum payments.....................................   1,973,517     $18,205,340
                                                                                ===========
    Less interest..............................................     310,405
                                                                 ----------
    Present value of minimum lease payments....................   1,663,112
    Less current portion.......................................     487,758
                                                                 ----------
    Capital lease obligations, less current portion............  $1,175,354
                                                                 ==========

     Rent expense was $364,240, $638,037, and $768,803 for the years ended December 31, 1995, 1996, and the six-month period ended June 30, 1997, respectively.

8. SCIENTIFIC COLLABORATIVE AND LICENSE AGREEMENTS

     The Company has various collaborative research agreements with academic universities and research institutions, which expire at various intervals through 1999. Certain agreements stipulate the reimbursement by the Company of research costs incurred by these universities and institutions on behalf of the Company. Included in research and development expenses for the years ended December 31, 1995 and 1996 and the six-month period ended June 30, 1997 are reimbursements approximating $900,000, $1,400,000, and $827,000, respectively. As of December 31, 1996, the Company is committed to reimburse the universities and institutions $650,000 and $65,000 in 1997 and 1998, respectively. As of June 30, 1997, the Company is obligated to reimburse the universities and institutions $348,000, $14,500, and $33,000 in 1997, 1998, and 1999,
respectively.

     The Company has entered into certain license agreements and obtained options to negotiate license agreements under the terms of which the Company received license, technology, and patent rights. During 1995 and 1996 and the six-month period ended June 30, 1997, the Company paid initial license and/or option fees approximating $80,000, $185,000, and $145,000, respectively, and issued 36,363 and 33,328 shares of common stock during 1995 and 1996, respectively, (plus a commitment to issue an additional 33,333 and 21,212 shares, respectively, upon the achievement of certain events of which 19,697 were issued in 1997) for such rights. In conjunction with certain 1996 collaboration agreements, the Company also issued options to purchase 129,393 shares of common stock and warrants to purchase 75,757 and 163,636 shares of common stock and Series A Preferred Stock, respectively. See Note 5.

     Certain agreements call for royalty and milestone payments to be paid by the Company. The agreements are for terms from 10 to 17 years or the expiration of the last issued patent within the licensed technology, unless terminated earlier for certain specified events, as defined in the respective agreements.

     Additionally, the Company has entered into research and license agreements and granted options to other parties to negotiate license agreements under the terms of which the Company provides license, technology, and patent rights. Under the terms of the agreements, the Company will receive additional license fees, option fees and/or reimbursement of certain research and development costs through 1998. The agreements provide

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

for one-time payments upon the achievement of certain milestones and the payment of royalties based on product sales.

     The Company entered into an agreement during 1997 with a third party pursuant to which the third party agreed to advance consideration in exchange for exclusive options to license two of Corixa's early-state programs in two cancer targets (see Note 7). In the event such options are exercised, the consideration will be credited against future milestone payments or converted to common stock of Corixa, as per the agreement. If either or both of such options are not exercised or extended between February 28, 1998 and August 18, 1998, the Company will be required to refund the consideration over a three-year period beginning March 2000.

9. INVESTMENTS IN AND AGREEMENTS WITH GENQUEST

     In February 1996, the Company entered a license and research collaboration agreement with GenQuest, Inc., a Delaware corporation (GenQuest) for the purpose of discovering, characterizing, developing, and commercializing novel genes for use in the treatment, prevention, or diagnosis of cancer or pre-neoplastic cell proliferation disease.

     In February 1996, the Company acquired an aggregate of 4,412,613 shares of series A preferred stock of GenQuest in exchange for the transfer of certain intellectual property rights in connection with the collaboration, which shares represent approximately 16% of GenQuest's outstanding capital stock at December 31, 1996. As a result of its ownership of series A preferred stock of GenQuest, the Company has certain registration rights with respect to public offerings of GenQuest and rights of first offer which allow the Company to participate ratably in future issuances of stock to maintain its ownership percentage of GenQuest.

     Additionally, the Company is entitled to voting rights equivalent to the number of shares of common stock of GenQuest into which such shares of series A preferred stock can be converted and is a party to a voting agreement among GenQuest and all but two of its stockholders. Under the terms of the voting agreement, the Company has a right to designate two of seven nominees to the Board of Directors of GenQuest and the stockholders of GenQuest who are parties to the voting agreement have agreed to vote their shares in favor of such nominees. The Company's right to designate such nominees will terminate when the Company owns less than 10% of the voting capital stock of GenQuest.


     In December 1996, the Company and GenQuest amended the license and collaboration agreement and, in connection with this amendment, entered into an administrative services and management agreement. As part of the collaboration, GenQuest has agreed to provide an aggregate of $5.7 million in funding in support of certain research and development projects conducted by the Company and GenQuest on a collaborative basis during a three year research term. Additionally, the Company has agreed that certain administrative and management services will be provided to GenQuest by certain Company employees, including the Company's Chief Executive Officer, Chief Scientific Officer, and Chief Operating Officer, and GenQuest has agreed to reimburse the Company for such services. Either the Company or GenQuest may terminate the license agreement within 30 days after December 31, 1997 if such party believes that the scientific objectives of the collaboration have not been met.


     Under the license agreement, the Company and GenQuest agreed to cross-license certain technologies and products owned or controlled by them as of February 1996 and technologies and products developed under the collaborative research program. The Company is required to pay GenQuest, when product sales commence, certain royalties on sales of products that use technology licensed from GenQuest, and GenQuest is required to pay the Company, when product sales commence, certain royalties on the sale of products that use technology licensed from the Company. In addition, sales of certain products developed by GenQuest using technology developed by the Company in the collaborative research program would be royalty-free.

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In December 1996, in connection with the modification of the collaboration between the Company and GenQuest and the issuance of series B preferred stock of GenQuest to additional investors (18,309,271 shares at $0.50 per share), the Company, GenQuest and certain stockholders of GenQuest entered into a call option agreement. Under the terms of this agreement, the Company has the right to purchase a significant majority of the outstanding shares of GenQuest's capital stock held by the stockholders of GenQuest at a purchase price determined in accordance with a formula stipulated in the agreement. This right becomes effective on the earlier of June 23, 1998, the completion of a 30-day trading period following the Company's initial public offering during which the average closing sale price of a share of the Company's common stock meets the minimum requirement stipulated in the agreement, and a merger of the Company with another entity or a sale of substantially all of the Company's assets, and terminates on the earlier of January 23, 2000, the date that the Company notifies GenQuest that it will not exercise this right, the closing of the initial public offering of GenQuest, and 10 days following a merger of or sale of assets by the Company.

     In conjunction with the relationship between the Company and GenQuest, the Company issued warrants to purchase 454,533 shares of the Company's Series B shares at a price of $9.90 per share. The warrants expire on the earlier of December 23, 2001 or certain events as specified in the warrant agreements. A receivable of $1.14 million from GenQuest, which represents the value of the warrants, is included in equity at December 31, 1996. The receivable will be paid over the three-year funding life of the current collaborative agreement out of the proceeds therefrom. Amounts expected to be applied against the receivable in 1997, 1998 and 1999 approximate $488,432, $325,784 and $325,784, respectively.

     The Company's investment in GenQuest is recorded in the balance sheet at $-0-, which was the historical cost of the technology exchanged for the preferred stock of GenQuest issued to the Company. The Company did not recognize the increased value of its equity investment resulting from the GenQuest issuance of Series B preferred stock due to uncertainty regarding its ultimate realization.


     In 1996, the Company recognized other income of $300,000 as a result of administrative services provided to GenQuest.



     During the six months ended June 30, 1997, the Company recognized collaborative revenue and research and development expenses of approximately $831,000 and $1 million, respectively. In conjunction with its collaborative agreement with GenQuest, the Company also recognized other income of approximately $162,500 as a result of administrative services provided to GenQuest during the six months ended June 30, 1997.


10. 401(K) PLAN

     The Company has a 401(k) defined contribution plan (the Plan), as defined by the Internal Revenue Code. The Plan is for the benefit of all qualifying employees and permits voluntary contributions (by the employees) of up to 15% of their base salary (as defined by the Plan). Currently, the Company does not match contributions.


11. SUBSEQUENT EVENTS


  Initial Public Offering

     On July 25, 1997, the Company's Board of Directors authorized the Company to file a Registration Statement with the Securities and Exchange Commission to permit the Company to proceed with an initial public offering of its common stock (the Offering). In connection with the Offering, the Company's Board of Directors and stockholders authorized a class of 10,000,000 shares of Preferred Stock and approved a reverse stock split of the outstanding shares of common stock and convertible preferred stock on the basis of one new share of stock for every 3.3 outstanding shares of stock. The reverse stock split will become effective at the time an Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Delaware. All outstanding convertible preferred stock, common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to financial statements have been retroactively adjusted to give effect to the reverse stock split.


     In addition, in connection with the Offering, the Company has solicited and received the consent of the holders of the Series A shares and Series B shares to the automatic conversion of all of the outstanding Series A shares and Series B shares upon the closing of the Offering. Immediately prior to the closing of the Offering, all outstanding Series A shares will automatically convert into 4,646,131 shares of common stock and all of the outstanding Series B shares will automatically convert to 505,050 shares of common stock (in each case subject to adjustment upon the occurrence of certain dilutive events). Unaudited pro forma stockholders' equity at June 30, 1997, as adjusted for the assumed conversion of the Series A shares and Series B shares, is set forth in the accompanying balance sheet.


  Amended Stock Option Plan

     On July 25, 1997, the Company amended and restated the 1994 Plan, whereby the number of shares authorized under the 1994 Plan was increased by 700,000 shares and is subject to automatic increase on the first trading day of each of the ten calendar years beginning in 1998 and ending in 2007, in an amount equal to 3% of the number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 500,000 shares each year over the ten-year period.

  1997 Employee Stock Purchase Plan

     On July 25, 1997, the Company adopted the 1997 Employee Stock Purchase Plan (the Purchase Plan). A total of 125,000 shares of common stock are reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the fair market value of the Company's common stock on the first day or the last day of the applicable six-month offering period, whichever is lower. The Purchase Plan will begin on the effective date of the Company's initial public offering.

     The number of authorized shares is subject to automatic increase on the first trading day of each of the 20 calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance is less than 1% of the outstanding common stock, the number of shares reserved for issuance shall be increased until it equals 1% of the outstanding common stock (up to a maximum of 125,000 in any calendar year), or such lower amount as determined by the Board of Directors. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of 20 years.

  1997 Directors' Stock Option Plan

     The Directors' Plan was adopted by the Company on July 25, 1997. A total of 200,000 shares of common stock has been reserved for issuance under the Directors' Plan. The number of authorized shares is subject to automatic increase, on the first trading day of each of the five calendar years beginning in 1998 and ending in 2002 in an amount equal to 50,000 shares of common stock or such lesser amount as the Board of Directors may establish. The Directors' Plan provides for the grant of nonqualified stock options (NSOs) to nonemployee directors of the Company. The Directors' Plan provides that each person who is a nonemployee director on the date of the offering and each person who first becomes a nonemployee director of the Company after the date of the offering shall be granted NSOs to purchase 15,000 shares of common stock (the First Option). Thereafter, on the date of each annual meeting of the Company's stockholders, commencing in 1998, each nonemployee director shall be automatically granted an additional option to purchase 5,000 shares of common stock (a Subsequent Option) if, on such date, he or she shall have served on the Company's Board of

                               CORIXA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Directors for at least six months. The First Options and Subsequent Options generally vest over 36 and 12 months, respectively, and have 10-year terms. The exercise price of such options shall be equal to the fair market value of the Company's common stock on the date of grant of the option. The Plan has a 10-year term unless terminated earlier.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary..................       3
Risk Factors........................       6
Use of Proceeds.....................      18
Dividend Policy.....................      18
Capitalization......................      19
Dilution............................      20
Selected Financial Data.............      21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................      22
Business............................      26
Management..........................      52
Certain Transactions................      60
Principal Stockholders..............      63
Description of Capital Stock........      65
Shares Eligible for Future Sale.....      69
Underwriting........................      71
Legal Matters.......................      72
Experts.............................      73
Additional Information..............      73
Glossary of Scientific Terms........      74
Index to Financial Statements.......     F-1

                               ------------------

     UNTIL        , 1997 (25 DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                                2,750,000 SHARES

                                 [CORIXA LOGO]

                               CORIXA CORPORATION

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                                        , 1997

                          ---------------------------
                                LEHMAN BROTHERS
                            INVEMED ASSOCIATES, INC.
                     VECTOR SECURITIES INTERNATIONAL, INC.

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                              AMOUNT
                                                                            TO BE PAID
                                                                            ----------
        SEC registration fee..............................................   $  13,417
        NASD filing fee...................................................       4,928
        Nasdaq listing fee................................................      44,986
        Printing and engraving expenses...................................     205,000
        Legal fees and expenses...........................................     330,000
        Accounting fees and expenses......................................     160,000
        Blue Sky qualification fees and expenses..........................       5,000
        Transfer Agent and Registrar fees.................................      10,500
        Miscellaneous fees and expenses...................................      26,169
                  Total...................................................   $ 800,000

---------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify officers, employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
(iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees.

     The Registrant's policy is to enter into indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other Company or enterprise when they are serving in such capacities at the request of the Registrant. The Company will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Company's Bylaws or any statute or law. Under the agreements, the Company is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; (iii) with respect to any proceeding brought by the Company against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Company or its stockholders; (viii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Company or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors, may be sufficiently broad to permit indemnification of the Registrant's directors for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Since September 8, 1994 (the date of incorporation of the Company), the Company has issued and sold the following securities:

          1. In September 1994, the Company issued and sold an aggregate of 2,338,048 shares of Common Stock to nine founders at a purchase price of $0.017 per share.

          2. On September 30, 1994, the Company issued 115,863 shares of Common Stock in connection with the merger of Iasys Corporation with and into the Company, in addition the Company repurchased 3,333 shares of common stock from Iasys.

          3. From September 30, 1994 to March 31, 1995, the Company issued and sold, pursuant to a Series A Preferred Stock Purchase Agreement, an aggregate of 4,646,131 shares of Series A Preferred Stock to 16 investors at a purchase price of $3.30 per share.

          4. From December 2, 1994 to January 4, 1995, the Company issued warrants to purchase an aggregate of 413,191 shares of Common Stock at an exercise price of $0.33 per share.

          5. On December 9, 1994, January 1, 1996 and April 1, 1996, the Company issued warrants to purchase an aggregate of 195,454 shares of Series A Preferred Stock at exercise prices ranging from $3.30 to $6.60.


          6. From January 1, 1995 to August 20, 1997, the Company issued 77,264 shares of Common Stock at values ranging from $0.33 per share to $8.25 per share in connection with the entering into of certain collaboration agreements and the reaching of certain milestones or other events pursuant to such agreements.


          7. On October 1, 1995, the Company transferred 5,871 shares of Common Stock to the Seattle Biomedical Research Institute ("SBRI") and an individual affiliated with SBRI, 2,537 of which represent a new issuance, in exchange for certain intellectual property rights.

          8. On May 10, 1996, the Company issued and sold, pursuant to a Series B Preferred Stock Purchase Agreement, an aggregate of 505,050 shares of Series B Preferred Stock to one investor at a per share price of $9.90.

          9. On May 20, 1996 and May 31, 1996, the Company issued warrants to purchase 38,585 shares of Common Stock at an exercise price of $6.60 per share.

          10. On May 22, 1996, the Company issued a warrant to purchase 75,757 shares of Common Stock at an exercise price of $0.003 per share.

          11. On December 23, 1996, the Company issued warrants to each holder of Series B Preferred Stock of GenQuest to purchase up to an aggregate of 454,533 shares of the Company's Series B Preferred Stock at an exercise price of $9.90 per share.


          12. From February 1, 1996 through June 30, 1997, the Company issued 117,327 shares of Common Stock at a weighted average exercise price of $0.43 per share to eleven employees, directors and consultants, pursuant to the exercise of stock options granted under the 1994 Plan.


     The sales and issuances of securities in the transaction described in paragraphs 1-10 were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The sales and issuances of securities in the transaction described in paragraph 11 were deemed to be exempt from registration under the Securities Act, by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates, options and warrants issued in such transactions. All recipients had adequate access, through their employment or other relationships with the Company, to information about the Company.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


    NUMBER                                       DESCRIPTION
    -------     -----------------------------------------------------------------------------
      1.1*      Form of Underwriting Agreement
      3.1       Amended and Restated Certificate of Incorporation of Registrant
      3.2       Form of Amended and Restated Certificate of Incorporation of Registrant to be
                filed with the Delaware Secretary of State
      3.3*      Bylaws of Registrant
      4.1*      Specimen Common Stock Certificate
      5.1*      Opinion of Venture Law Group, A Professional Corporation
     10.1*      1994 Amended and Restated Stock Option and Restricted Stock Plan and forms of stock purchase and stock option agreement
     10.2*      1997 Directors' Stock Option Plan and form of stock option agreement
     10.3*      1997 Employee Stock Purchase Plan and form of subscription agreement
     10.4*      Corixa Corporation 401(k) Savings & Retirement Plan
     10.5*      Form of Indemnification Agreement
     10.6*      Amended and Restated Investors' Rights Agreement dated as of May 10, 1996 between Registrant and certain holders of its capital stock
     10.7*      Lease Agreement dated October 28, 1994 and amended December 29, 1995 between
                Registrant and Fred Hutchinson Cancer Research Center
     10.8*      Lease Agreement dated May 31, 1996 between Registrant and Health Science
                Properties, Inc.
     10.9+      Tuberculosis Collaboration and License Agreement between Registrant and
                SmithKline Beecham Biologicals S.A. dated October 6, 1995
    10.10+*     Tuberculosis Collaboration and License Agreement Extension between Registrant and SmithKline Beecham Biologicals S.A. dated February 25, 1997

    NUMBER                                       DESCRIPTION
    -------     -----------------------------------------------------------------------------
     10.11+     Option Agreement between Registrant and SmithKline Beecham Biologicals S.A.
                dated March 1, 1997
    10.12+*     Special Biologicals and Material Transfer Agreement between Registrant and
                SmithKline Beecham Biologicals S.A. dated March 1, 1997
     10.13+     Breast Cancer Collaboration and License Agreement between Registrant and
                SmithKline Beecham Biologicals S.A. dated March 1, 1997
     10.14+     Prostate Cancer Collaboration and License Agreement between Registrant and
                SmithKline Beecham Biologicals S.A. dated March 1, 1997
     10.15+     Research Collaboration and License Agreement between Registrant and CellPro,
                Incorporated dated November 1, 1995
    10.16+*     First Amendment to Research Collaboration and License Agreement between
                Registrant and CellPro, Incorporated dated January 1, 1997
    10.17+*     Research Agreement between Registrant and ZymoGenetics, Inc. dated September
                30, 1996
     10.18+     Licensing Agreement between Registrant and Dana-Farber Cancer Institute, Inc.
                dated January 1, 1995
     10.19+     License, Development and Supply Agreement between Registrant and Abbott
                Laboratories dated July 24, 1997
     10.20+     Option and License Agreement between Registrant and Pasteur Merieux Connaught dated December 23, 1996
     10.21*     Amendment to Option and License Agreement between Registrant and Pasteur
                Merieux Connaught dated March 28, 1997
     10.22+     Amended and Restated License and Research Collaboration Agreement dated
                December 23, 1996 between Registrant and GenQuest, Inc.
    10.23+*     Amendment No. 1 to the Amended and Restated License and Research
                Collaboration Agreement dated January 1, 1997 by and between Registrant and
                GenQuest, Inc.
     10.24      Form of Amended and Restated Call Option Agreement dated December 23, 1996 by and among Registrant, GenQuest, Inc. and investors of GenQuest listed on
                Exhibit A thereto
     10.25+     Amended and Restated Administrative Services and Management Agreement dated
                December 23, 1996 by and between Registrant and GenQuest, Inc.
     10.26+     Amended and Restated Research Services and Intellectual Property Agreement
                effective as of January 1, 1997 by and between Registrant and the Infectious
                Disease Research Institute
     10.27+     License Agreement dated November 20, 1995 by and between Registrant and
                Health Research, Inc.
     10.28*     Amendment No. 1 to License Agreement dated January 1, 1997 by and between
                Registrant and Health Research, Inc.
     10.29+     License Agreement dated May 22, 1996 by and among Registrant, Southern
                Research Institute and University of Alabama at Birmingham Research
                Foundation
    10.30+*     Amendment No. 1 to License Agreement dated April 30, 1997 by and among
                Registrant, Southern Research Institute and University of Alabama at
                Birmingham Research Foundation
     11.1*      Statement of Computation of Pro Forma Net Loss Per Share
     23.1       Consent of Ernst & Young LLP, Independent Auditors
     23.2       Consent of KPMG Peat Marwick LLP, Independent Auditors
     23.3*      Consent of Venture Law Group, A Professional Corporation (included in Exhibit
                5.1)
     24.1*      Power of Attorney (see page II-6)
     27.1*      Financial Data Schedule


---------------
* Previously filed.
+ Confidential treatment requested.

(b) Financial Statement Schedule

     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on this 26th day of September, 1997.


                                          CORIXA CORPORATION

                                          By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                            Steven Gillis
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated below:


                SIGNATURE                                TITLE                     DATE
------------------------------------------    ----------------------------  -------------------

  /s/ STEVEN GILLIS                           President, Chief Executive     September 26, 1997
  ----------------------------------------      Officer and Director
  (Steven Gillis)                               (Principal Executive
                                                Officer)

  /s/ MICHELLE BURRIS*                        Vice President, Finance and    September 26, 1997
  ----------------------------------------      Administration (Principal
  (Michelle Burris)                             Financial and Accounting
                                                Officer)

  /s/ MARK MCDADE*                            Executive Vice President,      September 26, 1997
  ----------------------------------------      Chief
  (Mark McDade)                                 Operating Officer and
                                                Director

  /s/ JOSEPH S. LACOB*                        Chairman of the Board of       September 26, 1997
  ----------------------------------------      Directors
  (Joseph S. Lacob)

  /s/ ARNOLD L. ORONSKY*                      Director                       September 26, 1997
  ----------------------------------------
  (Arnold L. Oronsky)

  /s/ ANDREW E. SENYEI*                       Director                       September 26, 1997
  ----------------------------------------
  (Andrew E. Senyei)

*By: /s/  STEVEN GILLIS
    -------------------------------------
     Steven Gillis, Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
                                                                                       NUMBERED
     NUMBER                                 DESCRIPTION                                 PAGES
    --------     ------------------------------------------------------------------  ------------
     1.1*        Form of Underwriting Agreement....................................
     3.1         Amended and Restated Certificate of Incorporation of Registrant...
     3.2         Form of Amended and Restated Certificate of Incorporation of
                 Registrant to be filed with the Delaware Secretary of State.......
     3.3*        Bylaws of Registrant..............................................
     4.1*        Specimen Common Stock Certificate.................................
     5.1*        Opinion of Venture Law Group, A Professional Corporation..........
    10.1*        1994 Amended and Restated Stock Option and Restricted Stock Plan
                 and forms of stock purchase and stock option agreement............
    10.2*        1997 Directors' Stock Option Plan and form of stock option agreement.........................................................
    10.3*        1997 Employee Stock Purchase Plan and form of subscription agreement.........................................................
    10.4*        Corixa Corporation 401(k) Savings & Retirement Plan...............
    10.5*        Form of Indemnification Agreement.................................
    10.6*        Amended and Restated Investors' Rights Agreement dated as of May
                 10, 1996 between Registrant and certain holders of its capital stock.............................................................
    10.7*        Lease Agreement dated October 28, 1994 and amended December 29,
                 1995 between Registrant and Fred Hutchinson Cancer Research
                 Center............................................................
    10.8*        Lease Agreement dated May 31, 1996 between Registrant and Health
                 Science Properties, Inc...........................................
    10.9+        Tuberculosis Collaboration and License Agreement between
                 Registrant and SmithKline Beecham Biologicals S.A. dated October
                 6, 1995...........................................................
    10.10+*      Tuberculosis Collaboration and License Agreement Extension between
                 Registrant and SmithKline Beecham Biologicals S.A. dated February
                 25, 1997..........................................................
    10.11+       Option Agreement between Registrant and SmithKline Beecham
                 Biologicals S.A. dated March 1, 1997..............................
    10.12+*      Special Biologicals and Material Transfer Agreement between
                 Registrant and SmithKline Beecham Biologicals S.A. dated March 1,
                 1997..............................................................
    10.13+       Breast Cancer Collaboration and License Agreement between
                 Registrant and SmithKline Beecham Biologicals S.A. dated March 1,
                 1997..............................................................
    10.14+       Prostate Cancer Collaboration and License Agreement between
                 Registrant and SmithKline Beecham Biologicals S.A. dated March 1,
                 1997..............................................................
    10.15+       Research Collaboration and License Agreement between Registrant and CellPro, Incorporated dated November 1, 1995..................
    10.16+*      First Amendment to Research Collaboration and License Agreement
                 between Registrant and CellPro, Incorporated dated January 1,
                 1997..............................................................
    10.17+*      Research Agreement between Registrant and ZymoGenetics, Inc. dated
                 September 30, 1996................................................
    10.18+       Licensing Agreement between Registrant and Dana-Farber Cancer
                 Institute, Inc. dated January 1, 1995.............................
    10.19+       License, Development and Supply Agreement between Registrant and
                 Abbott Laboratories dated July 24, 1997...........................
    10.20+       Option and License Agreement between Registrant and Pasteur
                 Merieux Connaught dated December 23, 1996.........................
    10.21*       Amendment to Option and License Agreement between Registrant and
                 Pasteur Merieux Connaught dated March 28, 1997....................

                                                                                     SEQUENTIALLY
                                                                                       NUMBERED
     NUMBER                                 DESCRIPTION                                 PAGES
    --------     ------------------------------------------------------------------  ------------
    10.22+       Amended and Restated License and Research Collaboration Agreement
                 dated December 23, 1996 between Registrant and GenQuest, Inc. ....
    10.23+*      Amendment No. 1 to the Amended and Restated License and Research
                 Collaboration Agreement dated January 1, 1997 by and between
                 Registrant and GenQuest, Inc. ....................................
    10.24        Form of Amended and Restated Call Option Agreement dated December
                 23, 1996 by and among Registrant, GenQuest, Inc. and investors of
                 GenQuest listed on Exhibit A thereto..............................
    10.25+       Amended and Restated Administrative Services and Management
                 Agreement dated December 23, 1996 by and between Registrant and
                 GenQuest, Inc. ...................................................
    10.26+       Amended and Restated Research Services and Intellectual Property
                 Agreement effective as of January 1, 1997 by and between
                 Registrant and the Infectious Disease Research Institute..........
    10.27+       License Agreement dated November 20, 1995 by and between
                 Registrant and Health Research, Inc. .............................
    10.28*       Amendment No. 1 to License Agreement dated January 1, 1997 by and between Registrant and Health Research, Inc. .....................
    10.29+       License Agreement dated May 22, 1996 by and among Registrant,
                 Southern Research Institute and University of Alabama at
                 Birmingham Research Foundation....................................
    10.30+*      Amendment No. 1 to License Agreement dated April 30, 1997 by and among Registrant, Southern Research Institute and University of
                 Alabama at Birmingham Research Foundation.........................
    11.1*        Statement of Computation of Pro Forma Net Loss Per Share..........
    23.1         Consent of Ernst & Young LLP, Independent Auditors................
    23.2         Consent of KPMG Peat Marwick LLP, Independent Auditors............
    23.3*        Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1)...................................................
    24.1*        Power of Attorney (see page II-6).................................
    27.1*        Financial Data Schedule...........................................


---------------
* Previously filed.
+ Confidential treatment requested.